Exhibit 10.10

EXECUTION VERSION

MANAGEMENT AGREEMENT

By and Between

CAESARS BALTIMORE MANAGEMENT COMPANY, LLC,

a Delaware limited liability company

as Manager

and

CBAC GAMING, LLC,

a Delaware limited liability company

as Owner

Dated as of October 23, 2012

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND EXHIBITS	1

1.1	Definitions	1
1.2	Exhibits	1

ARTICLE II.	APPOINTMENT/TERM	2

2.1	Grant of Authority	2
2.2	Limitations on Manager Authority	7
2.3	Other Operations of Manager and Owner	9
2.4	Term	11

ARTICLE III.	FEES AND EXPENSES	11

3.1	Management Fees	11
3.2	Centralized Services Charges	13
3.3	Reimbursable Expenses	13
3.4	Interest	13
3.5	Payment of Fees and Expenses	14
3.6	Application of Payments	14
3.7	Sales and Use Taxes	14

ARTICLE IV.	CENTRALIZED SERVICES	15

4.1	Centralized Services	15
4.2	Modification of Centralized Services	17

ARTICLE V.	OPERATION OF THE MANAGED FACILITIES	17

5.1	Annual Budget	17
5.2	Maintenance and Repair; Capital Improvements	21
5.3	Personnel	22
5.4	Bank Accounts	23
5.5	Funds for Operation of the Managed Facilities	25
5.6	Purchasing	26
5.7	Managed Facilities Parking	27
5.8	Use of Affiliates by Manager	27
5.9	Limitation on Manager’s Obligations	28
5.10	Third-Party Operated Areas	28
5.11	Amenities	29

ARTICLE VI.	APPROVALS	29

6.1	Execution of Agreement Subject to Maryland Gaming Approvals	29
6.2	Modification of Agreement	29

ARTICLE VII.	PROPRIETARY RIGHTS	30

7.1	Service Mark Rights	30
7.2	Use of Service Mark Rights	31
7.3	Rights to Service Mark Rights	31
7.4	Proprietary Information and Systems of Manager or its Affiliates	31

i

ARTICLE VIII.	CONFIDENTIALITY	34

8.1	Disclosure by Owner	34
8.2	Disclosure by Manager	35
8.3	Public Statements	35
8.4	Cumulative Remedies	35
8.5	Survival	36

ARTICLE IX.	MARKETING	36

9.1	Marketing	36

ARTICLE X.	BOOKS AND RECORDS	37

10.1	Maintenance of Books and Records	37
10.2	Monthly Financial Reports	37
10.3	Quarterly Financial Reports	38
10.4	Annual Financial Reports	38
10.5	Other Reports and Schedules	39

ARTICLE XI.	ASSIGNMENTS	39

11.1	Assignment by Owner	39
11.2	Assignment by Manager	40
11.3	Acknowledgement of Assignment	40
11.4	Approvals	41

ARTICLE XII.	INSURANCE, BONDING AND INDEMNIFICATION	41

12.1	Owner Insurance and Bonding Requirements	41
12.2	Waiver of Liability	42
12.3	Indemnification	43

ARTICLE XIII.	FINANCING; GROUND LEASE	44

13.1	Mortgages; Collateral Assignments; Non-Disturbance	44
13.2	Lender’s Right of Access	45
13.3	Disclosure of Mortgages	45
13.4	Estoppel Certificates	45
13.5	Amendments to Agreement	45
13.6	Owner’s Ground Lease and Land Purchase Obligations	46

ARTICLE XIV.	BUSINESS INTERRUPTION	46

14.1	Business Interruption	46
14.2	Proceeds of Business Interruption Insurance	47

ARTICLE XV.	CASUALTY OR CONDEMNATION	47

15.1	Casualty	47
15.2	Condemnation	47

ARTICLE XVI.	DEFAULTS AND TERMINATIONS	48

16.1	Events of Default	48
16.2	Manager Termination Rights	51
16.3	Owner Termination Rights	53

16.4	Actions To Be Taken on Termination	55
16.5	Notice of Termination to Employees	59

ARTICLE XVII.	DISPUTE RESOLUTION	60

17.1	Generally	60
17.2	Expert Resolution	60
17.3	Time Limit	61
17.4	Prevailing Party’s Expenses	62
17.5	WAIVERS	62
17.6	Survival and Severance	63
17.7	ACKNOWLEDGEMENTS	63
17.8	Survival	65

ARTICLE XVIII.	GAMING LAW PROVISIONS	65

18.1	Regulatory Matters; Initial Suitability Review	65
18.2	Licensing Event	65
18.3	Unlawful Payments	66

ARTICLE XIX.	GENERAL PROVISIONS	66

19.1	Governing Law	66
19.2	Construction of this Agreement	66
19.3	Limitation on Liabilities	68
19.4	Waivers	69
19.5	Notices	69
19.6	Party Representatives	71
19.7	No Recordation	71
19.8	Further Assurances	71
19.9	Relationship of the Parties	71
19.10	Force Majeure	72
19.11	Terms of Other Management Agreements	72
19.12	Execution of Agreement	72

EXHIBITS
Exhibit A	Premises
Exhibit B	Definitions
Exhibit C	Pre-Opening Services
Exhibit D	Examples of Centralized Services and Provided Enterprise Shared Services
Exhibit E	Form of Summary Annual Budget
Exhibit F	Manager’s Proprietary Information and Systems
Exhibit G	Insurance Requirements
Exhibit H	Opening Date Confirmation
Exhibit I	Service Marks
Exhibit J	Total Rewards System
Exhibit K	Confidentiality and Limited Use of Owner Confidential Information

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is dated as of October 23, 2012, and is made and entered into by and between CBAC Gaming, LLC, a Delaware limited liability company, or its successors and permitted assigns (“Owner”), and Caesars Baltimore Management Company, LLC, a Delaware limited liability company. Owner and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. Owner has acquired or intends to acquire the real property interests more fully described on Exhibit A attached hereto (the “Premises”) and intends to develop and construct a casino (the “Casino”) and related Facilities (as hereinafter defined) thereon (such Casino and Facilities located at the Premises, collectively, the “Managed Facilities”).

B. Manager is a wholly-owned indirect subsidiary of CEOC (as hereinafter defined) with experience in operating gaming, hotel and related businesses.

C. Owner desires to engage Manager to manage and operate the Managed Facilities under and utilizing the Brand (as hereinafter defined), and Manager desires to manage and operate the Managed Facilities under and utilizing the Brand as an agent of Owner.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree:

ARTICLE I.

DEFINITIONS AND EXHIBITS

1.1 Definitions.

All capitalized terms used without definition in this Agreement shall have the meanings assigned to such terms in Exhibit B attached hereto and by this reference incorporated herein.

1.2 Exhibits.

The exhibits listed in the table of contents and attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

ARTICLE II.

APPOINTMENT/TERM

2.1 Grant of Authority.

2.1.1 Engagement of Manager. On and subject to the terms and conditions of this Agreement, Owner hereby engages Manager, and Manager hereby agrees to be engaged, as Owner’s agent and exclusive manager to Operate the Managed Facilities during the Term. The Parties acknowledge that the scope of both Manager’s authority and duties as the Manager to Operate the Managed Facilities are limited to the authority and duties set forth in this Agreement. Owner acknowledges that Manager and its Affiliates own numerous brands and, notwithstanding anything contained herein to the contrary, Owner agrees that Manager has elected to use the “Harrah’s” brand (the “Brand”) in connection with Manager’s Operation of the Casino; provided, that Manager shall have the right to require Owner, subject to the receipt of any required approval from any Governmental Authority, to change the Brand to the “Horseshoe” brand if table games at the Managed Facilities are permitted by applicable Law and (a) if such change is made prior to opening of the Managed Facilities or (b) if after the opening of the Managed Facilities, if approved by the Owner. In such event, Owner shall implement such rebranding as directed by Manager, the costs of such rebranding shall be borne by Owner to the extent set forth in such approval, if required, of Owner (and shall not, for the avoidance of doubt, reduce Net Income or EBITDA) and the Parties shall enter into an amendment to the non-economic provisions of this Agreement to reflect such rebranding (including amendments to Exhibit I attached hereto).

2.1.2 Manager’s Standard of Care. Manager agrees with Owner that (a) it will execute its duties under this Agreement in a manner that Manager reasonably believes will promote the overall long-term economic value and profitability of the Managed Facilities (the “Manager’s Standard of Care”), and (b) Manager shall be acting as the agent of Owner in connection with the performance of its duties under this Agreement. Owner agrees that the Manager’s Standard of Care and Manager’s duties as agent to Owner are further subject to, and limited by, the terms and conditions of this Agreement and the Operating Limitations. Except for Manager’s indemnification obligations set forth in Article XII, Owner agrees that, as between Owner and Manager, Manager will have no liability for monetary damages or monetary relief to Owner for any violation of Manager’s Standard of Care or claims of breach of any fiduciary duties or duties as agent unless such violation or breach was due to the Manager’s Gross Negligence or Willful Misconduct.

2.1.3 Manager’s System Policies. Owner acknowledges that Manager’s Affiliates operate other casino, racetrack, hotel, dining, retail, entertainment and other operations and that Manager or its Affiliates may derive benefits in addition to the fees and reimbursements paid hereunder, including in connection with marketing programs, the Total Rewards System, the Operating Limitations, the purchasing programs, the employment policies relating to the Managed Facilities Personnel or other programmatic or policy activities that may exist from time to time at the discretion of CEOC or its Affiliates and that extend through the majority of Gaming properties operated by Manager’s Affiliates (collectively, the “Manager’s System Policies”). Owner agrees that Manager will not be in violation of the Manager’s Standard of Care or in breach of its duties as agent hereunder when Manager follows the Manager’s System Policies, even if certain aspects of the Manager’s System Policies have the effect of providing greater benefit to the properties operated by the Manager’s Affiliates collectively than to the Managed Facilities, so long as the Manager’s System Policies do not specifically disfavor the Managed Facilities or were not designed or implemented with the intent to disfavor the Managed Facilities. The foregoing shall not be deemed to excuse any breach by Manager of any of the express provisions of this Agreement.

2.1.4 General Grant of Authority – Managed Facilities. On and subject to the terms of this Agreement, Owner hereby grants to Manager (and Manager hereby accepts) the right, authority and responsibility during the Term, and instructs Manager during the Term, to take all such actions for and on behalf of Owner and the Managed Facilities that Manager reasonably deems necessary or advisable to Operate the Managed Facilities: (a) at a level of service and quality generally consistent with the level of service and quality prevailing from time to time at the Specified Brand Properties; (b) in accordance in all material respects with the standards, policies and programs in effect from time to time with respect to the operation of the Specified Brand Properties; (c) in accordance with the Proprietary Information and Systems (the standards and objectives described in clauses (a) through (c) being referred to collectively as the “Operating Standard”), subject in each case to the Operating Limitations. If any Specified Brand Property ceases to be branded “Harrah’s” or “Horseshoe,” as applicable, or to be managed by CEOC or one of its Affiliates, such property shall cease to be a Specified Brand Property and shall be replaced by a Gaming facility managed by CEOC or its Affiliate, selected by Manager and approved by Owner (such facility, an “Alternate Brand Property”). Except as contemplated by the CVP Consulting Agreement or the PRT TWO Consulting Agreement, which provide for certain non-Gaming services, Owner shall not hire any Person other than Manager to perform any of the actions to be taken by Manager pursuant to this Article II.

2.1.5 Specific Actions Authorized by Owner. Without limiting the generality of the authority granted to Manager in Section 2.1.4, but subject to the Annual Budget then in effect and the Operating Limitations and other limitations and conditions set forth in this Agreement, including in Section 2.2, Owner’s general grant of authority under Section 2.1.4 and this Section 2.1.5 shall specifically include the right, authority and responsibility of Manager to take, on behalf of Owner during the Term, the following actions (either directly or, to the extent permitted under this Agreement, through a third party designated or subcontracted by Manager, which may be an Affiliate of Manager):

2.1.5.1 provide the Pre-Opening Services in accordance with Exhibit C attached hereto;

2.1.5.2 (a) hire, employ, supervise, train and discharge all Managed Facilities Personnel; (b) establish all salary, fringe benefits and benefits plans for the Managed Facilities Personnel; and (c) execute any collective bargaining, recognition, neutrality or other material labor agreements involving the Managed Facilities Personnel;

2.1.5.3 establish and administer Bank Accounts for the operation of the Managed Facilities in accordance with Section 5.4;

2.1.5.4 prepare and deliver to Owner for Owner’s review and approval operating plans and budgets in accordance with Section 5.1;

2.1.5.5 plan, account for and supervise all repairs, capital replacements and improvements to the Managed Facilities or any portion thereof in accordance with Sections 5.2.1 and 5.2.2;

2.1.5.6 establish and maintain for the Managed Facilities accounting, internal controls and reporting systems that are adequate to provide Owner, Manager and the Designated Accountant with sufficient information about the Managed Facilities to permit the preparation of the financial statements and reports contemplated in Article X and which comply with all Applicable Laws;

2.1.5.7 negotiate, enter into and administer, in the name of Owner, all leases, service contracts, licenses and other contracts and agreements Manager deems necessary or advisable for the Operation of the Managed Facilities, including contracts and licenses for: (a) health and life safety systems and security force and related security measures; (b) maintenance of all electrical, mechanical, plumbing, HVAC, elevator, boiler and other building systems; (c) electricity, gas and telecommunications (including television and internet service); (d) cleaning, laundry and dry cleaning services; (e) use of copyrighted materials (including games, filmed entertainment, music and videos); (f) entertainment; (g) gaming machines and other gaming equipment in the event Maryland Gaming Laws permit or require Owner to own or lease and maintain such gaming equipment and non-gaming equipment; and (h) ownership and operation of gaming servers;

2.1.5.8 negotiate and administer, in the name of Owner, leases, licenses and concession agreements or other agreements for the right to use or occupy any public space at the Managed Facilities, including any store, office, parking facility or lobby space thereunder;

2.1.5.9 supervise and purchase or lease or arrange for the purchase or lease of, all FF&E and Supplies that are advisable for the Operation of the Managed Facilities in accordance with this Agreement;

2.1.5.10 be the primary interface for all interactions with the Maryland Gaming Authorities in connection with the Managed Facilities which shall include: (a) oversight of any amendments to any licenses or permits required by the Maryland Gaming Authorities under any Maryland Gaming Laws; (b) coordination of all lobbying efforts with respect to the activities conducted or proposed to be conducted in connection with the Managed Facilities; including any introduction or possible introduction of table games at the Managed Facilities and (c) preparation and implementation of all actions required with respect to any filing with the Maryland Gaming Authorities relating to the Managed Facilities; provided, that Manager shall consult with and keep Owner apprised of (i) the status of any annual or other periodic license renewals for the operation of Gaming activities at the Managed Facilities with the Gaming Authorities and (ii) the status of non-routine matters before the Gaming Authorities regarding the Managed Facilities; provided further, that any filings or Gaming Approvals relating to Owner and Owner’s Affiliates shall be the responsibility of Owner;

2.1.5.11 apply for and process applications and filings for all Approvals in a manner and within the time periods that are required for the Managed Facilities to be operated on a continuous and uninterrupted basis. Manager shall act in a reasonably diligent manner to assure that all reports required by any Governmental Authority pertaining to the

Managed Facilities are filed on or prior to their due date. Owner shall file all such other reports pertaining to Owner. Manager shall prepare, maintain and provide to Owner, at Owner’s request, a listing of all Approvals and reports required by any Governmental Authority and the term, duration or frequency of such Approvals and reports for the Managed Facilities to be operated in a continuous and uninterrupted basis;

2.1.5.12 institute in its own name, or in the name of Owner or the Managed Facilities, using Approved Counsel, all legal actions or proceedings to: (a) collect charges, rent or other income derived from the Managed Facilities’ operations; (b) oust or dispossess guests, tenants or other Persons in possession therefrom; or (c) terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire;

2.1.5.13 using Approved Counsel, defend and control any and all legal actions or proceedings arising from Claims; provided, that as soon as reasonably practical, Manager shall notify Owner in writing of the commencement of any legal action or proceeding concerning the Managed Facilities which could reasonably be anticipated to involve an expense, liability or damage to Owner that is not fully covered by insurance or is in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided further, however, that (a) Owner may appoint counsel, defend and control any and all legal actions or proceedings pertaining to real property related claims not involving the Operation of the Managed Facilities (such as zoning disputes, structural defects and title disputes); (b) in determining what portion, if any, of the cost of any legal actions or proceedings described in clause (a) above is to be allocated to the Managed Facilities, due consideration shall be given to the potential impact of such legal action or proceeding on the Managed Facilities as compared with the potential impact on Manager or its Affiliates or on other Operated Brand Properties; and (c) if Owner is also a named party in such legal actions or proceedings, Owner shall have the right to appoint separate counsel to prosecute and defend its interests, such appointment being at Owner’s sole cost and expense;

2.1.5.14 using Approved Counsel, take actions to challenge, protest, appeal or litigate to final decision in any appropriate court or forum any Applicable Laws affecting the Managed Facilities or any alleged non-compliance with, or violation of, any Applicable Law (with the cost of such challenge, protest, appeal or litigation being treated in the same manner as the cost of compliance with the Applicable Law in question would be treated under Section 5.1.5.4);

2.1.5.15 establish and implement all policies and procedures of credit to patrons of the Managed Facilities;

2.1.5.16 use reasonable efforts to collect and account for and remit to Governmental Authorities all applicable excise, sales, occupancy and use Taxes and all other Taxes, assessments, duties, levies and charges imposed by any Governmental Authority and collectible by the Managed Facilities directly from patrons or guests (including those Taxes based on the sales price of any goods, services, or displays, gross receipts or admission) or imposed by Applicable Laws on the Managed Facilities or the Operations thereof;

2.1.5.17 subject to Applicable Law, establish the types of Gaming activities to be offered at the Managed Facilities, including the matrix of owned, leased, progressive and electronic games and gaming systems. Manager shall establish all policies and procedures for Gaming at the Casino;

2.1.5.18 administer all non-Gaming activities to be conducted at the Managed Facilities, including all hospitality, retail, food and beverage and other related activities;

2.1.5.19 establish and implement policies and procedures regarding, and assign Managed Facilities Personnel to resolve, disputes with patrons of the Managed Facilities;

2.1.5.20 establish rates for all areas within the Managed Facilities, including all: (a) charges for food and beverage; (b) charges for recreational and other guest amenities at the Managed Facilities, consistent with the corporate policy applicable to the Brand; (c) subject to Applicable Law, policies with respect to discounted and complimentary food and beverage and other services at the Managed Facilities; (d) billing policies (including entering into agreements with credit card organizations); (e) price and rate schedules; and (f) rents, fees and charges for all leases, concessions or other rights to use or occupy any space in the Managed Facilities;

2.1.5.21 supervise, direct and control the collection of income of any nature from the Operation of the Managed Facilities and issue receipts with respect to, and use reasonable efforts to collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Managed Facilities, and use those funds, as well as funds from other sources as may be available to the Managed Facilities, in accordance with this Agreement;

2.1.5.22 determine the number of hours per week and the days per week that the Managed Facilities shall be open for business, taking into account Applicable Laws, the season of the year and other relevant factors;

2.1.5.23 select all entertainment and promotions events to be staged at the Managed Facilities;

2.1.5.24 cooperate in all reasonable respects with Owner and any prospective purchaser, lessee, Lender or other prospective lender in connection with any proposed sale, lease or financing of or relating to the Managed Facilities, including answering questions of Owner or such other Persons, providing copies of financial statements and projections, preparing schedules and providing copies of leases, concessions, Supplies, FF&E, employees and other similar matters, as may reasonably be requested by Owner or such other Persons; provided, that (a) if cooperation by Manager pursuant to this Section 2.1.5.24 involves the disclosure of Manager Confidential Information, Manager shall only be required to release such Manager Confidential Information to a Lender, and only to the extent that such Lender has a “need to know” such Manager Confidential Information in connection with any Financing, subject to customary protections against disclosure or misuse of such information; and (b) Owner shall reimburse Manager for any Out-of-Pocket Expenses incurred by Manager in connection with such cooperation to the extent such expense is not otherwise paid or reimbursed under this Agreement;

2.1.5.25 use commercially reasonable efforts to take such actions within Manager’s reasonable control to comply with: (a) all Applicable Laws or the requirements to maintain all Approvals necessary for the operation of the Managed Facilities (provided, that Manager shall not be a guarantor of the Managed Facilities’ compliance with such Applicable Laws or such requirements); (b) the requirements of the Ground Lease, the terms of which shall be provided by Owner to Manager (provided that Manager shall not be a guarantor of Owner’s compliance with the Ground Lease); (c) the requirements of any Mortgage or other lease that is specifically identified by Owner to Manager (provided, that Manager shall not be a guarantor of Owner’s compliance with any such Mortgage or lease); (d) the requirements of any Financing Documents provided to Manager (provided, that Manager shall not be a guarantor of Owner’s compliance with any such Financing Documents); and (e) the terms of all insurance policies applicable to the Managed Facilities and provided to Manager;

2.1.5.26 as directed by Owner and at Owner’s expense, take actions within Manager’s reasonable control to discharge any lien, encumbrance or charge against the Managed Facilities or any component of the Managed Facilities;

2.1.5.27 supervise and maintain books of account and records relating to or reflecting the results of operation of the Managed Facilities;

2.1.5.28 use reasonable efforts to keep the Managed Facilities and the FF&E in good operating order, repair and condition, consistent with the Operating Standard;

2.1.5.29 take such actions as Manager determines to be necessary or advisable to perform all duties and obligations required to be performed by Manager under this Agreement or as are customary and usual in the operation of the Managed Facilities in accordance with the Operating Standard and the Manager’s Standard of Care, in each case subject to the Operating Limitations;

2.1.5.30 implement standards, policies and programs in effect for the Brand and the Total Rewards System in accordance with Exhibit J attached hereto;

2.1.5.31 with respect to the Managed Facilities Guest Data, the Guest Data, the Managed Facilities and Total Rewards System, establish such contact and privacy policies and implement such data security policies and security controls for databases and systems utilizing Managed Facilities Guest Data, the Guest Data and the Total Rewards System as Manager determines is desirable to protect such information;

2.1.5.32 establish policies and procedures relating to problem gaming, underage drinking, compliance with the Americans with Disabilities Act, diversity and inclusion and a whistleblower hotline; and

2.1.5.33 take any action necessary or ancillary to the authorities set forth above in this Section 2.1.5, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of Manager’s authorities.

2.2 Limitations on Manager Authority.

Notwithstanding the grant of authority given to Manager in Section 2.1, and without limiting any of the other circumstances under which Owner’s approval is specifically required under this Agreement, Manager shall not take any of the following actions without Owner’s prior written approval:

2.2.1 Settle any claim (a) regardless of the amount, admitting intentional misconduct or fraud or (b) arising out of the Operations of the Managed Facilities which involves an amount in excess of $500,000 that is not fully covered (other than deductible amounts) by insurance or as to which the insurance denies coverage or “reserves rights” as to coverage; provided, that the dollar amount specified in this Section 2.2.1 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.2 Execute any equipment lease (or series of leases relating to the same or similar equipment) or other leases or contracts (or series of contracts relating to the same or similar goods or services) that requires aggregate annual payments in excess of $500,000, other than leases, licenses or contracts which are consistent with the Annual Budget; provided, that the dollar amount specified in this Section 2.2.2 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.3 Except as permitted by Section 5.5.3, borrow any money or incur indebtedness or issue any guaranty in respect of borrowed money, or issue any indemnity or surety obligation outside of the ordinary course of business, in the name and on behalf of Owner;

2.2.4 Grant or create any lien or security interest on the Managed Facilities or any part thereof or interest therein; provided, that the foregoing shall not be deemed to restrict Manager from incurring trade payables, ordinary course advances for travel, entertainment or relocation or granting credit or refunds to patrons for goods and services incurred in the ordinary course of business in the Operation of the Managed Facilities in accordance with this Agreement;

2.2.5 Sell or otherwise dispose of the Managed Facilities or any part thereof or interest therein, including FF&E, except for the sale of inventory and the disposal of obsolete or worn out or damaged items, each in the ordinary course of business or as contemplated in the Annual Budget or Capital Budget;

2.2.6 Commence any ROI Capital Improvements, except as directed by Owner or as included in the Capital Budget, or commence any Building Capital Improvements, except if required by the Operating Standard as determined pursuant to Section 5.1.4 and Expert Resolution under Article XVII or Operating Limitations;

2.2.7 Hire or replace individuals for the positions of Senior Executive Personnel;

2.2.8 Submit, settle, adjust or otherwise resolve any casualty insurance claim related to the Managed Facilities involving losses or casualties in excess of $500,000; provided, that the amount specified in this Section 2.2.8 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.9 Enter into any contract or transaction with an Affiliate of Manager, except as expressly provided for in this Agreement or expressly permitted in the Related Agreements or the Annual Budget (it being understood that any such contract or transaction entered into with an Affiliate of Manager and not approved in writing pursuant to this Section 2.2 shall first comply with the provisions of Section 5.6 or Section 5.8, as applicable);

2.2.10 Confess any judgment, make any assignment for the benefit of creditors, admit an inability to pay debts as they become due in the ordinary course of business, file a voluntary bankruptcy or consent to any involuntary bankruptcy with respect to the Managed Facilities or Owner;

2.2.11 Initiate or settle any real or personal property tax appeals or claims involving property of Owner, unless directed by Owner;

2.2.12 Acquire any land or interest in land in the name of Owner;

2.2.13 Consent to any condemnation relating to the Managed Facilities, except with respect to Manager’s interests under this Agreement as contemplated in Section 15.2; or

2.2.14 File with any Governmental Authority any federal or state income tax return applicable to Owner.

2.3 Other Operations of Manager and Owner.

2.3.1 Owner acknowledges that: (a) Owner has selected Manager to Operate the Managed Facilities on behalf of Owner in substantial part because of the other hotels, casinos, entertainment venues, dining establishments, spas and retail locations that are owned or operated by Manager and its Affiliates; (b) Owner has determined, on an overall basis, that the benefits of operation as part of the Total Rewards System are substantial, notwithstanding that the properties operating under the Brand may not all benefit equally from operation as part of the Brand; and (c) in certain respects all hotels, casinos, entertainment venues, dining establishments, spas and retail locations compete on a national, regional and local basis with other hotels and casinos and facilities, and that conflicts and competition may, from time to time, arise between the Managed Facilities, on the one hand, and other hotels, casinos and facilities that are owned and/or operated by Manager or its Affiliates under the Brand, Other Brands, a third-party brand or no brand, on the other hand.

2.3.2 Owner acknowledges and agrees that Manager and its Affiliates operate many casino, hotel and other properties across the country and internationally, some of which may be in competition with the Managed Facilities. Subject to the limitations and restrictions set forth in the CRBH Operating Agreement (to the extent applicable), Sections 2.3.4, 2.3.5 and 7.4.3 and Applicable Law, Manager and its Affiliates shall be permitted to: (a) utilize the Guest Data for its own account and for use at Manager’s and its Affiliates’ other properties and utilize and retain the Guest Data after expiration or termination of the Term, (b) engage in commercially reasonable cross-marketing and cross-promotional activities with Manager’s and its Affiliates’ other properties, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.2 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, the limitations and restrictions set forth in Sections 2.3.4 and 2.3.5 shall not survive the expiration or termination of this Agreement.

2.3.3 Manager acknowledges and agrees that Owner and its Affiliates may develop, operate and manage properties and other facilities in other locations, some of which may be in competition with the Managed Facilities. Subject to the limitations and restrictions set forth in the CRBH Operating Agreement (to the extent applicable), Section 7.4.3 and Applicable Law, Owner shall be permitted to: (a) utilize the Managed Facilities Guest Data for its own account and for use at its other properties, utilize the Managed Facilities Guest Data during the Term, and retain and use the Managed Facilities Guest Data after expiration or termination of the Term in accordance with this Agreement, (b) engage in cross-marketing and cross-promotional activities for the direct benefit of Owner’s other properties in a manner that may be competitive to the Managed Facilities or Manager’s and its Affiliates’ other facilities or operations, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.3 shall survive the expiration or termination of this Agreement.

2.3.4 Notwithstanding the provisions of Section 2.3.2, Manager hereby agrees that neither it nor any of its Affiliates shall, directly or through others, conduct direct marketing to Maryland Restricted Persons regarding the Gaming facility known as “Harrah’s Philadelphia” or any other Gaming facility located at such location to the extent managed by Manager or Manager Affiliates’ (the “Restricted Casino”); provided that, Manager and its Affiliates shall be entitled to: (i) implement national and regional programs and offers for the benefit of facilities owned, operated or managed by Manager or its Affiliates, including (a) marketing programs that target specific customer groups on a national or international basis and (b) special events; (ii) offer redemption of Total Rewards System points at such facilities owned, operated or managed by Manager or its Affiliates; (iii) implement marketing programs or offers that target Maryland Restricted Persons that are substantially similar to any marketing program or offer of the Managed Facilities to Maryland Restricted Persons in effect during the same period of time (which, in the case of free play or any other offer denominated in cash, must be economically equivalent); provided that Manager shall, or shall cause its applicable Affiliate to, provide prompt written notice of any marketing program or offer of the type described in this clause (iii) regarding the Restricted Casino initiated by it or its Affiliates prior to commencement thereof (which notice shall include reasonable details describing such marketing program or offer); and (iv) market Manager’s and its Affiliates’ facilities, other than the Restricted Casino to the Maryland Restricted Persons. Nothing contained in this paragraph shall be deemed to limit or restrict the right of Manager or its Affiliates to engage in advertising and marketing in general circulation print and broadcast media and the Internet. For purposes of this paragraph, “Maryland Restricted Persons” means patrons or potential patrons of the Managed Facilities that reside within forty (40) miles of the Managed Facilities.

2.3.5 Notwithstanding the provisions of Section 7.4.3, for so long as a Restricted Casino is managed by Manager or an Affiliate of Manager, Owner hereby acknowledges that Manager shall not, and, in accordance with Section 9.1, neither Owner nor any of its Affiliates, directly or indirectly through others, shall, conduct direct marketing to Pennsylvania Restricted Persons regarding the Managed Facilities; provided that, Manager in promoting the Managed Facilities shall be entitled to implement marketing programs or offers that target Pennsylvania Restricted Persons that are substantially similar to any marketing program or offer of the applicable Restricted Casino to Pennsylvania Restricted Persons in effect during the same period of time (which, in the case of free play or any other offer denominated in cash, must be economically equivalent). Nothing in this paragraph shall be deemed to limit the rights of Manager to engage in advertising and marketing in general circulation print and broadcast media and the Internet. For purposes of this paragraph, “Pennsylvania Restricted Persons” means patrons or potential patrons of any Restricted Casino that reside within forty (40) miles of any Restricted Casino.

2.3.6 Notwithstanding anything herein to the contrary, none of the limitations or restrictions in this Section 2.3 shall apply to e-gaming operations conducted by Manager or its Affiliates or Owner or its Affiliates.

2.4 Term.

2.4.1 Term. The initial term (the “Initial Term”) of this Agreement (together with the Renewal Term and any Continuing Term, the “Term”) shall commence on the Commencement Date and expire on the day immediately preceding the fifteenth (15th) anniversary of the Opening Date, unless terminated earlier in accordance with the terms of this Agreement or extended by Manager. Manager shall have the right (but not the obligation) to extend the Initial Term of this Agreement for one (1) additional ten (10) year period (the “Renewal Term”) by giving Owner written notice of its desire to extend not later than ninety (90) days prior to the expiration of the Initial Term of this Agreement. The Renewal Term is subject to earlier termination in accordance with the terms of this Agreement. After expiration of the Renewal Term, the Term of this Agreement shall continue until (a) terminated by Manager upon written notice delivered to Owner not less than ninety (90) days prior to the date of termination, (b) terminated by Manager as permitted by Section 16.2 or (c) terminated by Owner as permitted by Section 16.3 (the “Continuing Term”). If this Agreement is renewed for the Renewal Term or continues for the Continuing Term, unless otherwise agreed by the Manager and Owner in writing, this Agreement, and all terms, covenants and conditions set forth herein, shall be automatically extended to the expiration or earlier termination in accordance with the terms of this Agreement of the Renewal Term or the Continuing Term, as applicable.

2.4.2 No Other Early Termination. This Agreement may only be terminated prior to the expiration of the Term as provided in Article XVI. Notwithstanding any Applicable Law to the contrary, including principles of agency, fiduciary duties or operation of law, Owner shall not be permitted to terminate this Agreement except in accordance with the express provisions of Article XVI of this Agreement.

ARTICLE III.

FEES AND EXPENSES

3.1 Management Fees.

The following provisions shall apply to the payment of the Management Fees and other fees and expenses:

3.1.1 Base Management Fee. The Base Management Fee for each month shall be payable to Manager in monthly installments in arrears within fifteen (15) days of delivery to Owner of each Monthly Report required under Section 10.2. Each installment payment of the Base Management Fee shall equal the Base Management Fee for the preceding twelve (12) month period, less the sum of all prior installment payments of Base Management Fee attributable to such period (and subject to any adjustments made in connection with any annual reconciliations undertaken pursuant to Section 3.1.3). At the time of submission of each Monthly Report, Manager shall provide to Owner a computation of the Base Management Fee installment payment in reasonable detail and certified by Manager’s Designated Financial Officer. Any disputes regarding the Base Management Fee shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.1.2 Incentive Management Fee. The Incentive Management Fee shall be payable to Manager in quarterly installments in arrears within fifteen (15) days of delivery to Owner of each Quarterly Report with respect to the end of the calendar quarter to which such Incentive Management Fee installment relates. Each installment payment of the Incentive Management Fee shall equal the Incentive Management Fee for the period consisting of the preceding four (4) calendar quarters, less the sum of all prior installment payments of Incentive Management Fee attributable to such period (and subject to any adjustments made in connection with any annual reconciliations undertaken pursuant to Section 3.1.3). At the time of submission of each Quarterly Report, Manager shall provide to Owner a computation of the Incentive Management Fee installment payment in reasonable detail and certified by Manager’s Designated Financial Officer. Any disputes regarding the Incentive Management Fee shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.1.3 Reconciliation of Management Fees. By April 15 of each Operating Year during the Term, Manager shall cause to be prepared and delivered to Owner a reconciliation statement for the prior Operating Year showing the calculation and payment of the Management Fees for the prior Operating Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fees during such Operating Year. For the fourth (4th) Operating Year and continuing for each Operating Year thereafter, Manager shall include with the reconciliation statement a calculation of the EBITDA Margin and Benchmark Margin for such Operating Year. If any reconciliation statement reflects an overpayment of Management Fees to Manager, Manager shall, within fifteen (15) days after such reconciliation statement has been delivered by Manager to Owner, deposit into the Operating Account the amount of such overpayment. If the reconciliation statement reflects an underpayment of Management Fees to Manager, Manager shall disburse from the Operating Account, within thirty (30) days after such reconciliation statement has been delivered by Manager to Owner, the amount of such underpayment of Management Fees due Manager; provided that if funds in the Operating Account are insufficient to withdraw such underpayment or such withdrawal is otherwise restricted for a period of sixty (60) days after such reconciliation statement has been delivered, the amount of such underpayment shall accrue interest in accordance with Section 3.4 and shall be withdrawn by Manager as soon as funds are sufficient therefor. Any disputes regarding such reconciliation statement shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.1.4 Determination of Benchmark Margin. On or before the first day of the fourth (4th) Operating Year, Manager shall prepare and deliver to Owner for its review and approval (i) a list of commercial gaming facilities located in Pennsylvania, West Virginia, Delaware and/or Maryland (but excluding the Managed Facilities), where the necessary financial information is reasonably available on a property level basis to determine such facilities’ net revenues and earnings before interest, taxes, depreciation and amortization; (ii) an identification of the properties from such list that Manager considers to be the most appropriate for financial performance comparison to the Managed Facilities, but in no event shall such list contain more than six (6) comparable properties, and (iii) a description in reasonable detail of all proposed adjustments to be made with respect to each such gaming facilities’ earnings and/or net revenues for reasonable comparison with the Managed Facilities based upon structural differences (including gaming tax rates and management fees) and matters outside of the reasonable control of Manager or the operator of such facility, as applicable (such as capital expenditure levels and casualty, condemnation or similar events interfering with operations). Owner shall review the list, the selection of the comparable properties and the description of proposed adjustments, and provide Manager with any objections in writing within ninety (90) days after receipt thereof. The Parties shall use good faith efforts to reach an agreement regarding the gaming facilities selected and adjustments to be used in calculating the Benchmark Margin, and the comparable gaming facilities so agreed upon (with agreed upon adjustments) shall be the “Competitive Set.” From time to time during the Term of this Agreement, either Party may propose modifications to the Competitive Set used in calculating the Benchmark Margin, or the proposed adjustments to be made with respect to any included gaming facility’s earnings, and the Parties shall use good faith efforts to reach agreement regarding any proposed modifications. If the Parties, despite their good faith efforts, are unable to reach agreement on the selection of comparable gaming facilities and adjustments to be used in calculating the Benchmark Margin by the end of the fourth (4th) Operating Year, or any subsequent proposed modifications thereto, the matters in dispute may be submitted by either Party to the Expert for Expert Resolution in accordance with Article XVII of this Agreement.

3.2 Centralized Services Charges.

Centralized Services Charges payable in accordance with Section 4.1.1 shall be due and payable to Manager monthly in arrears for the immediately preceding month within fifteen (15) days of delivery to Owner of the Monthly Report for such month. All Centralized Services Charges shall be set forth in the Monthly Reports. Any disputes regarding the Centralized Services Charges shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.3 Reimbursable Expenses.

Owner shall reimburse Manager for all Reimbursable Expenses incurred by Manager during the Term. The Reimbursable Expenses (a) may be withdrawn by Manager from the Operating Account to pay such Reimbursable Expenses when such amounts become due or (b) shall be due monthly in arrears for the immediately preceding month within fifteen (15) days of delivery to Owner of the Monthly Reports for such month. If funds in the Bank Accounts are insufficient to pay such Reimbursable Expenses or if such withdrawal is otherwise restricted within the sixty (60) day period after such Reimbursable Expenses are due, such Reimbursable Expenses shall accrue interest in accordance with Section 3.4 and shall be withdrawn by Manager as soon as funds are sufficient therefor. Any disputes regarding the Reimbursable Expenses shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.4 Interest.

If any fee or other amount due by either Party to the other Party or its Affiliates or designees under this Agreement is not paid within sixty (60) days after such payment is due, such amount shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by the Party to which such amount is owed at an annual rate of interest equal to the lesser of (a) the prevailing lending rate of such Party’s principal bank for working capital loans to such Party plus three percent (3%) and (b) the highest rate permitted by Applicable Law.

3.5 Payment of Fees and Expenses.

3.5.1 No Offset. All payments by Owner or Manager under this Agreement and all related agreements between the Parties or their respective Affiliates shall be made pursuant to independent covenants, and neither Owner nor Manager shall set off any claim for damages or money due from either Party or any of its Affiliates to the other, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement.

3.5.2 Place and Means of Payment. All fees and other amounts due to Manager or its Affiliates under this Agreement, including, without limitation, Management Fees, Centralized Services Charges and Reimbursable Expenses, shall be paid to Manager in U.S. Dollars, in immediately available funds. Manager may pay such fees and other amounts owed to Manager or its Affiliates consistent with this Agreement and the Annual Budget directly from the Operating Account or, in the case of Management Fees, Management Account when such fees and other amounts are due. In addition, Manager may require that any such payments to Manager hereunder be effected through electronic debit/credit transfer of funds programs specified by Manager from time to time, and Owner agrees to execute such documents (including independent transfer authorizations), pay such fees and costs and do such things as Manager reasonably deems necessary to effect such transfers of funds.

3.6 Application of Payments.

All payments by Owner, or Manager on behalf of Owner, pursuant to this Agreement and all related agreements shall be applied in the manner provided in this Agreement.

3.7 Sales and Use Taxes.

Owner shall pay to Manager an amount equal to any sales, use, commercial activity tax, gross receipts, value added, excise or similar tax assessed against Manager by any Governmental Authority that are calculated on Reimbursable Expenses or Centralized Services Charges required to be paid by Owner under this Agreement (but not, for avoidance of doubt, any such assessment with respect to the Management Fees), other than income, gross receipts, franchise or similar taxes assessed against Manager on the Management Fees or income taxes on Manager’s income. Owner and Manager agree to cooperate in good faith to minimize the taxes assessed against Manager, Owner and the Managed Facilities, including by Owner assuming the employment of Managed Facilities Personnel or paying Reimbursable Expenses directly to the applicable third-party vendor, so long as such actions are commercially reasonable and could not reasonably be expected to, and do not, result in an adverse impact on Manager, Owner or the Managed Facilities. In the event of any dispute regarding appropriate actions to be taken to minimize taxes assessed against Manager, Owner and the Managed Facilities, such dispute may be submitted by either Party for Expert Resolution in accordance with Article XVII.

ARTICLE IV.

CENTRALIZED SERVICES

4.1 Centralized Services.

In connection with Manager’s Operation of the Managed Facilities, Manager agrees to arrange for CEOC and its controlled subsidiaries to provide the centralized managerial, administrative, supervisory and support services and products to Manager and the Managed Facilities as are generally provided by CEOC and its controlled subsidiaries to the Operated Brand Properties (collectively, the “Centralized Services”), including: (a) services and products in the areas of marketing, risk management, information technology, legal, internal audit, accounting and accounts payable; (b) the Proprietary Information and Systems; and (c) the Total Rewards System. As consideration for the Management Fee, Manager grants to the Owner a license to the Technology Systems included in the Centralized Services solely with respect to the Property during the Term and the Transition Period. The Centralized Services to be provided under this Agreement may be provided by Manager, CEOC or an Affiliate of either of them in or from the State of Maryland, the State of Ohio, the State of Pennsylvania, Las Vegas, Nevada, or at locations other than the Managed Facilities, or for such Centralized Services appropriately provided by third parties, by a third-party designated by Manager, CEOC or an Affiliate of either of them (the “Third-Party Centralized Services”).

The Centralized Services to be provided to the Managed Facilities hereunder will be provided in consideration of the Management Fees and without additional cost or expense to the Managed Facilities or Owner except Property Specific Centralized Services and Enterprise Shared Services. “Property Specific Centralized Services” are those Centralized Services that benefit the Managed Facilities specifically and which could be performed as described under Sections 4.1.1.1(c), (d) and (f). “Enterprise Shared Services” are those Centralized Services identified as Enterprise Shared Services on Exhibit D. Property Specific Centralized Services and Enterprise Shared Services will be provided for a fee as provided for in Section 4.1.1.1 (but shall be required to be provided to the Managed Facilities only to the extent that such Property Specific Centralized Services and Enterprise Shared Services are provided for in the Annual Budget (subject to Sections 5.1.4 and 5.1.5) or otherwise agreed by Owner).

For illustrative purposes only, Exhibit D attached hereto sets forth examples of the types of services that may be provided as Centralized Services to the Managed Facilities from time to time without additional charge. Such examples are not intended to be an exhaustive list of the Centralized Services that may be made available to the Managed Facilities or the other Operated Brand Properties, nor is such list intended to provide a guarantee that the products and services listed thereon will be available as Centralized Services during the Term hereof.

4.1.1 Centralized Services Charges.

4.1.1.1 The following costs and expenses of Centralized Services provided to the Managed Facilities shall be paid by Owner as an Operating Expense of the Managed Facilities to the extent set forth in the Annual Budget (subject to Sections 5.1.4 and 5.1.5) or otherwise approved by Owner (the “Centralized Service Charges”):

(a) The actual costs incurred to third-parties for Third-Party Centralized Services provided to the Managed Facilities. In the event the cost of such Third-Party

Centralized Services are incurred by CEOC or its Affiliates on an Owner-wide or enterprise basis, then a reasonable allocation of such costs as between the Managed Facilities and such other properties owned or operated by CEOC and its Affiliates that receive such services shall be paid by Owner as an Operating Expense;

(b) The reasonable costs of travel, food and lodging (without mark-up) for any non-Managed Facilities staff of Manager or its Affiliates visiting the Managed Facilities for purposes of providing services related to the Operation of the Managed Facilities;

(c) To the extent that any employee of an Affiliate of Manager, including Corporate Personnel and other employees providing internal auditing services, shall be devoting substantially full time to a special project for the Managed Facilities which is extraordinary, nonrecurring and non-routine, if such special project has been approved by Owner or the cost of such project is set forth in the Annual Budget, then for the duration of such project an amount equal to one hundred thirty percent (130%) of the base salary of such employee shall be paid by Owner as an Operating Expense;

(d) To the extent that any Corporate Personnel shall be devoting substantially full time services solely to the Managed Facilities, then for the duration of the provision of such services, an amount equal to one hundred thirty percent (130%) of the base salary of such Corporate Personnel shall be paid by Owner as an Operating Expense;

(e) Fees for legal services provided by Affiliates of Manager on a per diem or other quantitative basis which is agreed upon by Owner and Manager in advance of the rendition of such services;

(f) All personnel and labor costs for the installation and maintenance of any games, equipment and Technology Systems at the Managed Facilities used in connection with the Centralized Services, on a per diem or other quantitative basis which is agreed upon by Owner and Manager in advance of the rendition of such services; and

(g) The actual cost incurred by CEOC and/or its subsidiaries in providing Enterprise Shared Services as allocated to the Managed Facilities in the manner set forth on Exhibit D, or in such other manner for one or more Enterprise Shared Services as the parties may subsequently agree upon in writing.

4.1.1.2 Manager shall have the right (but not the obligation) to pay (directly or through an Affiliate) any amounts due to a third-party for any Third-Party Centralized Services provided to the Managed Facilities, in which case, notwithstanding anything to the contrary in this Agreement, such amounts shall be deemed to be Reimbursable Expenses for all purposes under this Agreement.

4.1.1.3 For the avoidance of doubt, all costs incurred by Manager, CEOC or its Affiliates in providing Centralized Services shall be borne by Manager, CEOC or its Affiliates as applicable, except as expressly set forth otherwise in Section 4.1.1.1.

4.1.1.4 Any new or additional services provided by CEOC and its subsidiaries to CEOC gaming subsidiaries, including Operated Brand Properties, in the nature of Enterprise Shared Services (i.e., intended to cost-effectively replace functions otherwise required to be performed at the Managed Facilities) shall be provided to the Managed Facilities pursuant to a written amendment to this Agreement setting forth a description of the services and the agreed method of cost allocation.

4.1.1.5 Owner, its agents and representatives. shall have the right, during regular business hours and upon reasonable notice, to inspect and audit the books, records and accounts of Manager and Manager’s Affiliates relating to the costs of providing Enterprise Shared Services and the allocation of those costs to the Managed Facilities. In the event such audit discloses that the cost of Enterprise Shared Services allocated to the Managed Facilities has been overstated, Manager shall immediately pay to Owner the amount of such overstatement, together with interest in accordance with Section 3.4. In the event that such audit discloses that the cost of Enterprise Shared Services as allocated to the Managed Facilities has been overstated by more than ten percent (10%), Manager shall pay for the costs of the audit. In the event such audit discloses that the cost of Enterprise Shared Services allocated to the Managed Facilities has been understated, Owner shall immediately pay to Manager the amount of such understatement, together with interest in accordance with Section 3.4.

4.2 Modification of Centralized Services.

Owner acknowledges that the Centralized Services are an integral part of CEOC’s operation of the Operated Brand Properties and related facilities, and CEOC needs the flexibility to modify the Centralized Services to respond to market trends, customer demands, economic conditions, technological advances and other factors affecting the operation of Operated Brand Properties and related facilities, as they may change from time to time. Accordingly, Owner agrees that CEOC and its Affiliates shall have the right to, without limitation: (a) modify the structure, scope, delivery and manner of providing of any Centralized Services; or (b) add a new, or discontinue an existing, Centralized Service, as CEOC deems advisable from time to time.

ARTICLE V.

OPERATION OF THE MANAGED FACILITIES

5.1 Annual Budget.

5.1.1 Proposed Annual Budget. On or before one hundred eighty (180) days prior to the anticipated Opening Date, Manager shall prepare and deliver to Owner, for its review and approval, a proposed operating plan and budget for the first (1st) Operating Year (which may be included in the Pre-Opening Budget), and on or before November 1 of each Operating Year thereafter, Manager shall prepare and deliver to Owner, for its review and approval, a proposed operating plan and budget for the next Operating Year. All operating plans and budgets proposed by Manager shall include projections of Gross Operating Revenue and Operating Expenses by department for such period for the Managed Facilities and shall be prepared in good faith in accordance with budgeting and planning procedures typically employed by CEOC’s operating subsidiaries. Each operating plan and budget shall include monthly and annualized projections of each of the following items, as applicable, for the Managed Facilities:

5.1.1.1 results of operations (including itemized Gross Operating Revenue, Promotional Allowances, Operating Expenses and EBITDA), together with the following supporting data: (a) total labor costs, including both fixed and variable labor; (b) the Management Fees, Centralized Services Charges and Reimbursable Expenses; and (c) a description of the category and nature of Centralized Services to be provided, together with a budget for each such category;

5.1.1.2 a description of proposed Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements to be made during such Operating Year, including capitalized lease expenses, an itemization of the costs of such capital improvements (including a contingency line item) and proposed monthly funding for such costs, and project schedules to commence and complete such capital improvements (the “Capital Budget”);

5.1.1.3 a statement of cash flow, including a schedule of any anticipated cash shortfalls or requirements for funding by Owner;

5.1.1.4 a schedule of debt service payments and reserves required under any Financing Documents; and

5.1.1.5 a marketing plan and budget for the activities to be undertaken by Manager pursuant to Article IX, including promotional activities and Promotional Allowances for the Managed Facilities.

5.1.2 Approval of Annual Budget. Owner shall review the proposed operating plan and budget and shall provide Manager with any objections to such proposed operating plan and budget in writing, in reasonable detail, within forty-five (45) days after receipt of the proposed operating plan and budget from Manager; provided, the proposed operating plan and budget shall not be adopted and implemented by Manager until Owner shall have approved such operating plan and budget and/or any items therein in dispute shall have been determined pursuant to Section 5.1.3. Owner shall be deemed to have approved that portion of any proposed operating plan and budget to which Owner has not objected in writing within such forty-five (45) day period. If Owner objects to any portion of the proposed operating plan and budget within such forty-five (45) day period, the Parties shall meet within twenty (20) days after Manager’s receipt of Owner’s objections and discuss such objections, and then Manager shall submit written revisions to the proposed operating plan and budget after such discussion. The Parties shall use good faith efforts to reach an agreement on the operating plan and budget at least ninety (90) days in advance of the anticipated Opening Date for the first Operating Year and prior to January 1 of each other Operating Year. The proposed operating plan and budget, as modified to reflect the revisions, if any, either agreed to by the Parties or determined by resolution pursuant to Section 5.1.3, shall become the “Annual Budget” for the next Operating Year. Owner shall act reasonably and exercise prudent business judgment in approving of, or objecting to, all or any portion of any proposed operating plan and budget.

5.1.3 Resolution of Disputes for Annual Budget. If the Parties, despite their good faith efforts, are unable to reach final agreement on the proposed operating plan for the first Operating Year on or before ninety (90) days prior to the anticipated Opening Date, or prior to January 1 of each successive Operating Year, or otherwise have a dispute regarding the Annual Budget as contemplated by this Section 5.1, those portions of such proposed operating plan that are not in dispute shall become effective on the Opening Date or January 1 of such Operating Year, as applicable, and the matter(s) in dispute may be submitted by either Party for Expert Resolution in accordance with Article XVII. Pending the resolution of such dispute, the prior year’s Annual Budget shall govern the items in dispute, except that the budgeted expenses provided for such item(s) in the prior year’s Annual Budget (or, if earlier, the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved) shall be increased by the percentage increase in the Index from January 1 of the prior Operating Year (or, if applicable, each additional Operating Year between the prior Operating Year and the Operating Year in which there became effective the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved). If any item in dispute regarding the Annual Budget is submitted for Expert Resolution in accordance with Article XVII, the Expert should be charged with determining whether such item is reasonable in light of: (a) current and expected market conditions reasonably anticipated to affect the operation of the Managed Facilities for the subject Operating Year; (b) the Managed Facilities’ historical performance; (c) the Operating Standard giving appropriate consideration to (i) the existing physical and operational differences as of the prior Operating Year between the Managed Facilities and the Specified Brand Properties and (ii) any limitations or conditions arising under Applicable Laws; and (d) any other factors the Expert determines to be relevant under the circumstances. Upon the resolution of any such dispute (whether by agreement of the Parties or through the procedures described in Article XVII), such resolution shall control as to such item(s).

5.1.4 Operation in Accordance with Annual Budget. Manager shall use its commercially reasonable efforts to operate the Managed Facilities in accordance with the Annual Budget for the applicable Operating Year (subject, in the case of disputed items, to the provisions of Section 5.1.3 and Article XVII). Nevertheless, the Parties acknowledge that preparation of the Annual Budgets is inherently inexact and that Manager may vary from any Annual Budget (a) to the extent Manager reasonably determines that such variance is required for compliance with the Operating Standard or Operating Limitations, subject in the case of the Operating Standard to resolution in accordance with Section 5.1.3, (b) in connection with the matters set forth in Section 5.1.5, or (c) by reallocating up to ten percent (10%) of any line item (as shown on the Summary Annual Budget in the form attached hereto as Exhibit E) to any other line item without Owner’s prior approval (unless such other line item is for Centralized Service Charges, in which event Owner’s approval shall be required for such reallocation). Other than as set forth in the preceding sentence, Manager shall not incur costs or expenses or make expenditures that would cause the total expenditures for the Operation of the Managed Facilities to exceed the aggregate amount of expenditures provided in the Annual Budget by more than five percent (5%) without Owner’s prior approval. In the event Owner fails to promptly approve any expenditures requested by Manager in excess of the Annual Budget, such failure shall be a dispute which shall be resolved in accordance with Section 5.1.3 and Article XVII. Owner acknowledges that the actual financial performance of the Managed Facilities during any Operating Year will likely vary from the projections contained in the Annual Budget for such Operating Year, and Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Annual Budget or consistency of actual results with the Operating Plan.

5.1.5 Exceptions to Annual Budget. Notwithstanding Section 5.1.4, Owner acknowledges and agrees as follows:

5.1.5.1 The amount of certain expenses provided for in the Annual Budget for any Operating Year will vary based on the occupancy, use and demand for goods and services provided at the Managed Facilities and, accordingly, to the extent that occupancy, use and demand for such goods and services for any Operating Year exceeds the occupancy, use and demand projected in the Annual Budget for such Operating Year, such Annual Budget shall be deemed to include corresponding increases in such variable expenses, provided, that the percentage increase in the variable expense over budget shall not exceed the percentage increase in corresponding revenue over projections. To the extent that occupancy, use and demand for goods and services provided at the Managed Facilities for any Operating Year is less than the occupancy, use and demand projected in the Annual Budget for such Operating Year, Manager will (to the extent feasible without compromising the Operating Standard or Operating Limitations) make commercially reasonable adjustments to the Operation of the Managed Facilities in an effort to reduce such variable expenses;

5.1.5.2 The amount of certain expenses provided for in the Annual Budget for any Operating Year are not within the ability of Manager to control, including real estate and personal property taxes, applicable gaming taxes, fees and charges, insurance premiums, utility rates, license and permit fees and certain charges provided for in contracts and leases entered into pursuant to this Agreement, and accordingly, Manager shall have the right to pay from the Operating Account the actual amount of such uncontrollable expenses without reference to the amounts provided for with respect thereto in the Annual Budget for such Operating Year;

5.1.5.3 If any expenditures are required on an emergency basis to (a) preserve or repair the Managed Facilities or other property or (b) avoid potential injury to persons or damage to the Managed Facilities or other property, Manager shall have the right to make such expenditures, whether or not provided for, or within the amounts provided for, in the Annual Budget for the Operating Year in question, to the extent reasonably required to avoid or mitigate such injury or damage, and such expenditures shall be treated as Operating Expenses or capital expenditures, as determined in accordance with this Agreement. In connection with any emergency expenditure that was not specifically included in the Annual Budget, Manager shall use commercially reasonable efforts to notify Owner prior to the time that the expenditures in question are made and shall in any event notify Owner as soon as reasonably possible after such expenditures are made. If funds are not available in the Operating Account to pay for such emergency expenditures, Manager may, at its election, (i) transfer funds from the Reserve Account to the Operating Account or (ii) pay such amounts directly from the Reserve Account; and

5.1.5.4 If any expenditures are required to comply with, or cure or prevent any violation of, any Applicable Law, Manager shall, following written notice to Owner (except in the case of emergency, in which case the provisions of Section 5.1.5.3 shall govern) have the right to make such expenditures, whether or not provided for or within the amounts provided for in the Annual Budget for the Operating Year in question, as may be necessary to comply with, or cure or prevent the violation of, such Applicable Law. Such expenditures shall be treated as Operating Expenses or capital expenditures, as determined in accordance with this Agreement.

5.1.6 Modification to Annual Budget. Manager shall have the right from time to time during each Operating Year to propose modifications to the Annual Budget then in effect based on actual operations during the elapsed portion of the applicable Operating Year and Manager’s judgment as to what will transpire during the remainder of such Operating Year. If, during any Operating Year, Manager forecasts the EBITDA for such Operating Year to be less than the budgeted EBITDA by more than five percent (5%), Manager shall meet with Owner to discuss appropriate modifications to the operating, promotional and marketing plans in order to address the forecasted variance. Modifications to such Annual Budget, if any, shall be subject to Owner’s approval pursuant to Section 5.1.2, and any dispute relating to a proposed modification of an Annual Budget shall be resolved by Expert Resolution in accordance with Section 5.1.3 and Article XVII.

5.2 Maintenance and Repair; Capital Improvements.

5.2.1 Required Maintenance and Repair and Capital Improvements. Except as otherwise provided in this Section 5.2, Manager, at Owner’s expense, shall perform or cause to be performed all ordinary maintenance and repairs and all such Routine Capital Improvements and Building Capital Improvements: (a) as are necessary or advisable to keep the Managed Facilities in good working order and condition and in compliance with the Operating Standard (subject to the Annual Budget and Section 5.1.4) and Operating Limitations; and (b) as Manager reasonably determines are necessary or advisable to comply with, and cure or prevent the violation of, any Applicable Laws. Manager, at Owner’s expense, shall perform or cause to be performed all such Routine Capital Improvements and Building Capital Improvements as are provided in the Annual Budget or otherwise approved by Owner.

5.2.2 Discretionary Capital Improvements. Manager, at Owner’s expense, shall cause to be performed all ROI Capital Improvements approved by Owner (in the Annual Budget or otherwise), unless Manager notifies Owner that Manager will not perform or supervise such work, and in either such case Owner shall perform or supervise such work and ensure that the performance of such work is undertaken in a manner reasonably calculated to avoid or minimize interference with the Operation of the Managed Facilities or inconvenience to Managed Facilities guests. Except as provided in the applicable Annual Budget or proposed by Manager and approved by Owner, Owner shall notify Manager of any ROI Capital Improvements proposed to be undertaken by Owner and Manager may, within thirty (30) days after receipt of such notice, object to the undertaking of such ROI Capital Improvements based on Manager’s reasonable determination that such ROI Capital Improvements will not be consistent with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities, including that such ROI Capital Improvements would unreasonably interfere with the Managed Facilities’ operating performance and the ability of Manager to Operate the Managed Facilities in accordance with the Operating Standard. Within fifteen (15) days after receipt of any notice from Manager alleging a deficiency with respect to any ROI Capital Improvement proposed by Owner, Owner shall respond in detail to such allegation and, if the matter is not resolved by the Parties within thirty (30) days after Owner’s response, the determination of whether such capital improvement does not, or when constructed will not, be consistent with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities shall be submitted to the Expert for Expert Resolution in accordance with Article XVII. If the Expert determines that such capital improvement does not, or when constructed will not, comply with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities, Owner shall promptly take such actions as the Expert shall require to bring such capital improvement into compliance with the Operating Standard or to cause such capital improvement to not unreasonably interfere with the Operation of the Managed Facilities.

5.2.3 Reserve Fund Contributions. In order to facilitate the funding of Routine Capital Improvements and Building Capital Improvements, Manager shall set aside on a monthly basis an amount equal to the Reserve Fund Contribution by transferring funds from the Operating Account to the Reserve Fund. Payment of the Reserve Fund Contribution into the Reserve Fund for each month shall be due within five (5) days after the end of such month. All interest earned in the Reserve Fund shall be added to the Reserve Fund, but shall not be credited against amounts required to be deposited in the Reserve Fund.

5.2.4 Use of Reserve Fund. Except as otherwise expressly set forth in this Agreement, the Reserve Fund shall be used for the purpose of funding Routine Capital Improvements or Building Capital Improvements which are permitted under Section 5.2.1, which are included in the Annual Budget or otherwise proposed by Manager and approved by Owner; provided, that Manager also may expend up to the amount of the contingency line item in the Capital Budget from the Reserve Fund during each Operating Year to pay any Routine Capital Improvements that Manager may reasonably determine to be necessary for items not included in the Annual Budget and not otherwise permitted under Section 5.2.1 (but not, for avoidance of doubt, Building Capital Improvements or ROI Capital Improvements). In the discretion of Owner, the Reserve Fund may also be used for the funding of Building Capital Improvements and ROI Capital Improvements. At the end of each Operating Year, all amounts not expended from the Reserve Fund shall be carried forward to the next Operating Year; provided, that in the event Owner determines not to proceed with any previously budgeted Building Capital Improvement or ROI Capital Improvement which has been funded in whole or in part through the Reserve Fund, then the unexpended funds for such Building Capital Improvement or ROI Capital Improvement shall be transferred by Manager to the Operating Account.

5.2.5 Remediation of Design or Construction Defect. If the design or construction of the Managed Facilities is defective, and the defective condition presents a risk of injury to persons or damage to the Managed Facilities or other property, or results in non-compliance with Applicable Law, then Owner shall cause to be performed all work necessary to remedy such design or construction defect in the Managed Facilities as expeditiously as reasonably possible. Owner acknowledges that such work shall be performed at Owner’s expense and that Owner may not use funds in the Operating Account or the Reserve Fund in remedying such defects.

5.3 Personnel.

5.3.1 Manager Control. Manager shall manage and have sole and exclusive control of all aspects of the Managed Facilities’ human resources functions as set forth in this Section 5.3.

5.3.2 Employment of Managed Facilities Personnel. All Managed Facilities Personnel shall be employees of Manager or an Affiliate of Manager. All Managed Facilities Personnel Costs shall be Operating Expenses. Owner shall have no right to supervise, discharge or direct any Managed Facilities Personnel, except as otherwise set forth herein, and covenants and agrees not to attempt to so supervise, direct or discharge.

5.3.3 Senior Executive Personnel. Subject to Owner’s approval rights in Section 2.2.6, Manager shall, on Owner’s behalf, recruit, screen, appoint, hire, pay, train, supervise, instruct and direct the Senior Executive Personnel, and they, or other Managed

Facilities Personnel to whom they may delegate such authority, shall, on Owner’s behalf: (a) recruit, screen, appoint, hire, pay, train, supervise, instruct and direct all other Managed Facilities Personnel necessary or advisable for the Operation of the Managed Facilities; and (b) discipline, transfer, relocate, replace, terminate and dismiss any Managed Facilities Personnel.

5.3.4 Terms of Employment. Subject to Owner’s approval rights under Section 2.2.6, all terms of employment, personnel policies and practices relating to the Managed Facilities Personnel shall be established by Manager consistent with Applicable Laws, on Owner’s behalf, including the terms of employment, including recruiting, screening, appointment, hiring, compensation, bonuses, severance, pension plans and other employee benefits, training, supervision, instruction, direction, discipline, transfer, relocation, replacement, termination and dismissal of Managed Facilities Personnel. Manager shall process the payroll and benefits for Managed Facilities Personnel.

5.3.5 Non-Solicitation. Owner hereby agrees not to, and to cause its Affiliates, its and their respective successors and assigns and any Person acting for or on behalf of any of them not to, solicit the employment of any of the Managed Facilities Personnel, without Manager’s prior written consent, at any time during the Term or any management personnel of the Affiliates of the Manager during the Term; provided, that this covenant shall not restrict Owner and its Affiliates from engaging in general solicitation or advertising of employment opportunities that is not targeted at employees of the Managed Facilities.

5.3.6 Corporate Personnel. All Corporate Personnel who travel to the Managed Facilities to perform technical assistance, participate in special projects or provide other services shall be permitted to utilize the services provided at the Managed Facilities (including food and beverage consumption), without charge to Manager or such Corporate Personnel.

5.4 Bank Accounts.

5.4.1 Administration of Bank Accounts. Manager shall establish and administer the bank accounts listed in this Section 5.4 (the “Bank Accounts”) on Owner’s behalf at a bank or banks selected by Owner and approved by Manager. All Bank Accounts shall be established by Manager, as agent for Owner, in the name of Owner, doing business as the Managed Facilities, shall be owned by Owner and shall use the taxpayer identification number of Owner. The Funds in the Bank Accounts shall be held in express trust for the benefit of Owner and shall be disbursed, in each case on the terms and subject to the conditions of this Agreement. Except as expressly provided in this Agreement, Manager shall not commingle the funds in any such Bank Account with any funds of Manager or any Affiliate of Manager. The Bank Accounts shall be interest-bearing accounts if such accounts are reasonably available. The Bank Accounts may include:

5.4.1.1 one or more accounts for the purposes of depositing all funds received in the Operation of the Managed Facilities and paying all Operating Expenses (collectively, the “Operating Account”);

5.4.1.2 one or more accounts into which amounts sufficient to cover all Managed Facilities Personnel Costs shall be deposited from time to time by Manager (by transfer of funds from the Operating Account);

5.4.1.3 a separate interest bearing account into which the Reserve Fund Contributions shall be deposited from time to time by Manager (by transfer of funds from the Operating Account) in accordance with Section 5.2.3 (the “Reserve Fund”);

5.4.1.4 a separate account for the purpose of depositing funds sufficient to pay all Management Fees and other amounts due to Manager under this Agreement (by transfer of funds from the Operating Account) (the “Management Account”); and

5.4.1.5 such other accounts as Manager with Owner’s prior approval (or Owner with Manager’s approval) deems necessary or desirable. Owner expressly disclaims a security interest and lien in any funds in the Bank Accounts that belong to the State of Maryland.

To the extent, if any, that the funds in the Bank Accounts and Reserve Fund are deemed not to be held in express trust for the benefit of Owner and to the extent permitted by the terms of any Financing, Owner is hereby granted a security interest and lien in the Bank Accounts and Reserve Fund to secure Manager’s obligations under this Agreement and Owner is entitled to perfect its security interest and lien in the Bank Accounts and Reserve Fund through an account control agreement with the applicable bank where the Bank Account and Reserve Fund are deposited (in customary form and substance and which is reasonably satisfactory to Manager and which is consistent with this Agreement, including the provisions of this agreement applicable to the holding and disbursement of funds).

5.4.2 Authorized Signatories. Manager’s designees shall be the only Persons authorized to draw funds from the Bank Accounts and make deposits into the Bank Accounts during the Term; provided, however, that if Manager is in breach of Section 5.4.4 or the fourth sentence of Section 5.4.1, (i) Owner shall be authorized to draw, disburse and retain funds as Manager would be so entitled under Section 5.4.4 (and such funds may only be used in accordance with Section 5.4.4) and (ii) if such breach constitutes an Event of Default by Manager, Manager shall cease having any further rights to draw on such Bank Accounts and a signature (electronic or otherwise) from Owner (other than an Affiliate of the Manager) shall also be required for the drawing of funds from the Management Account (and Owner shall not unreasonably withhold, condition or delay any such signature). Manager shall establish reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts and as Manager, consistent with commercially reasonable business procedures and practices which are consistent with the size and nature of the operations at the Managed Facilities, reasonably deems necessary or advisable. Manager shall provide Owner copies of bank statements with respect to the Bank Accounts, as requested by Owner.

5.4.3 Permitted Investments; Liability for Loss in Bank Accounts. Manager shall not invest funds in the Bank Accounts, except as may be permitted under the Financing Documents. Owner shall bear all losses suffered in any investment of funds into any such Bank Account, and Manager shall have no liability or responsibility for such losses, except to the extent due to Manager’s Gross Negligence or Willful Misconduct.

5.4.4 Disbursement of Funds to Owner. All revenues from the operation of the Managed Facilities shall be deposited by Manager in the Operating Account in accordance with Manager’s practices and policies for Other Brand Properties. Unless the Parties agree otherwise, on or about the twenty fifth (25th) day of each calendar quarter, Manager shall disburse to Owner, as directed by Owner, any funds remaining in the Operating Account at the end of the immediately preceding month after payment, contribution or retention, as applicable, of the following in the following order of priority: (a) all Operating Expenses then due but which have not yet been paid; (b) the amount of debt service accruals and payments due to Lenders as provided in the most recently updated Monthly Debt Service Schedule; (c) transfer of the Management Fees then due to the Management Account (for payment within one (1) Business Day to Manager and, if applicable, in accordance with Section 5.4.5); (d) the Reserve Fund Contribution due for such month in the Reserve Fund, and any deficiencies in the Reserve Fund; (e) the amount of any reserves required to be funded pursuant to the Financing Documents; and (f) retention by Manager of an amount sufficient to cover (i) a reasonable reserve for any non-capital expense (including debt service), or any capital expense set forth in the Annual Budget, that Manager reasonably believes will be due during the next twelve (12) month period and for which Manager reasonably determines that a reserve for such quarter would be prudent to insure sufficient cash to pay such expense, (ii) any other amounts necessary to cure or prevent any violation of, any Applicable Law in accordance with this Agreement, (iii) an amount of working capital reasonably determined to be prudent by Manager and Owner to provide reserves for emergency expenditures or Operating Expenses payable less frequently than monthly or to cover anticipated operating shortfalls for a ninety (90) day period and (iv) such other amounts as may be agreed to by the Parties from time to time. In the event Owner disputes any decision by Manager to reserve and not disburse to Owner funds pursuant to this Section 5.4.4, such dispute may be submitted by either Party for Expert Resolution in accordance with Article XVII.

5.4.5 Transfers Between Bank Accounts. Manager has the authority to transfer funds from and between the Bank Accounts in order to pay Operating Expenses, to pay debt service with respect to the Managed Facilities, to invest funds for the benefit of the Managed Facilities, to pay the Management Fees to Manager pursuant to this Agreement and for any other purpose consistent with the Annual Budget and good business practices; provided, that, except to the extent necessary to pay Managed Facilities Personnel Costs or to pay emergency expenditures in accordance with Section 5.1.5.3, Manager shall not transfer funds from the Reserve Fund to other Bank Accounts without the consent of Owner and, if the circumstance contemplated by the proviso in the first sentence of Section 5.4.2 has occurred and is continuing, Manager shall not transfer funds from the Management Account without the co-signature (electronic or otherwise) of a representative of Owner (other than an Affiliate of Manager) (and Owner shall not unreasonably withhold, condition or delay such co-signature).

5.4.6 Monthly Debt Service Schedule. Whenever Owner incurs indebtedness with respect to the Managed Facilities, Owner shall provide Manager with a schedule of all principal and interests payments due with respect thereto and the method for calculating interest with respect to such indebtedness (as the same may be updated, the “Monthly Debt Service Schedule”).

5.5 Funds for Operation of the Managed Facilities.

5.5.1 Initial Working Capital. Owner shall deposit or cause to be deposited the Initial Working Capital into the Operating Account at least thirty (30) days prior to the anticipated Opening Date, or at such earlier time as reasonably required for Operation of the Managed Facilities. The Initial Working Capital is separate from, and in addition to, any funds that Owner may be required to fund for Pre-Opening Services, including purchasing initial inventories of FF&E and Supplies.

5.5.2 Additional Funds. If Manager determines at any time during the Term that: (a) the available funds in the Operating Account are insufficient to allow for the uninterrupted and efficient Operation of the Managed Facilities in accordance with this Agreement (including the Operating Standard) based on a ninety (90) day reference period; (b) the available funds in the Operating Account are insufficient for the timely payment of amounts in any given month to be paid under Section 5.4.4; (c) the available funds in the Operating Account or, in the case of capital expenditures, the Reserve Fund are insufficient for the Operation of the Managed Facilities in accordance with the obligations of Owner set forth in the Ground Lease, Building Capital Improvements and ROI Capital Improvements then contemplated in the Annual Budget or otherwise approved by Owner or authorized under this Agreement, Manager shall notify Owner of the existence and amount of the shortfall (a “Funds Request”). Owner shall be obligated to deposit into the Operating Account or the Reserve Fund, as applicable, the amount requested by Manager in the Funds Request within fifteen (15) days after delivery of the Funds Request.

5.5.3 Failure to Provide Funds. If Owner fails to deposit all or any portion of any amount requested in a Funds Request, Manager shall have the right, but not the obligation, to use or pledge its credit in paying, on Owner’s behalf, (a) ordinary and customary Operating Expenses or (b) Building Capital Improvements and Routine Capital Improvements then contemplated in the Annual Budget or otherwise approved by Owner or authorized under this Agreement (but not, for avoidance of doubt, ROI Capital Improvements), in which case Owner shall pay for such goods or services when such payment is due. In addition, if Owner fails to pay for such goods or services when such payment is due, then Manager shall have the right, but not the obligation, to pay for such goods or services, in which case Owner shall reimburse Manager immediately upon demand by Manager (and Manager shall be entitled to reimburse itself from any available funds from the Operation of the Managed Facilities, including the Operating Account and the Reserve Fund) for all amounts advanced by Manager, together with interest thereon in accordance with Section 3.4.

5.6 Purchasing.

Manager or its Affiliates may, in its discretion, make available to the Managed Facilities licensing or purchasing programs available to other facilities owned or operated by Manager and its Affiliates (whether on a national, regional, mandatory, optional or other basis) (each, a “Purchasing Program”). Manager may elect, in its discretion, but subject to the terms of this Section 5.6 and Applicable Law, to license any games or purchase or lease any FF&E and Supplies for the Operation of the Managed Facilities from a Purchasing Program maintained by Manager or its Affiliates; provided, that Manager shall use reasonable efforts to ensure the prices and terms of the games, FF&E and Supplies to be licensed or purchased under such Purchasing Program (including with such modifications as provided below), taken as a whole, are competitive with the prices and terms of games, products and services of equal quality available from other suppliers. In making such determination, the prices and terms for the games, FF&E and Supplies will be compared to the prices and terms which would be charged by reputable and qualified unrelated third parties on an arm’s length basis for similar games, FF&E and Supplies sold, leased or licensed to similar companies in the hospitality industry, and may be grouped in reasonable categories rather than being compared item by item. Owner acknowledges and agrees that Manager and its Affiliates shall have the right to (a) modify the fees, costs or terms of any such Purchasing Program, including adding games, FF&E and Supplies to, and, subject to Applicable Law, deleting games, FF&E and Supplies from, such Purchasing Program; (b) terminate all or any portion of any such Purchasing Program, from time to time, upon sixty (60) days’ notice to Owner; (c) subject to this Section 5.6, receive payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases, leases or licenses; and (d) subject to this Section 5.6, own or have investments in such suppliers; provided, that such ownership or investment is disclosed to Owner. It is Manager’s and its Affiliates’ policy to pass through any discounts, rebates or similar incentives to the Managed Facilities, except in cases where an allocation is not reasonably possible or where rebate funds are used for marketing or other purposes which generally benefit properties owned or managed by Manager or its Affiliates.

5.7 Managed Facilities Parking.

Owner shall cause to be available as part of the Managed Facilities parking sufficient for the Operation of the Managed Facilities. If parking for the Managed Facilities is not Operated as a part of the Managed Facilities, Manager shall have the right to approve the arrangements for such operation, including the identity of any third-party parking manager.

5.8 Use of Affiliates by Manager.

In performing its obligations under this Agreement, Manager from time to time may use the services of one (1) or more of its Affiliates as permitted under this Agreement. If an Affiliate of Manager performs services Manager is required to provide under this Agreement, such Affiliate and its employees must hold such licenses or qualifications as may be required by the Gaming Authorities in connection with the performance of such services and Manager shall be ultimately responsible to Owner for its Affiliate’s performance. Owner shall bear no cost or expense for the Affiliate’s services, other than as expressly set forth in Section 4.1.1 for Centralized Services Charges, Section 3.3 for Reimbursable Expenses, Section 5.6 for participation in Purchasing Programs, Section 5.11 for an Amenities Manager, Section 12.1.2 for the Insurance Program and the Related Agreements. Additionally, Manager may cause Affiliates of Manager who operate other facilities on behalf of Owner or Owner’s Affiliates to perform services Manager is required to provide under this Agreement and the costs associated with such performance shall be an Operating Expense of the Managed Facilities. Any agreement or transaction between Manager acting on behalf of Owner, on the one hand, and any Affiliate of Manager, on the other hand, that involves a cost or expense to Owner or the Managed Facilities, or a transfer of assets from the Managed Facilities, shall either be (a) approved by Owner or (b) set forth in the Annual Budget (subject to Sections 5.1.4 and 5.1.5) and identified as an expense of an Affiliate of Manager (except that Managed Facilities Personnel Costs and costs incurred to third-party vendors under the Purchasing Program need not be separately identified in the Annual Budget as an expense to an Affiliate of Manager). Subject to any confidentiality or similar obligations, Manager shall make available to Owner such information as reasonably requested by Owner to compare the cost or expense charged by the Affiliate with charges of an unaffiliated third party.

5.9 Limitation on Manager’s Obligations.

5.9.1 General Limitations. Manager’s obligations under this Agreement are subject in all respects to the availability of sufficient funds from the Operation of the Managed Facilities, or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of Operating the Managed Facilities shall be payable out of funds from the Operation of the Managed Facilities, or which are otherwise provided by Owner. In no event shall Manager be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Managed Facilities. Accordingly, notwithstanding anything to the contrary in this Agreement, Manager shall be relieved from its obligations to Operate the Managed Facilities in compliance with the Operating Standard and in accordance with this Agreement whenever and to the extent that Manager is prevented or restricted in any way from doing so by reason of: (a) the occurrence of a Force Majeure Event; (b) the Operating Limitations; (c) Owner’s breach of any material term of this Agreement (including Owner’s obligation to provide sufficient funds as required under this Agreement); (d) any limitation or restriction in this Agreement on Manager’s authority or ability to expend funds in respect of the Managed Facilities; or (e) the availability of sufficient funds to Operate the Managed Facilities.

5.9.2 Pre-Existing Conditions and External Events. If any environmental, construction, personnel, real property-related or other problems arise at the Managed Facilities during the Term that: (a) relate to the Operation or condition of the Managed Facilities, or activities undertaken at the Managed Facilities or on the Premises, prior to the Term; or (b) are caused by or arise from sources outside of the Managed Facilities, Manager’s services under this Agreement shall not extend to management of any remediation, abatement or other correction of such problems, and Owner shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement and correction of such problems, and shall take such actions in a timely manner with as little disturbance or interruption of the use and Operation of the Managed Facilities as reasonably practicable. Notwithstanding the foregoing, in the event such problems exist: (i) Manager will cooperate reasonably with Owner in connection with Owner’s remediation, abatement and correction efforts; and (ii) if there is a reasonable likelihood that such problems would cause criminal or civil liability to Manager, injury to persons using the Managed Facilities or damage to the Managed Facilities, Owner shall promptly remedy such problems and if Owner fails to do so, Manager shall have the right to take all reasonably necessary steps to comply with any Applicable Law, or to avoid criminal or civil liability to Manager, or injury to Persons or property; provided, that Manager shall give Owner prior notice thereof.

5.9.3 Pre-Opening Period. Owner acknowledges that, except for the Pre-Opening Services or as provided in the CRBH Development Agreement, Manager and its Affiliates shall have no obligations to provide any services for the Operation of the Managed Facilities prior to the commencement of the Term.

5.10 Third-Party Operated Areas.

Manager shall, in consultation with Owner, identify particular portions of the Managed Facilities, such as a restaurant, bar, entertainment venue, spa or retail location (“Third-Party Operated Areas”), that shall be operated by third parties (the “Third-Party Managers”) under a lease, operating agreement, franchise agreement or similar agreement arranged by Manager. Manager shall have the right to manage the process of selecting any Third-Party Managers. Any lease, operating agreement, franchise agreement or similar agreement entered into with a Third-Party Manager shall (a) be consistent with the terms of this Agreement; (b) require the Third Party Managers to operate the Third-Party Operated Areas in accordance with the Operating Standard and all other terms of this Agreement, subject to the Operating Limitations, and (c) require the Third-Party Managers and their employees and contractors, as applicable, to hold such license or qualification as may be required by the Gaming Authorities.

5.11 Amenities.

Subject to Section 2.2.9, Manager shall have the right to propose to have an Affiliate of Manager (the “Amenities Manager”) operate one or more of the Third-Party Operated Areas. The arrangement with any Amenities Manager for the operation of a restaurant, bars, entertainment venue, spa, retail location or other amenity as a part of the Managed Facilities shall be documented pursuant to a lease or management agreement prepared by Manager and approved by Owner which shall provide that the restaurant, bars, entertainment venue, spa, retail location or other amenity, as applicable, shall be (a) designed and constructed in all material respects in accordance with the Operating Standard, Design Guidance and any other standards reasonably required by Owner and the Amenities Manager, and (b) operated in accordance with the Operating Standard and all other terms of this Agreement, in each case subject to the Operating Limitations.

ARTICLE VI.

APPROVALS

6.1 Execution of Agreement Subject to Maryland Gaming Approvals.

This Agreement and all other agreements contemplated herein shall be executed subject to all required approvals and authorizations, if any, by all applicable Maryland Gaming Authorities. Owner, at its expense, promptly after the date hereof shall take such commercially reasonable actions as may be reasonably required to obtain such required approval or authorization from, the applicable Governmental Authorities to make effective this Agreement as and if required by Applicable Law and all Related Agreements, and permit Owner to make the payments required to be made to Manager under this Agreement and all related agreements; provided, that Manager, at Manager’s expense, shall obtain such license(s) or qualification(s) applicable to Manager as may be required by applicable Maryland Gaming Authorities. Manager shall have the right, at its expense, to participate in all phases of the approval or authorization process. The Parties shall cooperate in all such undertakings or dealings with Maryland Gaming Authorities, and Owner shall provide reasonable notice to Manager prior to all meetings with any Maryland Gaming Authority for such purpose. Owner covenants and agrees to use best efforts to diligently pursue and obtain all Approvals (other than such license(s) or qualification(s) applicable to Manager) required to approve Manager to Operate the Managed Facilities and this Agreement, and Owner will maintain all such Approvals during the Term.

6.2 Modification of Agreement.

If any Governmental Authority, as a condition of its approval of the initial effectiveness of this Agreement, requires directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their commercially reasonable efforts to comply with such request; provided, that if such requested modification would have a material adverse effect on any Party, then such Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the other Party for such termination.

ARTICLE VII.

PROPRIETARY RIGHTS

7.1 Service Mark Rights.

7.1.1 In consideration of the Management Fee, Manager shall procure for the benefit of Owner and the Managed Facilities the non-exclusive right and license to use and otherwise exploit the Service Mark Rights in connection with the development, Operation, promotion and marketing of the Managed Facilities throughout the Term of this Agreement and during the Transition Period. As between Owner and Manager with respect to such right and license, Manager shall have the sole and exclusive right to determine the form of presentation of the Service Mark Rights in the Operation of the Managed Facilities, including in all uses of the Service Mark Rights in marketing, sales, advertising and promotional materials of the Managed Facilities, any goods or services relating to the Managed Facilities and any signage for the Managed Facilities. Subject to the Annual Budget, Manager agrees to procure merchandise bearing the Brand or other Service Mark Rights on behalf of the Owner for sale or promotion at the Managed Facilities at customary whole-sale prices for such merchandise.

7.1.2 Notwithstanding that Manager shall use the Service Mark Rights in the conduct of the Operations, Owner acknowledges that, as between Manager and Owner, this use of the Service Mark Rights shall not create in Owner’s favor any right, title, or interest in or to any of the Service Mark Rights, but all rights of ownership and control of the Service Mark Rights shall reside solely with such Affiliate of Manager that owns such Service Mark Rights. If and to the extent Owner acquires any right, title or interest in or to any of the Service Mark Rights, Owner hereby assigns all such right, title and interest therein to such Affiliate of Manager.

7.1.3 Owner acknowledges and agrees that the right to use the Service Mark Rights in connection with the Managed Facilities (a) excludes any right of Owner to register any trademarks, copyrights, or domain names, or seek patents, which use any elements of the Service Mark Rights, such right being reserved exclusively to Manager and its Affiliates; (b) excludes any right of Owner to sub-license or sub-contract or permit other Persons to use the Service Mark Rights (including the production of branded goods) without the prior written consent of Manager; (c) does not permit Owner to use the Brand or any marks, names, indicia or identifiers that are or may be confusingly similar to any element of the Brand in Owner’s corporate name; (d) does not permit Owner to acquire, or represent in any manner that Owner has acquired, in any manner any ownership rights in the Brand or any element thereof, and (e) does not permit Owner to use the Service Mark Rights to incur, secure or guarantee any obligation or indebtedness in such a manner as may, in any way, subject Manager or such Affiliate of Manager that owns such Service Mark Rights to liability. Further, as between Owner and Manager, any new trademarks, trade dress, slogans, logos, and any other matter capable of serving as a designation of origin for the goods and services provided in connection with the Managed

Facilities that incorporate and are derived from the Service Mark Rights shall be owned by Manager or its Affiliates; provided, however, that in connection with any sale of the Managed Facilities, Manager shall, at its option, either (i) assign (or cause its relevant Affiliates to assign) all of its right, title and interest in the Owner Marks to Owner, whereupon such Owner Marks shall be deemed owned by the Managed Facilities, or (ii) have and retain full ownership of the Owner Marks and grant (or cause its relevant Affiliates to grant) a non-exclusive, royalty free transferrable license to Owner to use and otherwise exploit the Owner Marks.

7.2 Use of Service Mark Rights.

Subject to the obligation of the Manager to operate the Casino under the Brand, as part of Manager’s services under this Agreement for the Operation of the Managed Facilities, Manager may use any Service Mark Rights in the Operation of the Managed Facilities as Manager deems appropriate or advisable consistent with the Annual Budget. The Managed Facilities shall be a part of the Total Rewards System used generally at other Operated Brand Properties. Manager reserves the right and discretion to require Managed Facilities Personnel to sign a commercially reasonable confidentiality and restricted use agreement as a condition to the disclosure or use of any Service Mark Rights by such Person, which shall supplement the terms set forth in this Article VII.

7.3 Rights to Service Mark Rights.

Owner hereby (a) recognizes the sole and exclusive right of ownership of Manager and its Affiliates to all Service Mark Rights and (b) agrees that Owner’s use of the Service Mark Rights shall be conducted exclusively by Manager under this Agreement. Without limiting any other rights, remedies or claims of Manager or its Affiliates at law, under this Agreement or otherwise, Owner covenants that in the event of any termination or expiration of this Agreement, whether as a result of a default by Manager or otherwise, Owner shall not continue the operations of the Managed Facilities pursuant to a Service Mark Right, nor will it otherwise utilize any of the Service Mark Rights (or hold itself out as operating pursuant to the same) or any variant thereof in the operations of the Managed Facilities or the name of the Managed Facilities provided, however, that Owner shall have a period of twelve (12) months following termination or expiration of this Agreement to remove all Service Mark Rights from FF&E and the Managed Facilities, the cost which shall be borne by Owner. If Owner fails to so remove all Service Mark Rights within such twelve (12) month period, Owner agrees that Manager and its Affiliates (excluding Owner) or their respective representatives may enter the Managed Facilities and remove all Service Mark Rights from FF&E and the Managed Facilities, the cost which shall be borne by Owner. This Section 7.3 shall survive the expiration or termination of this Agreement.

7.4 Proprietary Information and Systems of Manager or its Affiliates.

7.4.1 Proprietary Information and Systems. Owner agrees that Manager or its Affiliates have the sole and exclusive right, title and ownership to the following items as now in existence and as the same may be modified, supplemented or updated in the future (collectively, the “Proprietary Information and Systems”):

7.4.1.1 proprietary information, techniques and methods of operating and marketing, gaming, hotel and related businesses, including without limitation, the Total Rewards System;

7.4.1.2 proprietary information, techniques and methods of designing, selecting, maintaining, operating, marketing, developing and customizing games used in gaming, hotel and related businesses;

7.4.1.3 proprietary information, techniques and methods of training employees in the gaming, hotel and related businesses;

7.4.1.4 proprietary business plans, projections, marketing, advertising and promotion plans, strategies and systems, including the items listed on Exhibit F attached hereto and incorporated herein by this reference and any modifications, supplements or revisions thereof, which may hereafter be made by Manager or its Affiliates, all of which have been developed or acquired over many years through the expenditure of time, money and effort and which Manager and its Affiliates maintain as confidential and as a trade secret(s); and

7.4.1.5 all proprietary information, techniques and methods used in connection with the Total Rewards System or any other rewards system which is used generally at Operated Brand Properties.

Notwithstanding the foregoing, Proprietary Information and Systems shall not include: (a) information and systems developed by Owner or third parties on Owner’s behalf; (b) information and systems developed by Manager or a third party specifically for use at the Managed Facilities; (c) data specific to the Managed Facilities that may be contained in Proprietary Information and Systems, including the Managed Facilities Guest Data; and (d) information which is not recognized as a trade secret of Manager or its Affiliates, or entitled to protection as proprietary to Manager and its Affiliates, under applicable state law.

7.4.2 Confidentiality. Owner further agrees that, to the extent Owner has access to the Proprietary Information and Systems, Owner shall: (a) maintain the confidentiality of Manager Confidential Information in such Proprietary Information and Systems, and not provide access to such Manager Confidential Information (or any documents, notes, memoranda, lists, computer programs or summaries thereof) to any other Person (including any shareholder or Affiliate of Owner); (b) not use the Proprietary Information and Systems for any purpose other than as permitted under this Agreement; (c) make no copies of all or any portion of the Proprietary Information and Systems; and (d) upon the termination or expiration of this Agreement, (i) return all Proprietary Information and Systems to Manager, including documents, notes, memoranda, lists, computer programs and any summaries of the Proprietary Information and Systems in Owner’s possession or control but excluding any Managed Facilities Guest Data which Owner may retain pursuant to the terms of this Agreement, and (ii) cease to access any and all of the Proprietary Information and Systems, in each case upon the end of the Transition Period.

7.4.3 Guest Data and Managed Facilities Guest Data.

7.4.3.1 Owner recognizes the exclusive right of ownership of Manager and its Affiliates to all Guest Data, other than Managed Facilities Guest Data, and the Parties agree that they shall have joint right of ownership to all Managed Facilities Guest Data. Owner hereby disclaims any right or interest in Guest Data, other than Managed Facilities Guest Data, regardless of any legal protection afforded thereto. Owner agrees that throughout the Term, Manager or Manager’s designees shall host and retain the database relating to customers’ activities at the Managed Facilities which shall be collected and stored in systems implemented and managed by Manager, including all customer information gathered in by Manager or its Affiliates in connection with any casino player loyalty program card or successor player or guest rewards program, and, subject to the restrictions set forth in this Section 7.4.3, Manager or one of its Affiliates shall own and be entitled to use any and all of the customer or other information gathered by Manager or its Affiliates in connection with this Agreement or such programs.

7.4.3.2 Owner shall not and Manager shall not and shall cause its Affiliates not to (a) use the Managed Facilities Guest Data to offer, solicit or promote any illegal, obscene, inappropriate, adult oriented, or pornographic material or activity or to engage in any activity that would constitute spamming or a violation of any Applicable Laws relating to privacy, (b) during the Term, use the Managed Facilities Guest Data in any manner which is inconsistent with the integrity of the Brand, (c) sell, license or grant any other Person (except, in the case of Manager, an Affiliate of Manager or Rock Gaming or its Affiliates) a right to use, view or copy the Managed Facilities Guest Data or (d) use the Managed Facilities Guest Data for any purpose which is not for the direct benefit of the Managed Facilities, or the businesses and/or operations of either Manager and its Affiliates or Owner and its Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the use of the Managed Facilities Guest Data shall, in all events, be subject to the limitations and restrictions set forth in any other agreement or other contract related thereto (including any operating agreement of any Parent Company of Owner, to the extent applicable), this Agreement, Applicable Law (including any established by the State of Maryland) and this Section 7.4.3. Owner and Manager further agree not to use, nor permit their Affiliates to use, at any time, the Managed Facilities Guest Data in any illegal manner, nor to engage in any activity that would constitute spamming or a violation of any privacy laws under any applicable jurisdiction’s regulations. For the avoidance of doubt, Owner agrees that it shall not disclose any gaming play or player rating information contained in the Managed Facilities Guest Data to a Competitor. Notwithstanding the foregoing, if, upon the expiration or termination of this Agreement, Owner engages a successor manager to Operate the Managed Facilities, then the Managed Facilities Guest Data may be disclosed to such successor; provided, that if Applicable Law or any privacy policy of Manager or its Affiliates requires Manager to provide guests of the Managed Facilities with notice of such transfer and/or a right to “opt out” of having their information transferred to such successor, Owner and Manager shall comply with such requirement and the election of such guest with respect thereto. Owner agrees to, and to cause its Affiliates to, (A) maintain commercially reasonable measures to protect the physical safety and data integrity of the Managed Facilities Guest Data, and (B) comply with (1) all applicable data protection policies applicable to guest data, to which Manager and its Affiliates are subject, including compliance with all relevant security best practices including PCI Data Security Standards and the Sarbanes Oxley Act, and (2) during the Term, all privacy, data security and reasonable contact policies of Manager and its Affiliates. Manager may require Owner to acknowledge in writing its receipt of any Managed Facilities Guest Data (in whatever form) and confirm its obligations under this Section 7.4.3 and the requirements described herein. In the event Manager reasonably believes the integrity of such Managed Facilities Guest Data has been compromised, Manager and its Affiliates shall have the right, upon reasonable notice and at reasonable times to inspect the physical facilities and servers where Owner stores (or has stored on its behalf) the Managed Facilities Guest Data and to review all methods and processes associated with the storage and use of same.

7.4.4 Improvements to System. All intellectual property rights to the improvements in the Proprietary Information and Systems (the “System Improvements”) are hereby irrevocably assigned by Owner (to the extent of Owner’s interest therein, if any) to Manager or its designee and upon creation shall be and become the exclusive property of Manager or its designee, and neither Owner nor any of its Affiliates shall have any ownership rights in any System Improvements. Manager or its Affiliates may incorporate any such System Improvements into the Proprietary Information and Systems and shall have the exclusive right to all intellectual property rights (including patent, copyright, and industrial design rights) in and to the System Improvements, and to register and protect such System Improvements in Manager’s or its designee’s own name to the exclusion of Owner, who shall have no rights to use such System Improvements except as specifically granted to Owner under this Agreement. Owner agrees to execute such assignment or other documents as Manager may reasonably request to evidence its ownership or to assist Manager in securing intellectual property rights to the System Improvements, at Manager’s sole expense.

7.4.5 Survival. This Section 7.4 shall survive the expiration or termination of this Agreement.

ARTICLE VIII.

CONFIDENTIALITY

8.1 Disclosure by Owner.

Owner acknowledges that Manager will provide certain Manager Confidential Information to Owner in connection with the Operation of the Managed Facilities, and that such Manager Confidential Information is proprietary to Manager and its Affiliates, and includes trade secrets. Accordingly, during the Term and thereafter: (a) Owner shall not, and shall cause its Affiliates not to, use the Manager Confidential Information in any other business or capacity, and Owner acknowledges such use would constitute an unfair method of competition; (b) Owner shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Manager Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential Lenders and potential purchasers (provided such potential purchaser is not a Competitor), but only on a “need to know” basis in connection with its ownership of the Managed Facilities and subject to customary confidentiality protections; (c) Owner shall not make unauthorized copies of any portion of the Manager Confidential Information disclosed in written, electronic or other form; and (d) Owner shall make every effort to ensure that none of its shareholders, partners, members, trustees, beneficiaries, Affiliates, directors, officers, employees, agents, representatives and potential purchasers use, disclose or copy any Manager Confidential Information, disclose any terms of this Agreement or take any other actions that Owner is otherwise prohibited from taking under this Section 8.1. Notwithstanding the foregoing, the restrictions on the use and disclosure of Manager Confidential Information shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of any obligation with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies; (iii) to information known to Owner before disclosure by Manager or disclosed to Owner by a third party not subject to confidentiality obligations to Manager or developed by Owner without use of Manager Confidential Information; or (iv) Managed Facilities Guest Data to the extent used in accordance with this Agreement, including Section 2.3.3. In the event that Owner or any Person to which Owner has disclosed Manager Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Manager Confidential Information, Owner shall and shall cause such Person to: (A) provide Manager with prompt notice so that Manager and its Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.1; and (B) cooperate with Manager and its Affiliates, at their expense, in any effort Manager or any of its Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Manager in its discretion waives compliance with the provisions of this Section 8.1, Owner shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Manager Confidential Information that Owner is advised, by outside counsel, is legally required and to use best efforts to obtain reliable assurance that confidential treatment is accorded the Manager Confidential Information so disclosed (to the extent available).

8.2 Disclosure by Manager.

Manager acknowledges that Owner may, from time to time, provide certain Owner Confidential Information (as defined in Exhibit K attached hereto) to Manager in connection with its ownership of the Managed Facilities. All such Owner Confidential Information received by Manager, as well as the terms of this Agreement, will be held by Manager and its Affiliates in accordance with Exhibit K attached hereto.

8.3 Public Statements.

The Parties shall cooperate with each other on all press releases and other public statements relating to the Managed Facilities and neither Party shall issue any press release or other public statement relating to the Managed Facilities without the prior written approval of the other Party and receipt of any required approvals from any Governmental Authority, except for any public statement required under Applicable Law; provided, that Manager and its Affiliates may, subject to Applicable Law, make public statements and press releases regarding the Managed Facilities in connection with CEOC’s general business operations, the Operation of the Managed Facilities or in the ordinary course of Manager’s Operation of the Managed Facilities. With respect to any public statement required under Applicable Law, the issuing Party shall provide the other Party with a reasonable opportunity to review and comment upon any such statement prior to its issuance. In addition, either Party may make reference to the Managed Facilities, this Agreement and such Party’s business in connection with making Securities Exchange Commission filings, investor and lender reports and presentations, financing documents and offering materials.

8.4 Cumulative Remedies.

Owner acknowledges that any violation of the provisions of Section 8.1, 8.2 or 8.3 would cause irreparable harm and injury to Manager and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, Manager and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 8.4 are cumulative and shall not exclude any other remedies to which Manager and its Affiliates may be entitled under this Agreement or Applicable Law, and the exercise of a remedy under this Section 8.4 shall not be deemed an election excluding any other remedy or any waiver thereof.

8.5 Survival.

This Article VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX.

MARKETING

9.1 Marketing.

9.1.1 Managed Facilities Marketing Program. In addition to the Managed Facilities’ participation in any marketing program included as part of the Centralized Services, Manager shall develop and implement a specific marketing program for the Managed Facilities, which shall provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken, and which may include the following: (a) production, distribution and placement of promotional materials relating to the Managed Facilities, including materials for the promotion of employee relations; (b) development and implementation of promotional offers or programs that benefit the Managed Facilities and are undertaken by Manager or by a group of hotels and casinos that includes the Managed Facilities; (c) attendance of Managed Facilities Personnel at conferences, conventions, meetings, seminars and travel congresses; (d) selection of and guidance to advertising agency and public relations personnel; and (e) preparation and dissemination of news releases for national and international trade and, consumer publications. Owner shall not publish any advertising materials or otherwise implement any marketing, advertising or promotion program for the Managed Facilities on its own, without Manager’s prior written approval.

9.1.2 Development and Implementation. The development and implementation of the Managed Facilities’ specific marketing program shall be effected substantially by Managed Facilities Personnel, with periodic assistance from Corporate Personnel with marketing and sales expertise. Any such assistance provided by any Corporate Personnel shall be at no cost to Owner or the Managed Facilities for such Corporate Personnel’s time, but the reasonable Out-of-Pocket Expenses incurred by Manager or its Affiliates in connection with such assistance shall be Operating Expenses. Subject to the provisions of Section 5.1 relating to the Annual Budget, the Managed Facilities’ specific marketing program shall comply with the sales, advertising and public relations policies and guidelines and corporate identity requirements established by Manager, for other Operated Brand Properties, as such policies, guidelines and requirements may be modified from time to time. Subject to the provisions of Section 5.1 relating to the Annual Budget, Manager shall have the right to engage a Person on behalf of Owner to perform such marketing and public relations activities for the Managed Facilities pursuant to this Article IX.

9.1.3 Content. Manager shall have the right to obtain, or at the reasonable request of Manager, Owner shall obtain and provide to Manager, updated photographs, descriptive content and other media, such as video and floor plans, of the Managed Facilities (collectively, “Content”) from time to time in accordance with Manager’s specifications for Content. All ownership or license rights to Content, whether procured by Manager or Owner, shall vest in Owner. If Owner obtains Content, Owner shall ensure that any such Content includes usage rights for the benefit of Manager in connection with the operation of the Managed Facilities during the Term.

ARTICLE X.

BOOKS AND RECORDS

10.1 Maintenance of Books and Records.

Manager shall keep and maintain, on an Operating Year basis in accordance with GAAP, accurate books, records and accounts reflecting all of the financial affairs, and all items of income and expense, in connection with the Operation of the Managed Facilities and otherwise in a manner consistent with the then existing policies and standards applicable to other Operated Brand Properties. All books of account and other financial records of the Managed Facilities shall be available to Owner, any Lender and their respective agents, representatives and designees (subject to Section 8.1) at all reasonable times for examination, audit, inspection and copying. All of the financial books and records of the Managed Facilities, including books of account and front office records (but excluding any Proprietary Rights) shall be the property of Owner.

10.2 Monthly Financial Reports.

Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited monthly operating reports (the “Monthly Reports”) that reflect the operational results of the Managed Facilities for each month of each Operating Year. Manager shall use commercially reasonable efforts to deliver each Monthly Report to Owner on or before the twenty fifth (25th) day of the month following the month (or partial month) to which such Monthly Report relates. At a minimum, the Monthly Reports shall include: (a) a balance sheet including current and prior month and prior year-end comparisons (to the extent applicable) and differences in reasonable detail; (b) an income and expense statement for such month and for the elapsed portion of the current Operating Year through the end of such month (with comparison to previous year); (c) a statement of cash flows for such month and for the elapsed portion of the Current Operating Year through the end of such month (with comparison to previous year) in reasonable detail to allow Owner to identify and ascertain sources and uses thereof; (d) a statement of account balances in each Bank Account and an itemization of transfers to the Reserve Fund; (e) a computation of any installment of the Base Management Fees due following delivery of such Monthly Report; and (f) such other reports or information otherwise specified in this Agreement to be provided to Owner on a monthly basis or as Owner may reasonably specify from time to time. Notwithstanding anything to the contrary contained in this Section 10.2, Manager shall not be obligated to deliver a Monthly Report for the last month of each calendar quarter. In lieu of such delivery, Manager shall deliver the Quarterly Report for the applicable calendar quarter and such Quarterly Report shall include the information that would have been included in the Monthly Report for such month pursuant to this Section 10.2.

10.3 Quarterly Financial Reports.

Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited quarterly operating reports (the “Quarterly Reports”) and shall use commercially reasonable efforts to deliver each Quarterly Report to Owner on or before the twenty fifth (25th) day of the month following the end of the fiscal quarter (or partial fiscal quarter) to which such Quarterly Report relates. With respect to the Quarterly Reports, Manager’s Designated Financial Officer shall certify that it has reviewed such Quarterly Reports and, to such Designated Financial Officer’s Knowledge, such Designated Financial Officer has no reason to believe that such Quarterly Reports do not fairly present, in all material respects, the financial condition, results of operations, cash flows and other financial and operating results, as applicable, of the Managed Facilities for the periods presented in the report (except for the fact that there are no footnotes to such Quarterly Reports and subject to year end adjustments in all respects). At a minimum, the Quarterly Reports shall include: (a) a narrative report on Owner’s actual performance to the Operating Plan and Capital Budget; (b) a computation of any installment of the Incentive Management Fees due following delivery of such Quarterly Report; (c) an itemization of expenses other than Management Fees incurred to Manager or any Affiliate of Manager during such quarter, including Centralized Services Charges and Reimbursable Expenses; (d) a schedule comparing the financial performance of the Managed Facilities to the financial covenants under Financing Documents to the extent that the applicable Financing relates the Managed Facilities only; (e) a report on the project status and actual to budget expenditures for Routine Capital Improvements and Building Capital Improvements projects underway; (f) for the last month of such calendar quarter, the information that would have been included in the Monthly Report for such month pursuant to Section 10.2; and (g) such other reports or information otherwise specified in this Agreement to be provided to Owner on a monthly basis or as Owner may reasonably specify from time to time.

10.4 Annual Financial Reports.

Manager shall cause to be prepared and delivered to Owner no later than fifty-five (55) days after the end of each Operating Year (beginning with February 25 of the second (2nd) Operating Year with respect to the completion of the first (1st) Operating Year), year end financial statements for the preceding Operating Year (including a balance sheet, a statement of earnings and retained earnings and a statement of cash flows), which statements shall be unaudited and shall be prepared in accordance with GAAP. With respect to such statements, Manager’s Designated Financial Officer shall certify that it has reviewed such statements and, to such Designated Financial Officer’s knowledge, such Designated Financial Officer has no reason to believe that such statements do not fairly present, in all material respects, the financial condition, results of operations, cash flows and other financial and operating results, as applicable, of the Managed Facilities for the periods presented in the statements (except for the fact that there are no footnotes to such statements and subject to all adjustments made in the Certified Financial Statements). Owner shall engage the Designated Accountant to provide audited financial statements for the Operating Year then ended (the “Certified Financial Statements”). Owner and Manager shall cooperate in all respects with the Designated Accountant in the preparation of such financial statements, including the delivery by Manager of any financial information generated by Manager pursuant to the terms of this Agreement and reasonably required by the Designated Accountant to prepare such audited financial statements. The Certified Financial Statements prepared by the Designated Accountant pursuant to this

Section 10.4 and all information therein shall be binding and conclusive on the Parties unless, within sixty (60) days after the delivery of such statements to the Parties, either Party shall deliver written notice to the other Party of its objection thereto setting forth in reasonable detail the nature of such objection. If the Parties are unable thereafter to resolve any disputes with respect to the matters set forth in the Certified Financial Statements within sixty (60) days after delivery by either Party of such notice, either Party shall have the right to cause such dispute to be resolved in accordance with Article XVII. In addition to the foregoing, Owner may at its election and as an Operating Expense, cause further audits of the accounting systems, books and records and financial records of the Managed Facilities, including all expenditures made by the Managed Facilities; provided, that such further audits shall occur not more than one (1) time each Operating Year.

10.5 Other Reports and Schedules.

In addition to the Operating Reports and Certified Financial Statement required to be delivered to Owner hereunder, Manager shall cause to be prepared and delivered to Owner any additional reports and schedules as Owner may reasonably request from time to time, and copies of such leases, contracts and documents as Owner a reasonably request from time to time.

ARTICLE XI.

ASSIGNMENTS

11.1 Assignment by Owner.

11.1.1 Owner Assignments Restricted. Except as otherwise permitted in Article XIII or this Article XI, Owner may not cause, permit or suffer an Assignment of Owner’s right, title and interest in and to this Agreement without the prior consent of Manager which consent shall not be unreasonably withheld. Any Change of Control of Owner shall be deemed an Assignment for purposes of this Article XI. Any Assignment in violation of the terms of this Article XI shall be void and of no force or effect as between the Parties and shall constitute an Event of Default by Owner governed by the terms of Article XVI.

11.1.2 Assignment by Owner without Manager’s Consent.

11.1.2.1 Notwithstanding the provisions of Section 11.1.1, Owner shall have the right, without Manager’s consent, to effect an Assignment of this Agreement in connection with a Managed Facilities Transfer; provided, that, to the extent applicable, the conditions described in Section 11.1.3 are satisfied in connection with such Assignment.

11.1.2.2 Notwithstanding the provisions of Section 11.1.1, Owner shall have the right, without Manager’s consent, to effect an Assignment of this Agreement or a Managed Facilities Transfer in connection with any Financing provided, that, to the extent applicable, the conditions described in Section 11.1.3 are satisfied in connection with such Assignment.

11.1.3 Conditions to Assignment. Notwithstanding anything to the contrary in Section 11.1.2, all Assignments by Owner (whether or not Manager’s consent is required pursuant to this Section 11.1) shall be subject to the following conditions:

11.1.3.1 Owner shall provide written notice to Manager at least thirty (30) days prior to the proposed Assignment, specifying in reasonable detail the nature of the Assignment and such additional information as Manager may reasonably request in order to determine whether the proposed transferee is a Manager Prohibited Person;

11.1.3.2 The assignee (other than a Lender in connection with a Financing, except to the extent of any foreclosure or realization) shall assume the obligations of Owner under this Agreement and shall agree in writing to be bound by this Agreement from and after the date of the Assignment, and Owner shall provide Manager with a copy of such agreement, together with copies of all other documents effecting such Assignment, within ten (10) days following the date of the Assignment; and

11.1.3.3 The assignee is not a Manager Prohibited Person.

11.2 Assignment by Manager.

11.2.1 Manager Assignments Restricted. Except as otherwise permitted in this Article XI, Manager may not cause, permit or suffer an Assignment, in whole or in part, of Manager’s right, title and interest in and to this Agreement without the prior consent of Owner which may be granted or withheld in Owner’s sole discretion; provided, however, that Manager may assign its right, title and interest in and to this Agreement without Owner’s consent (a) to any Affiliate of Manager that is directly or indirectly wholly owned by CEOC or (b) in connection with a Substantial Sale; provided, that neither the proposed transferee nor any of its direct or indirect Equity Owners, is an Owner Prohibited Person and provided further that Manager shall (a) provide written notice to Owner at least thirty (30) days prior to the proposed Assignment, specifying in reasonable detail the nature of the Assignment, and such additional information as Owner may reasonably request in order to determine whether the proposed transferee is an Owner Prohibited Person, and (b) the assignee shall assume the obligations of Manager under this Agreement and shall agree in writing to be bound by this Agreement from and after the date of the Assignment, and Manager shall provide Owner with a copy of such agreement, together with copies of all other documents effecting such Assignment, within ten (10) days following the date of this Assignment. Any transfer of all or a portion of the equity interests in Manager to a Person who is not a direct or indirect wholly owned subsidiary of CEOC shall be deemed an Assignment for purposes of this Section 11.2. Any Assignment in violation of the terms of this Article XI shall be void and of no force or effect as between the Parties and shall constitute an Event of Default governed by the terms of Article XVI.

11.3 Acknowledgement of Assignment.

Notwithstanding anything to the contrary contained herein, with respect to any Assignment under this Article XI, the transferring Party shall, within thirty (30) days following the request of the non-assigning Party, provide a written acknowledgement to the non-assigning Party confirming that such Assignment complied with the provisions of this Article XI and was permitted hereunder and such acknowledgment shall be accompanied by the provision of such information as may reasonably be necessary to demonstrate that the Assignment complies with the provisions of this Article XI.

11.4 Approvals.

To the extent necessary, all Assignments will be subject to the requirements of the Maryland Gaming Authorities, which may include prior approval of such Assignments.

ARTICLE XII.

INSURANCE, BONDING AND INDEMNIFICATION

12.1 Owner Insurance and Bonding Requirements.

12.1.1 Insurance Policies and Bonding Requirements.

12.1.1.1 Manager, at Owner’s expense, shall procure and maintain all insurance policies required under the Insurance Requirements set forth as Exhibit G (except to the extent Exhibit G attached hereto or this Agreement expressly provides that Manager shall procure and obtain specific insurance policies) and in accordance with the Annual Budget to protect the Owner and Manager against loss or damage arising in connection with the ownership and operation of the Managed Facilities. The insurance policies shall be effective upon the earlier of the date of expiry of the construction insurance(s) in relation to the Managed Facilities or the date when Manager begins pre-opening Operations at the Managed Facilities as contemplated in this Agreement. Subject to Owner’s approval, not to be unreasonably withheld or denied, Manager may modify the Insurance Requirements on at least sixty (60) days’ notice to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the gaming industry and its risks, as they may change from time to time; provided, that the Insurance Requirements are consistent with the Specified Brand Properties. Manager, at its sole discretion, shall hire a qualified insurance broker to place such insurance policies required under Exhibit G attached hereto.

12.1.1.2 Manager, at Owner’s expense, shall have the power and authority to procure and deliver to the Lottery Commission all bonding instruments required by the State of Maryland, including a $500,000 fidelity bond, $1,000,000 performance bond and $2,000,000 payment bond.

12.1.2 Insurance Program. Manager, at its option, may make the insurance programs provided to the other Operated Brand Properties available to Owner with respect to the Managed Facilities (the “Insurance Program”) on the same basis and for the same premium allocation methodology as for other Operated Brand Properties, to the extent permitted by the terms of such Insurance Program. Owner, at Manager’s sole direction, may obtain any insurance coverage required under the Insurance Requirements through the Insurance Program to the extent such coverage is available under the Insurance Program. Owner acknowledges that (a) the premiums charged under the Insurance Program include certain third-party pass-through costs, such as brokers’ commissions and insurance services performed by third parties, and (b) some or all of the insurance in the Insurance Program may be provided by an Affiliate of Manager, and such Affiliate will have a profit or loss for its insurance business from time to time, depending on the amount of premiums received, and claims paid, by such Affiliate during the relevant period.

12.1.3 Evidence of Insurance. Owner (for insurance policies obtained by Owner through third-party insurers) and Manager (for insurance policies obtained by Manager through the Insurance Program or other vendors) shall provide the other Party with certificates or other reasonably satisfactory insurance evidence confirming that the insurance policies comply with the Insurance Requirements. In addition, upon a Party’s request, the other Party promptly shall provide to the requesting Party a schedule of insurance obtained by such Party, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder.

12.1.4 Payment of Premiums. For all insurance policies contemplated by this Section 12.1, Manager shall have the right to pay premiums using funds from the Operating Account. For the avoidance of doubt, any additional insurance policies obtained by Owner or Manager that are not contemplated by this Section 12.1 or otherwise approved by the Parties, shall not be funded from the Operating Account.

12.1.5 Review of Insurance. All insurance policy limits provided under this Article XII shall be reviewed by the Parties every three (3) years following the commencement of the Term, or sooner if reasonably requested by Owner or Manager, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three (3) years. Owner and Manager hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate changes to types or amounts of coverage during the Term. Each Party agrees to comply with any other insurance requirements the other Party reasonably requests in order to protect the Managed Facilities and the respective interests of Owner and Manager. Any dispute regarding such other insurance requirements shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

12.1.6 Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Owner regarding all material accidents or claims for material damage relating to the ownership, operation and maintenance of the Managed Facilities and the estimated liability or cost of repair thereof, and shall prepare, for the approval of Owner, any and all reports required by any insurance Owner in connection therewith.

12.1.7 Reliance on Owner’s Advisors. Owner acknowledges that neither Manager nor any insurance broker that Manager or its Affiliates may retain makes any representation, warranty or guaranty whatsoever regarding: (a) the advisability or sufficiency of the insurance required or obtained under this Agreement; (b) whether the insurance made available under the Insurance Program maintained by Manager or its Affiliates is sufficient to protect Owner, the Managed Facilities and its Operations against all liability, damage, loss, cost or expense that might be incurred; or (c) any other insurance that Owner should consider for the protection of Owner, the Managed Facilities and its Operations, and Owner agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.

12.2 Waiver of Liability.

AS LONG AS A PARTY AND ANY AFFILIATES REQUESTED BY SUCH PARTY ARE A NAMED INSURED OR ADDITIONAL INSURED UNDER THE OTHER PARTY’S INSURANCE POLICIES, OR THE POLICIES OTHERWISE PERMIT IF SUCH PARTY OR ITS AFFILIATES ARE NOT SO NAMED, SUCH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND ITS AND THEIR TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE

SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, FROM ANY AND ALL LIABILITY FOR MONETARY RELIEF, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY, WHETHER OR NOT DUE TO THE NEGLIGENT OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS COVERED BY THE INSURANCE POLICIES OF THE RELEASING PARTY, BUT (OTHER THAN AS PROVIDED IN ARTICLE XIV) ONLY TO THE EXTENT OF INSURANCE PROCEEDS RECEIVED.

12.3 Indemnification.

12.3.1 Indemnification by Owner. Subject to Sections 12.3.3, 12.3.4 and 17.5.5, Owner shall defend, indemnify and hold harmless Manager and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”) for, from and against any and all Claims that are not within the scope of Manager’s indemnification pursuant to Section 12.3.2. Nothing in this Section 12.3 shall be deemed to limit Owner’s right to pursue its contractual damage remedies against Manager with respect to amounts paid by Owner to one (1) or more other Persons in connection with any Claim caused by an Event of Default by Manager (it being further understood that the provisions of this Section 12.3 shall not be deemed to modify the provisions of Section 16.1 regarding the establishment of an Event of Default by Manager, including any provisions of Section 16.1 regarding notice of cure of any default that would, with the giving of notice or the passage of time, become an Event of Default). Manager shall promptly provide Owner with written notice of any Claim that is reasonably likely to result in any indemnification by Owner.

12.3.2 Indemnification by Manager. Subject to Sections 12.3.3, 12.3.4 and 17.5.5, Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnified Parties”) for, from and against any and all (a) Claims that any Owner Indemnified Party or Parties may incur, become responsible for or pay out to the extent caused by Manager’s Gross Negligence or Willful Misconduct or as a result of an Event of Default by Manager or the use of any intellectual property rights owned or licensed by Manager or its Affiliates (including the Brands, the Service Mark Rights and the Proprietary Information and Systems) that infringes or is alleged to infringe the intellectual property rights of any third party, and (b) any uninsured loss incurred by Owner due to the commission by any Senior Executive Personnel or Corporate Personnel of any act of fraud, embezzlement, misappropriation or similar act of malfeasance with respect to the Managed Facilities.

12.3.3 Insurance Coverage. Notwithstanding anything to the contrary in this Section 12.3, the Parties shall look first to the appropriate insurance coverages in effect pursuant to this Agreement prior to seeking indemnification under this Section 12.3 in the event any claim or liability occurs as a result of injury to persons or damage to property, regardless of the cause of such claim or liability; provided, that if the insurance Owner denies coverage or “reserves rights” as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage. In addition, nothing contained in this Section 12.3 shall in any way affect the releases set forth in Section 12.2.

12.3.4 Indemnification Procedures. The Indemnifying Party shall have the right to assume the defense of any Claim with respect to which the Indemnified Party is entitled to indemnification hereunder. If the Indemnifying Party assumes such defense, (a) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed (provided, that the Indemnified Party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (b) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Indemnified Party except if a material conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the Indemnified Party, to settle such Claim, but only if such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Indemnified Party is unconditionally released from all liability in respect of such Claim. The Indemnified Party shall have the right to participate in the defense of such Claim being defended by the Indemnifying Party at the expense of the Indemnified Party, but the Indemnifying Party shall have the right to control such defense (other than in the event of a material conflict of interest between the parties with respect to such Claim or defense). In no event shall (A) the Indemnified Party settle any Claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement or (B) if a Claim is covered by the Indemnifying Party’s insurance, knowingly take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof.

12.3.5 Survival. This Section 12.3 shall survive any expiration or termination of this Agreement.

ARTICLE XIII.

FINANCING; GROUND LEASE

13.1 Mortgages; Collateral Assignments; Non-Disturbance.

Subject to Article XI, Owner shall have the right to grant a Mortgage or Security Interest to a Lender in connection with any Financing, and to assign to any Lender as collateral security for any Financing, all of Owner’s right, title and interest in and to this Agreement. Promptly following execution of any such Financing Documents, Owner shall provide Manager a true and complete copy of all such Financing Documents. Owner shall cause any Lender under a Financing Document and any lessor under the Ground Lease to enter into a Non-Disturbance Agreement in a form acceptable to Manager, in its reasonable discretion, which explicitly provides that such Lender or lessor may not terminate Manager under this Agreement, under any circumstance except to the extent Manager may be terminated in accordance with the terms of this Agreement, irrespective of whether the Financing or Ground Lease is in default or has been foreclosed upon or the Lender has acquired all or a portion of the Managed Facilities or Premises by deed-in-lieu of foreclosure.

Any foreclosure or realization on a Financing Document or the Ground Lease or that results in a transfer of all or a substantial portion of the Managed Facilities, the Premises, the Ground Lease, this Agreement or Manager’s rights hereunder other than for security purposes shall be subject to the transfer provisions set forth under Article XI of this Agreement.

13.2 Lender’s Right of Access.

Upon reasonable advance notice from a Lender (which notice may be given orally in connection with an emergency or upon the occurrence of an event of default under any Financing Documents), Manager shall permit and cooperate with such Lender and its agents and representatives to enter any part of the Managed Facilities, except for those parts of the Managed Facilities as to which access is restricted by Applicable Law, at any reasonable time for the purposes of examining or inspecting the Managed Facilities, or examining or copying the books and records of the Managed Facilities; provided, that: (a) any expenses incurred in connection with such activities shall be Operating Expenses of the Managed Facilities; and (b) Owner shall use commercially reasonable efforts (including the inclusion of an appropriate confidentiality provision in the Financing Documents) to cause such Lender to agree to treat as confidential any information such Lender obtains from examining the books and records of the Managed Facilities provided by Owner to Manager, including the Annual Budget. Manager acknowledges that a Lender may disclose such information to the same extent and subject to the same restrictions as are applicable to the Owner with respect to Manager Confidential Information under Article VIII of this Agreement (including to any actual or potential purchasers of the relevant Mortgage or any interest therein).

13.3 Disclosure of Mortgages.

Owner represents and warrants that as of the date of this Agreement, except as disclosed to Manager in writing prior to the date hereof, there is no Mortgage encumbering the Managed Facilities, Premises or Ground Lease or any portion thereof or interest therein. Owner shall provide to Manager a true and complete copy of any new proposed Mortgage documents for Manager’s review no less than thirty (30) days before the execution of such new Mortgage documents. Promptly following execution of such new Mortgage documents, Owner shall provide Manager a true and complete copy of all such new Mortgage documents.

13.4 Estoppel Certificates.

Upon written request at any time during the Term, Manager shall issue to Owner or any Lender, within no less than thirty (30) days after Manager’s receipt of such request from Owner, an estoppel certificate, comfort letter or other documents as may be reasonably requested by a Lender: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and that the same is in full force and effect as modified); and (b) stating whether, to the knowledge of the signatory of such certificate, any default by Owner exists, and if so, specifying each default of which the signatory has knowledge. Similarly, Manager shall be entitled to (and Owner shall provide upon written request) an estoppel certificate from Owner, any Lender, or any ground lessor (with respect to any ground lease), upon the same notice and terms for an estoppel certificate issued by Manager.

13.5 Amendments to Agreement.

In the event any Lender or proposed Lender, directly or indirectly as a condition of closing the proposed Financing, requires any commercially reasonable modification of any terms or provisions of this Agreement, the Parties shall comply with such request; provided, that in no event shall Manager be required to agree to any requested modification or amendment to this Agreement that would increase Manager’s obligations under this Agreement or diminish the fees or reimbursements becoming due to Manager.

13.6 Owner’s Ground Lease and Land Purchase Obligations.

Without limiting Manager’s rights set forth in this Agreement:

(a) Owner shall use commercially reasonable efforts to enter into the Ground Lease as soon as practicable and shall (i) timely exercise any and all renewal or other term extension rights granted to Owner under the Ground Lease and not terminate the Ground Lease, (ii) comply in all respects with its base rent payments, participation rent payments and all other payment obligations set forth in the Ground Lease, (iii) otherwise comply in all material respects with the terms and conditions of the Ground Lease and (iv) not suffer an Assignment of Owner’s interest in the Ground Lease except pursuant to a Managed Facilities Transfer permitted by this Agreement and which includes the Managed Facilities; and

(b) Owner shall use commercially reasonable efforts to enter into the Land Disposition Agreement as soon as practicable and shall (i) not terminate the Land Disposition Agreement, (ii) comply in all respects with its purchase price payments and all other payment obligations related to the Owned Property set forth in the Land Disposition Agreement, (iii) otherwise comply in all material respects with the terms and conditions of the Land Disposition Agreement related to the Owned Property and (iv) not suffer an Assignment of Owner’s interest in the Land Disposition Agreement that relates to the Owned Property or the Owned Property except pursuant to a Managed Facilities Transfer permitted by this Agreement and which includes the Managed Facilities.

ARTICLE XIV.

BUSINESS INTERRUPTION

14.1 Business Interruption.

14.1.1 Owner Business Interruption Insurance. At all times during the Term, Owner shall maintain Business Interruption Insurance for the Managed Facilities in accordance with the requirements set forth in Exhibit G attached hereto. If any event, including a Force Majeure Event, occurs that results in an interruption in the Operation of the Managed Facilities (a “Business Interruption Event”), Manager shall use commercially reasonable efforts to reduce Operating Expenses, Centralized Services Charges and Reimbursable Expenses to levels commensurate with the levels of reduced revenues and business activity. All Centralized Service Charges and Reimbursable Expenses actually incurred during the period of the Business Interruption Event shall continue to be payable in accordance with the provisions this Agreement, regardless of whether there are sufficient Business Interruption Insurance proceeds to cover such amounts. Owner shall also be obligated to pay to Manager in accordance with this Agreement Management Fees based on actual Net Operating Revenues and EBITDA during the period of the Business Interruption Event.

14.1.2 Diminution of Management Fees. At all times during the Term, Owner shall maintain separate Business Interruption Insurance for the Manager in accordance with the requirements set forth in Exhibit G attached hereto. In the event of a Business Interruption Event, Manager shall look solely to the proceeds of such policy or policies in respect of any reduction, loss or diminution in the Management Fee caused by such Business Interruption Event, and Owner shall not be required to provide any additional funds in respect of such Business Interruption Event on account of any such reduction, loss or diminution of the Management Fees (and, for the avoidance of doubt, if such Business Interruption Event is not insurable under such Business Interruption Insurance, Owner shall have no obligation to pay Manager for any such reduction, loss or diminution of the Management Fees).

14.2 Proceeds of Business Interruption Insurance.

The net proceeds of the Business Interruption Insurance maintained in accordance with Section 14.1.1 (after the application of any deductible) shall be deposited in the Operating Account and used by Manager in the same manner as funds generated from the Operation of the Managed Facilities are used by Manager in accordance with this Agreement, including the payment of Operating Expenses (other than the Management Fee), the Centralized Services Charges and Managed Facilities Personnel Costs and all other Operating Expenses as provided in Section 14.1.1.

ARTICLE XV.

CASUALTY OR CONDEMNATION

15.1 Casualty.

15.1.1 Notices. If the Managed Facilities or any portion thereof is damaged by a Casualty, Manager shall immediately notify Owner thereof.

15.1.2 Casualty. If the Managed Facilities are damaged or destroyed by a Casualty and, thereafter, the business operations at the Managed Facilities substantially cease, then a Force Majeure Event shall be deemed to exist and the Term of this Agreement shall be extended for each day that such Force Majeure Event continues. If Owner elects to commence and complete the Restoration of the Managed Facilities following such Casualty, the Term of this Agreement shall recommence upon the completion of such Restoration. If Owner chooses not to complete such Restoration and sells the Managed Facilities (or any material portion of the Casino or the parking structure) following such Casualty, then Manager, upon written notice to Owner, may elect to terminate this Agreement in accordance with Section 16.2.4 and Owner, upon written notice to Manager, may elect to terminate this Agreement in accordance with Section 16.3.3.

15.2 Condemnation.

15.2.1 Notices. If either Party receives notice of any actual, pending or contemplated Condemnation (or other action in lieu thereof) of all or a portion of the Managed Facilities, such party shall promptly notify the other Party thereof.

15.2.2 Total Condemnation. If all or substantially all of the Managed Facilities is taken in a Condemnation, or if a portion of the Managed Facilities shall be so taken such that Owner determines that the cost of Restoration is not justified in comparison to the anticipated profitability of the Managed Facilities during the remaining Term or the remaining portion cannot be Operated as a casino, either Party, upon written notice to the other Party, may terminate this Agreement. The proceeds of any condemnation award for the condemnation of all, or substantially all, of the Managed Facilities shall be equitably allocated between Manager and Owner based on their respective interests in the Managed Facilities; provided, however, that in no event shall Manager receive from the Condemnation award an amount in excess of the fee that would be payable to Manager in accordance with Section 16.3.7 (assuming a fee would be payable thereunder) based on the date of termination of this Agreement. The provisions of this Section 15.2.2 shall survive the termination or expiration of this Agreement.

15.2.3 Partial Condemnation. If all or a portion of the Managed Facilities shall be taken by Condemnation and this Agreement is not terminated by either Party in accordance with Section 15.2.2, or the Condemnation is only on a temporary basis, this Agreement shall not terminate and Owner shall promptly commence and complete the Restoration, but only to a viable architectural unit and provided, that Owner shall not be obligated to expend any funds in excess of the amount of Condemnation proceeds actually received by Owner. In the event of a partial condemnation, the proceeds of any condemnation award shall be payable solely to Owner.

15.2.4 Exception. Notwithstanding anything in this Agreement to the contrary, Owner shall not be liable for any inconvenience or annoyance to Manager or injury to Manager’s business relating in any way from such Condemnation or repair or restoration.

15.3 Coordination with Ground Lease and Financing Documents. To the extent this Agreement is in effect and the provisions of Section 15.1 or 15.2 are in conflict with any of the provisions of the Ground Lease or the Financing Documents with respect to any casualty or condemnation affecting the Managed Facilities, the Ground Lease or the Financing Documents, as applicable, shall control.

ARTICLE XVI.

DEFAULTS AND TERMINATIONS

16.1 Events of Default.

16.1.1 Owner Events of Default. Each of the following actions and events may be deemed an “Owner Event of Default”:

16.1.1.1 A failure by Owner within the time periods specified in this Agreement to pay the amount due and payable under this Agreement to Manager or its Affiliates for the Management Fees, Reimbursable Expenses or Centralized Services Charges and that is not cured within sixty (60) days after notice to Owner specifying such failure; provided, that in the event sufficient funds are available in the Operating Account to pay such amounts then due and Manager has the right to withdraw, transfer or apply such funds to the payment of such amounts then due, then such failure of Owner to pay such amount shall not be an Event of Default;

16.1.1.2 Except as set forth in Section 16.1.1.1, a failure by Owner to pay any amount of money to Manager when due and payable under this Agreement that is not cured within sixty (60) days after notice to Owner;

16.1.1.3 A failure by Owner to materially perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Owner that is not cured within thirty (30) days following notice of such default from Manager to Owner; provided, that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Manager to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days) to cure the default so long as Owner commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure; provided further, that for purposes of this Section 16.1.1.3, Owner shall not be deemed to be in breach of its obligations set forth in clauses (ii) and (iii) of Section 13.6(a) or of its obligations in clauses (ii) and (iii) of Section 13.6(b) until such time as an event of default shall exist under and pursuant to the terms of the Ground Lease or the Land Disposition Agreement, as applicable (including by way of the expiration of any applicable notice or cure periods thereunder); and

16.1.1.4 (i) Owner’s failure generally to pay its debts as such debts become due; (ii) a general assignment by Owner for the benefit of its creditors, or any similar arrangement with its creditors by Owner; (iii) the entry of a judgment of insolvency against Owner; (iv) the filing by the Owner of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (v) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Owner which is consented to by Owner; (vi) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Owner’s assets or the conduct of its business; (vii) any action by Owner for dissolution of its operations; or (viii) any other similar proceedings in any relevant jurisdiction affecting Owner; provided, that any of the events set forth in Section 16.1.1.1, 16.1.1.2 or 16.1.1.3 shall not be an Owner Event of Default to the extent such event occurs at a time when Manager or its Affiliates Controls Owner.

Notwithstanding the foregoing, there shall be no Owner Event of Default if the basis for any asserted Owner Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVII.

16.1.2 Manager Events of Default. Each of the following actions and events may be deemed a “Manager Event of Default”:

16.1.2.1 A failure by Manager to pay any amount of money to Owner when due and payable under this Agreement that is not cured within sixty (60) days after notice to Manager;

16.1.2.2 A failure by Manager to materially perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Manager that is not cured within thirty (30) days following notice of such default from Owner to Manager; provided, that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Owner to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days) to cure the default so long as Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure; and

16.1.2.3 (i) Manager’s failure generally to pay its debts as such debts become due; (ii) a general assignment by Manager for the benefit of its creditors, or any similar arrangement with its creditors by Manager; (iii) the entry of a judgment of insolvency against Manager; (iv) the filing by the Manager of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (v) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Manager which is consented to by Manager; (vi) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Manager’s assets or the conduct of its business; (vii) any action by Manager for dissolution of its operations; or (viii) any other similar proceedings in any relevant jurisdiction affecting Manager.

Notwithstanding the foregoing, there shall be no Manager Event of Default if the basis for any asserted Manager Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVII.

16.1.3 Remedies for Event of Default. Subject to the terms of this Agreement, if any Event of Default shall have occurred, the non-defaulting Party shall have the right to terminate this Agreement in accordance with this Section 16.1 and to exercise against the defaulting Party any other rights and remedies available to the non-defaulting Party under this Agreement or any other Related Agreement (subject to the provisions hereof or thereof) at law or in equity; provided, however, Owner shall not have the right to terminate this Agreement by reason of the occurrence of any Event of Default and Manager shall not have the right to terminate this Agreement by reason of the occurrence of an Event of Default under this Section 16.1, unless: (a) the Event of Default is material in amount or in its adverse effect on the Operation, ownership or possession of the Managed Facilities; (b) the Event of Default constitutes intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the defaulting Party; or (c) the remedies under this Agreement are inadequate to redress such Event of Default; provided, that the foregoing limitations and the cure period set forth in Section 16.1.2.1 shall not be applicable in the event of any breach by the Manager under Section 5.4 of this Agreement involving at least One Million Dollars ($1,000,000) and a ten (10) day cure period shall instead be applicable after written notice is received by Manager from Owner. For the avoidance of doubt, in the event of any payment by Manager that is the subject of a breach notice as contemplated by the foregoing sentence, Manager may cure the breach by placing the amount of the payment into a mutually agreeable escrow to be held for its benefit pending the outcome of dispute resolution in accordance with this Agreement (which shall include, in the case of Management Fees, Expert Resolution pursuant to Article XVII). Notwithstanding the foregoing, Manager may not terminate this Agreement by reason of the occurrence of an Event of Default under Section 16.1.1.1 or Section 16.1.1.2 unless the nonpayment giving rise to the Event of Default is greater than One Million Dollars ($1,000,000) or if Manager had entered into an agreement to subordinate such payment to Manager of the amounts in question and the nonpayment giving rise to the Event of Default did not permit the Manager to then terminate this Agreement (in which event Owner shall have an additional five (5) days to cure such nonpayment following the time such payment is permitted) nor shall Manager have the right to terminate this Agreement pursuant to Section 16.1.1.1, 16.1.1.2 or 16.1.1.3 if an Affiliate of Manager Controls Owner.

16.1.4 Notice of Termination. If termination of this Agreement is a remedy elected by a non-defaulting Party pursuant to this Section 16.1, such remedy shall be exercised by the non-defaulting Party only by irrevocable and unconditional written notice of termination to the defaulting Party, in which case this Agreement shall terminate on the date specified by the non-defaulting Party in the termination notice, which date shall be no less than ninety (90) days nor later than twelve (12) months after the delivery of such notice. The right of termination shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the non-defaulting Party. Unless Manager or an Affiliate of Manager Controls Owner, a Termination Fee shall be payable by Owner upon a termination by Manager pursuant to Section 16.1.1; provided, that if such termination occurs prior to the first day of the fifth (5th) Operating Year, the maximum amount Owner shall be obligated to pay to Manager pursuant to this Section 16.1.4 shall be an amount equal to the Termination Fee for “Operating Year 5” as set forth in the definition thereof.

16.2 Manager Termination Rights.

16.2.1 In Connection with Certain Assignments. At any time at which Manager or an Affiliate of Manager does not Control Owner, Manager shall have the right to terminate this Agreement if there shall be (a) any Assignment in violation of Article XI, (b) any Transfer of Ownership Interests (other than a Transfer of Ownership Interests by Manager or any of its Affiliates) to a Manager Prohibited Person or (c) any Change of Control, such termination to be effective (i) twelve (12) months after delivery of such notice (unless Owner shall agree to an earlier termination date) or (ii) if such Assignment or Transfer of Ownership Interests involves a Manager Prohibited Person, such earlier date as is required by any Gaming Authority. Such right of termination shall be exercisable until the date which is of ninety (90) days after Manager receives written notice of such an Assignment, Transfer of Ownership Interests or Change of Control from Owner. A Termination Fee shall be payable by Owner upon a termination by Manager pursuant to this Section 16.2.1 only if the Assignment, Transfer of Ownership Interests or Change of Control is to a Manager Prohibited Person.

16.2.2 In Connection with a Managed Facilities Transfer. Manager shall have the right to terminate this Agreement if there shall be a Managed Facilities Transfer, such termination to be effective twelve (12) months after delivery of such notice (unless Owner shall agree to an earlier termination date). Such right of termination shall be exercisable until the date which is of ninety (90) days after Manager receives written notice of such Managed Facilities Transfer from Owner. No termination fee or penalty shall be payable by Owner upon a termination by Manager of this Agreement pursuant to this Section 16.2.2.

16.2.3 Upon an Operating Deficiency. If, at any time during the Term, Manager determines in the exercise of its good faith judgment that it cannot Operate the Managed Facilities in all material respects in accordance with the Operating Standard and Operating Limitations as provided herein and that the proximate cause thereof is an Operating Deficiency Cause, Manager shall be entitled to provide notice of such determination to Owner

(an “Operating Deficiency Notice”), which Operating Deficiency Notice shall allege with reasonable specificity the details of the non-compliance with the Operating Standard or Operating Limitations. For purposes of the preceding sentence, an “Operating Deficiency Cause” shall mean any one or more of the following: (a) any failure by Owner (other than any such failure caused by any Affiliate of Manager) to fund a Funds Request issued pursuant to Section 5.5.2; or (b) any interference by Owner or its agents or representatives (other than any Affiliate of Manager) in any material respect with the Operation of the Managed Facilities. Within fifteen (15) days after receipt of any Operating Deficiency Notice, Owner shall respond in detail to such allegation and, if the matter is not resolved by the Parties within forty five (45) days after Owner’s response, the matter shall be referred to the Expert for Expert Resolution in accordance with Article XVII. If the Expert determines that the Managed Facilities are not being Operated in accordance with the Operating Standard or Operating Limitations in one or more material respects as provided herein and that the proximate cause of such non-compliance is an Operating Deficiency Cause, then an Operating Limitations Deficiency shall be deemed to exist, and, unless Owner shall within fifteen (15) days of the Expert’s determination fund the subject Funds Request or cease the actions that interfere with the Operation of the Managed Facilities by Manager, then Manager shall have the right, in its discretion, exercisable within thirty (30) days of the Expert’s determination by written notice to Owner, to terminate this Agreement, such termination to be effective twelve (12) months following delivery of Manager’s notice of termination unless Owner shall agree to an earlier termination date. A Termination Fee shall be payable by Owner upon a termination by Manager pursuant to this Section 16.2.3.

16.2.4 Upon a Casualty or Condemnation. Manager shall have the right to terminate this Agreement as provided in Section 15.1.2 due to a Casualty only if Owner elects not to undertake Restoration and sells the remaining Managed Facilities and interest in the Premises and/or Ground Lease (the “Remainder”), in which event (a) if the Remainder is sold to a third party and the purchaser contractually agrees with Manager not to build a casino on the Premises following such Casualty, Manager shall not be entitled to any termination fee or penalty and (b) if the Remainder is sold to a third party and such third party does not contractually agree with Manager that it will not build a casino on the Premises, then Owner shall pay to Manager a Termination Fee. Manager shall have the right to terminate this Agreement as provided in Section 15.2.2 due to a Condemnation and Manager shall share in the condemnation proceeds as set forth in Section 15.2.2; provided, that if the Remainder remaining after the Condemnation is subsequently sold to a third party and such third party does not contractually agree with Manager that it will not build a casino on the Premises, then Owner shall pay to Manager a Termination Fee less the amount of the condemnation award received by Manager in accordance with Section 15.2.2. Such termination shall be effective as of the date set forth in the notice of termination.

16.2.5 Upon a Failure to Amend. Manager shall have the right to terminate this Agreement as provided in Section 19.2.10 of this Agreement by written notice to Owner to terminate this Agreement, such termination to be effective thirty (30) days following delivery of Manager’s notice of termination. No termination fee or penalty shall be payable by Owner upon a termination of this Agreement pursuant to this Section 16.2.5.

16.2.6 Termination Upon a Licensing Event. At any time at which Manager or an Affiliate of Manager does not Control Owner, Manager shall have the right to terminate this Agreement upon no less than ninety (90) days nor more than twelve (12) months’ written notice of termination to Owner following a Licensing Event which is not cured within the period required by the applicable Gaming Authorities. Upon a termination of this Agreement pursuant to this Section 16.2.6 resulting from a Maryland Licensing Event, (a) prior to the first day of the sixth (6th) Operating Year, no termination fee or penalty shall be payable by Owner and (b) from and after the first day of the sixth (6th) Operating Year, a Termination Fee shall be payable by Owner upon a termination of this Agreement pursuant to this Section 16.2.6. Upon a termination of this Agreement pursuant to this Section 16.2.6 resulting from a Non-Maryland Licensing Event, no termination fee or penalty shall be payable by Owner.

16.2.7 Notice of Termination. If termination of this Agreement is elected by Manager pursuant to this Section 16.2, such remedy shall be exercised by Manager only by irrevocable and unconditional written notice of termination to Owner.

16.3 Owner Termination Rights.

16.3.1 Termination Based On EBITDA Margin. At any time at which Manager and its Affiliates do not hold, directly or indirectly, in the aggregate, twenty-five percent (25%) or more of the Ownership Interests of Owner, Owner, in its discretion, may terminate this Agreement without payment of any termination fee or penalty on at least thirty days’ notice, in the event that on any Specified Test Date, the EBITDA Margin for the four (4) consecutive Operating Years prior to such Specified Test Date (with notice of such expected deficiency being given by Owner to Manager after such third (3rd) Operating Year) is less than ninety percent (90%) of the Benchmark Margin as may be adjusted pursuant to Section 3.1.4. As used herein, “Specified Test Date” means for the first Specified Test Date, April 1 of the calendar year that is immediately following the last day of the sixth (6th) Operating Year and, thereafter, April 1 of each calendar year of the Term. If Owner elects to terminate this Agreement pursuant to this Section 16.3.1, Owner must give notice of such election within sixty (60) days after the later of the applicable Specified Test Date or the date on which the EBITDA Margin and Benchmark Margin are finally determined for the applicable period such termination to be effective within sixty (60) days following notice. Any dispute regarding the EBITDA Margin, the Benchmark Margin or Owner’s right to terminate this Agreement in accordance with this Section 16.3.1 shall be resolved by Expert Resolution in accordance with Article XVII. No termination fee or penalty shall be payable by Owner upon a termination by Owner pursuant to this Section 16.3.1.

16.3.2 Termination Upon a Managed Facilities Transfer. Owner shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Manager following a Managed Facilities Transfer. Such right of termination shall be exercisable until the date which is ninety (90) days after such Managed Facilities Transfer. Upon and as a condition to such termination by Owner, Owner shall pay to Manager a Termination Fee if Manager or an Affiliate of Manager does not Control Owner at the time of termination.

16.3.3 Upon a Licensing Event. Owner shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Manager, without payment of any termination fee or penalty, if, as a result of a final, non-appealable determination by any Maryland Gaming Authority, Manager shall have failed to obtain or maintain any license, qualification or approval from any Maryland Gaming Authority necessary for Manager to manage the Managed Facilities unless such failure was attributable, in whole or in part, to Owner or one or more direct or indirect members or other equity holders of Owner (other than any such Person who is an Affiliate of Manager). No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.3.

16.3.4 Upon a Cessation of Ownership by Manager’s Affiliates. During the Continuing Term, Owner shall have the right to terminate this Agreement if Manager or any of its Affiliates no longer directly or indirectly owns any equity interest in Owner, such termination to be effective twelve (12) months following delivery of Owner’s notice of termination unless Owner and Manager agree to an earlier termination date. No termination fee or penalty shall be payable by Owner upon a termination by Owner pursuant to this Section 16.3.4.

16.3.5 Upon Default of Certain Related Agreement. Owner shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Manager, for a period of ninety (90) days following a failure by any Affiliate of Manager to fund when due (subject to any cure period applicable to such failure) any capital contribution required pursuant to Section 2.2(b) or 2.2(d) of the CRBH Operating Agreement. No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.4.

16.3.6 Upon a Failure to Amend. Owner shall have the right to terminate this Agreement, without payment of any termination fee or penalty, as provided in Section 19.2.10 of this Agreement, upon written notice of termination to Manager, such termination to be effective thirty (30) days following delivery of Owner’s notice of termination.

16.3.7 Upon a Casualty or Condemnation. Owner shall have the right to terminate this Agreement as provided in Section 15.2 due to a Casualty only if Owner elects not to undertake Restoration and sells the Remainder, in which event (a) if the Remainder is sold to a third party and the purchaser agrees with Manager not to build a casino on the Premises following such Casualty, Owner shall not be obligated to pay to Manager any termination fee or penalty and (b) if the Remainder is sold to a third party and such third party does not agree with Manager that it will not build a casino on the Premises, then Owner shall pay to Manager the Termination Fee. Owner shall have the right to terminate this Agreement as provided in Section 15.2.2 due to a Condemnation and Manager shall share in the condemnation proceeds as set forth in Section 15.2.2; provided, that if the Remainder remaining after the Condemnation is subsequently sold to a third party and such third party does not agree (in favor of Manager) that it will not build a casino on the Premises, then Owner shall pay to Manager the Termination Fee less the amount of the condemnation award received by Manager in accordance with Section 15.2.2. Such termination shall be effective as of the date set forth in the notice of termination.

16.3.8 In Connection with Certain Assignments. If there shall be any Assignment by Manager in violation of Section 11.2 or to an Owner Prohibited Person, Owner shall have the right to terminate this Agreement, such termination to be effective (i) twelve (12) months after delivery of such notice (unless Manager shall agree to an earlier termination date) or (ii) if such Assignment, involves an Owner Prohibited Person, such earlier date as is required by any Gaming Authority. Such right of termination shall be exercisable until the date which is ninety (90) days after Owner receives written notice of such an Assignment, transfer of Ownership Interest or Change of Control from Manager. No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.8.

16.3.9 Notice of Certain Assignments, Change of Control, Managed Facilities Transfer and Ground Lease and Land Purchase Matters. Owner shall provide prompt written notice to Manager of (a) any Assignment, Transfer of Ownership Interests, Change of Control or Managed Facilities Transfer, in each case both at the time of execution of any definitive agreement with respect thereto and at the time of the consummation of such transaction, or (b) receipt of notice of any breach under the Ground Lease or the Land Disposition Agreement or any termination notice delivered under the Ground Lease or Land Disposition Agreement, in each case including a copy of the relevant notice.

16.3.10 Notice of Termination. If termination of this Agreement is elected by Owner pursuant to this Section 16.3, such remedy shall be exercised by Owner only by irrevocable and unconditional written notice of termination to Manager.

16.4 Actions To Be Taken on Termination.

The Parties shall take the following actions upon the expiration or termination of this Agreement pursuant to this Section 16 or otherwise pursuant to this Agreement (in addition to the rights of the non-defaulting Party to pursue all other remedies available to it under this Agreement if such termination is due to an Event of Default):

16.4.1 Payment of Expenses for Termination. In the event of termination of this Agreement due to an Event of Default of the Owner, all commercially reasonable direct expenses arising as a result of the cessation of Managed Facilities operations by Manager (including expenses arising under this Section 16.4) shall be for the sole account of Owner, and Owner shall reimburse Manager within fifteen (15) days following receipt of any invoice from Manager for any such expenses, including those arising from or in connection with severing the employment of Managed Facilities Personnel not engaged by Owner in accordance with Section 16.6.9 (with severance benefits calculated in accordance with policies applicable generally to employees of Operated Brand Properties or any applicable employment agreement or union agreement that had been reflected in the Annual Budget or otherwise approved by Owner) incurred by Manager in the course of effecting the termination of this Agreement.

16.4.2 Payment of Amounts Due to Manager. Upon the expiration or termination of this Agreement, Owner shall pay to Manager (a) the Base Management Fee through the effective date of such expiration or termination, (b) Managed Facilities Personnel Costs, (c) other Reimbursable Expenses, (d) the Centralized Services Charges, (e) any Incentive Management Fees which were due but not yet paid, (f) any other amounts due Manager under this Agreement through the effective date of expiration or termination and (g) if applicable, any termination fee that may be due in accordance with (and for the avoidance of doubt, no termination fee or penalty shall be due in the event of any other termination), Section 16.1.3 (Owner Event of Default) Section 16.2.1 (Certain Assignments), Section 16.2.2 (Managed Facilities Transfer), Section 16.2.3 (Operating Deficiency), Section 16.2.4 (Casualty/Condemnation) Section 16.2.6 (Licensing Event), Section 16.3.2 (Managed Facilities Transfer) or Section 16.3.7 (Casualty/Condemnation), (subject, in the case of termination pursuant to Section 16.2.4 and Section 16.3.7, to the terms thereof). This obligation is unconditional and shall survive the expiration or termination of this Agreement (including all amounts owed to Manager that are not fully ascertainable as of the expiration or termination date), and Owner shall not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement. Manager acknowledges that the payment of any termination fee under this Section 16.4.2 and the payment of all other amounts under this Section 16.4, as and when paid, shall be the sole and exclusive remedy of Manager in the case of any Owner Event of Default or termination by Owner or Manager under circumstances in which any such termination fee is to be paid. The Parties further acknowledge that any such termination fee does not represent a penalty or punitive clause but represents an agreed measure of damages, the amount of which is impossible to determine on the date this Agreement is signed. Any disputes regarding amounts owed to Manager under this Section 16.4.2 shall be referred to the Expert for Expert Resolution pursuant to Article XVII. In addition, all provisions in this Agreement that specifically survive the expiration or termination of this Agreement shall continue to survive as provided herein and, notwithstanding the limitations contained in this Section 16.4.2, Manager shall continue to have a right to receive any and all payments which would be due and payable in connection with such surviving provisions.

16.4.3 Surrender of Managed Facilities; Cooperation. Manager shall peacefully vacate and surrender the Managed Facilities to Owner on the effective date of such expiration or termination, and the Parties shall execute and deliver any expiration or termination or other necessary agreements either Party shall request for the purpose of evidencing the expiration or termination of this Agreement, and Manager shall deliver to Owner all keys, passwords, combinations, and take all such additional actions as Owner may reasonably request to ensure the orderly transition of Operation of the Managed Facilities to Owner or such Person as Owner may designate.

16.4.4 Proprietary Information and Systems.

16.4.4.1 Upon the expiration or termination of this Agreement, Owner, at its expense, shall immediately commence and diligently pursue to completion during a transition period of twelve (12) months following termination or expiration of this Agreement (the “Transition Period”) the following actions:

(a) the discontinuation of all direct or indirect use in any manner of any Proprietary Information and Systems, the Brand or any colorable imitation or other indicia of the Brand, and any marketing, advertising or other media, including the internet, that uses the Brand or represents that the Managed Facilities are Operated as a Brand casino or otherwise associated with the Proprietary Information and Systems;

(b) the cancellation of all fictitious or assumed name registrations relating to Owner’s use of any Proprietary Information and Systems;

(c) notification to Owner and all telephone directory publishers of the termination or expiration of Owner’s right to use any telephone number and any regular, classified or other telephone directory listings associated with any Proprietary Information and Systems and authorization to transfer such number to Manager or at Manager’s direction; provided, that nothing herein shall be deemed to require Owner to change or surrender any telephone number used exclusively by the Managed Facilities;

(d) removal from the Managed Facilities, and discontinuation for any purpose, of all FF&E, Operating Supplies, signage and other materials that display any aspect of the Brand or any distinctive images or designs that are a feature of the Brand; and

(e) the cessation of use and return to Manager of any Brand related operations manuals, policy statements and the like.

16.4.4.2 From and after the conclusion of the Transition Period:

(a) Owner shall not, under any circumstance, copy, reproduce, use or retain any of the Proprietary Information and Systems;

(b) if Owner shall have failed during the Transition Period to use commercially reasonable efforts to remove signage from the Managed Facilities bearing the Brand, Manager shall have the right, at Owner’s expense, to remove and retain all such interior and exterior signage without any liability to Owner for the cost to restore or repair the Managed Facilities premises or equipment for damage resulting therefrom, subject to Manager acting with reasonable care and using reasonable efforts to minimize damage to the Managed Facilities;

(c) Owner shall not directly or indirectly hold itself or the Managed Facilities out to the public as being or remaining (or otherwise associated with) any other Operated Brand Properties, or any project or resort managed by Manager or its Affiliates; and

(d) Owner shall provide to Manager evidence reasonably satisfactory to Manager of Owner’s compliance with its obligations under this Section 16.4.4.

16.4.5 Assignment and Transfers to Owner. Upon the expiration or termination of this Agreement, Manager shall assign and transfer to Owner:

16.4.5.1 all leases and contracts to which Manager is a party, if any, (including collective bargaining agreements and pension plans, equipment leases, leases, licenses and concession agreements and maintenance and service contracts) in effect with respect to the Managed Facilities as of the date of expiration or termination of this Agreement which are assignable without third party consent or as to which consent to assignment may be and has been obtained without cost to Manager, and Owner shall, effective as of the date of such termination, assume all liabilities and obligations thereunder, and Owner shall confirm its assumption of such liabilities and obligations in writing; provided, that Manager shall provide to Owner a list of all contracts and agreements with Affiliates of Manager, and Manager shall assign, and Owner shall assume only such contracts and agreements with Manager’s Affiliates as Owner shall elect (and Manager shall terminate all Affiliate contracts and agreements not so assumed by Owner);

16.4.5.2 all of Manager’s right, title and interest in and to all Approvals, including liquor licenses, if any, held by Manager in connection with the Operation of the Managed Facilities, but only to the extent such assignment or transfer is permitted under Applicable Law; provided, that Owner shall reimburse Manager for any funds Manager has expended in obtaining any such Approvals (if not otherwise paid or reimbursed by Owner). In addition, if Manager or any Affiliate of Manager is the holder of any liquor license for the Managed Facilities which is not assignable to Owner or its designee upon termination of this

Agreement, then, upon the request of Owner, Manager (or such Affiliate) shall enter into a temporary lease, license or such other agreement as may be permitted under Applicable Law to permit the continuous and uninterrupted sale of alcohol beverages at the Managed Facilities consistent with prior operations. In such event, Manager (or its Affiliate, if applicable) shall not be entitled to compensation in connection with such arrangement, but shall not incur any cost or liability in connection therewith and shall be named as an additional insured on any “dramshop” or other liability insurance pertaining to the sale of alcoholic beverages at the Managed Facilities. Any such temporary lease, license or other arrangement shall include an indemnification of Manager and its Affiliates from Owner and shall provide for the termination of all obligations of Manager and its Affiliates thereunder within one hundred twenty (120) days following the date of termination of this Agreement. In addition, to the extent permitted under Applicable Law, any other permits or licenses that may not be assigned to Owner shall be maintained by Manager for Owner’s benefit at Owner’s cost and expense until such time (but no later than one hundred twenty (120) days following the termination of this Agreement) as Owner may secure permits and licenses in its own name, subject to Owner’s provision of an indemnification of Manager and its Affiliates from Owner; and

16.4.5.3 all books and records of the Managed Facilities (but excluding any Manager Confidential Information); provided, that Manager may retain one or more archival copies of such books and records for Manager’s independent use.

16.4.6 Bookings and Reservations. Owner shall honor, and shall cause any successor manager to honor, all business confirmed for the Managed Facilities with reservations (including reservations made by Manager pursuant to Manager’s other promotional programs) dated after the effective date of the expiration or termination in accordance with such bookings as accepted by Manager. Manager shall transfer to Owner and will assume responsibility for all advance deposits received by Manager for the Managed Facilities.

16.4.7 Bank Accounts; Receivables. On the expiration or termination of this Agreement, Manager shall either, at Owner’s election, (a) terminate all Bank Accounts and disburse all funds therein to Owner or (b) terminate the authority of Manager’s authorized signatories to draw funds from the Bank Accounts and cause the Persons designated by Owner to become authorized signatories. All receivables of the Managed Facilities outstanding as of the effective date of termination or expiration, shall continue to be the property of Owner. Manager will turn over to Owner any receivables collected directly by Manager after the effective date of termination.

16.4.8 Final Accounting. Within thirty (30) days following the expiration or termination of this Agreement, Manager shall render a full accounting to Owner (including all statements and reports in the forms required herein) for the final month ending on the date of expiration or termination. At the request of Owner, Manager shall cause to be prepared and delivered to Owner within ninety (90) days following the expiration or termination of this Agreement, Certified Financial Statements for the final Operating Year, containing the reports and other items and prepared on the same basis as under Section 10.4. The cost of preparing the Certified Financial Statements pursuant to this Section 16.4.8 shall be an Operating Expense attributable to the final Operating Year. The final Certified Financial Statements delivered pursuant to this Section 16.4.8, and all information contained therein, shall be binding and conclusive on the Parties unless, within sixty (60) days following the delivery thereof, either

Party shall deliver to the other Party written notice of its objection thereto setting forth in reasonable detail the nature of such objection. If the Parties are unable thereafter to resolve any disputes between them with respect to the matters set forth in the final Certified Financial Statements within sixty (60) days after delivery by either Party of the aforesaid written notice, either Party shall have the right to cause such dispute to be resolved by Expert Resolution in accordance with the provisions of Article XVII.

16.4.9 Managed Facilities Personnel. From and after expiration or termination of this Agreement, (a) Owner shall have the right to solicit or employ any of the Managed Facilities Personnel, (b) the Managed Facilities Personnel shall not be restrained by this Agreement in making their own decision as to whether to be employed by Owner, Manager or their respective Affiliates and (c) Manager and its Affiliates may employ any of the Senior Executive Personnel or any other Managed Facilities Personnel who desire employment with Manager or its Affiliates and who Owner does not employ. Manager shall make reasonably available to Owner from time to time during the Transition Period any Managed Facilities Personnel employed by Manager or its Affiliates to answer questions that Owner may have regarding the Managed Facilities.

16.4.10 Home Casino Data. Upon the expiration or termination of this Agreement, Manager shall provide to Owner a copy of the Home Casino Data in comma separate value (CSV) format, unless another format is agreed upon by Manager and Owner.

16.4.11 Centralized Services, ESS Services and Purchasing Program. In consideration of the continued payment of the Centralized Services Charges (as set forth in Section 4.1.1), the charges for ESS Services, the charges for Reimbursable Expenses (as set forth in Section 3.3) and for participation in Purchasing Programs (as contemplated by Section 5.6), Manager shall, during the Transition Period (or such shorter period as requested by Owner), continue to provide Property Specific Centralized Services, ESS Services and allow the Owner to purchase through the Purchase Program, in each case to the extent Manager and its Affiliates are permitted to do so pursuant to the terms of any applicable third party arrangements.

16.4.12 Survival. This Section 16.4 shall survive the expiration or termination of this Agreement.

16.5 Notice of Termination to Employees.

Owner acknowledges that Manager or its Affiliates may have an obligation under Applicable Law to give advance notice to Managed Facilities Personnel of any termination of employment, and that failure to comply with such notification obligation might give rise to certain liabilities under Applicable Law. Manager shall give prior notice to Owner of any notice of termination of employment to be given to Managed Facilities Personnel. Accordingly, notwithstanding anything to the contrary in this Agreement, the effective date of termination shall be extended to permit Manager to comply with all time periods under Applicable Law if any, unless Owner agrees in writing to defend, indemnify and hold harmless Manager and its Affiliates in accordance with Section 12.3.1 from and against all Claims (including lost compensation, fines, penalties and attorneys fees and expenses) incurred by Manager or its Affiliates, arising thereunder as a result of such termination. Manager shall use all commercially reasonable efforts to provide such notices in an expeditious manner.

ARTICLE XVII.

DISPUTE RESOLUTION

17.1 Generally.

17.1.1 Except for disputes specifically provided in this Agreement to be referred to Expert Resolution, all claims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with this Agreement, whether legal or equitable, known or unknown, contingent or otherwise shall be resolved in the United States District Court for Maryland and any appellate courts thereto, or if federal jurisdiction is lacking, then in the State Courts of Maryland. The Parties agree that service of process for purposes of any such litigation or legal proceeding need not be personally served or served within the State of Maryland, but may be served with the same effect as if the Party in question were served within the State of Maryland, by giving notice containing such service to the intended recipient (with copies to counsel) in the manner provided in Section 19.5. This provision shall survive and be binding upon the Parties after this Agreement is no longer in effect.

17.1.2 If any dispute between any of the Parties or any of their respective Affiliates is pending in any state or federal court located in the State of Maryland with respect to this Agreement (or this Agreement and any other Related Agreement), and any subsequent dispute arises between one or more Parties or any of their respective Affiliates which is not required by this Agreement or any Related Agreement to be referred to Expert Resolution and is pending in any other state or federal court, the Parties shall (to the extent permissible under applicable rules) jointly move to consolidate such subsequent dispute in the same court with the pending dispute, and in the event that the court declines to consolidate the disputes (or consolidation is not permissible under applicable rules), the Parties shall request that the court refer the subsequent dispute to the judge presiding over the pending dispute as a related case, it being the intent of the Parties to keep any litigation relating to this Agreement within the same court to the fullest extent possible under the law.

17.2 Expert Resolution.

With respect to any dispute to be submitted to an Expert pursuant to this Agreement, any Party that is party to such dispute may require that the dispute be submitted to final and binding arbitration (without appeal or review) in Baltimore, Maryland (“Expert Resolution”), administered by an independent arbitration tribunal consisting of three (3) arbitrators, one of which is appointed by each Party and the third arbitrator shall be selected by the other two arbitrators (collectively, the “Expert”). Such Expert Resolution shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Expert shall be a person having not less than ten (10) years’ experience in the area of expertise on which the dispute is based and having no conflict of interest with either Party. With respect to any dispute to be submitted to an Expert pursuant to this Agreement, the use of the Expert shall be the exclusive remedy of the Parties and neither Party shall attempt to adjudicate such dispute in any other forum. The decision of the Expert shall be final and binding on the Parties and shall not be capable of challenge, whether by Expert Resolution, arbitration, in court or otherwise.

17.2.1 Related Disputes.

17.2.1.1 Any two (2) or more disputes which are required to be submitted to an Expert under this Agreement or any other Related Agreement shall be considered related for purposes of this section if they involve the same or substantially similar issues of law or fact. In the event any Party to a dispute (the “Subsequent Related Dispute”) designates it as being related to a prior or pending dispute (the “Prior Related Dispute”), the Subsequent Related Dispute shall be referred for resolution to the Expert to whom the Prior Related Dispute was referred (the “Initial Expert”). If a Party objects to the designation of a Subsequent Related Dispute as being related to a Prior Related Dispute, the objection shall be resolved by the Initial Expert. If the Initial Expert concludes that the disputes are related, the Subsequent Related Dispute shall be resolved by the Initial Expert in accordance with this Section 17.2, and to the extent practical issues in the Subsequent Related Dispute that are the same or substantially similar as in the Prior Related Dispute shall be resolved in a manner consistent with the resolution of such issues in the Prior Related Dispute. If the Initial Expert concludes that the Subsequent Related Dispute is not related to the Prior Related Dispute, the Subsequent Related Dispute shall be referred to an Expert selected in accordance with the introductory paragraph of this Section 17.2.

17.2.1.2 Notwithstanding anything to the contrary contained in this Agreement, if a claim is asserted involving an alleged Event of Default under this Agreement (or under this Agreement and any Related Agreement) (a “Default Claim”), any and all issues, whether legal, factual or otherwise, relating to such Default Claim shall be resolved exclusively by a state or federal court located in the State of Maryland in accordance with the provisions hereof regardless of whether any of such issues would otherwise be required to be referred to an Expert for resolution under a provision of this Agreement or any Related Agreement; provided, that any decision by an Expert made in accordance with this Agreement or any Related Agreement which was rendered prior to the assertion of a Default Claim and which relates to such Default Claim shall be considered final and binding in any court proceeding involving such Default Claim, it being the intent and understanding of the Parties that, except for specific issues that were determined by an Expert before a Default Claim is asserted, all issues relating to such Default Claim shall be resolved exclusively by the court in the action or proceeding involving the Default Claim.

17.2.2 Restrictions on Expert. THE EXPERT SHALL HAVE NO AUTHORITY TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, INCLUDING SECTION 17.7.5, AND SHALL BE BOUND BY APPLICABLE LAW. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY EXPERT RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL, EXCEPT AS MAY BE NECESSARY TO ENFORCE THE SAME.

17.3 Time Limit.

Any Expert Resolution of a dispute must be commenced within twelve (12) months from the date on which either Party first gave written notice to the other of the existence of the dispute, and any Party who fails to commence litigation or Expert Resolution within such twelve (12) month period shall be deemed to have waived any of its affirmative rights and claims in connection with the dispute and shall be barred from asserting such rights and claims at any time thereafter except as a defense to any related or similar claims subsequently raised by the other party. An Expert Resolution shall be deemed commenced by a Party when the Party sends a notice to the other Party and to the American Arbitration Association, identifying the dispute and requesting Expert Resolution. Litigation shall be deemed commenced by a Party when the Party serves a complaint (or, as the case may be, a counterclaim) on the other Party with respect to the dispute.

17.4 Prevailing Party’s Expenses.

The prevailing Party in any Expert Resolution, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such Expert Resolution, litigation or other legal action or proceeding (including any appeals and actions to enforce any Expert Resolution awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of the fees and costs of the Expert. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable Expert(s) or court. All amounts recovered by the prevailing Party under this Section 17.4 shall be separate from, and in addition to, any other amount included in any Expert Resolution award or judgment rendered in favor of such Party.

17.5 WAIVERS.

17.5.1 JURISDICTION AND VENUE. OWNER AND MANAGER WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY MANAGER OR OWNER IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 17.1.

17.5.2 TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.5.3 CLASS ACTIONS. OWNER AGREES THAT, FOR MANAGER’S AND ITS AFFILIATES’ CHAIN OF BRANDED HOTELS AND CASINOS TO FUNCTION PROPERLY, MANAGER SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM WIDE CLAIMS. ACCORDINGLY, OWNER AGREES THAT ANY DISAGREEMENT BETWEEN OWNER AND MANAGER SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND OWNER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF, CONSOLIDATED OR COLLECTIVE ACTION AGAINST MANAGER OR ANY OF ITS AFFILIATES. FOR AVOIDANCE OF DOUBT, THE FOREGOING RESTRICTION AGAINST MULTI-PLAINTIFF ACTIONS SHALL NOT BE CONSTRUED TO PROHIBIT EITHER PARTY OR ITS AFFILIATES FROM JOINING WITH OTHER PARTIES TO THE RELATED AGREEMENTS TO BRING ACTIONS RELATING SOLELY TO ONE OR MORE OF SUCH AGREEMENTS.

17.5.4 DECISIONS IN PRIOR CLAIMS. SUBJECT TO SECTION 17.2.1.2, OWNER AND MANAGER AGREE THAT IN ANY EXPERT RESOLUTION OR

LITIGATION BETWEEN THE PARTIES, THE EXPERT(S) OR COURT SHALL NOT BE PRECLUDED FROM MAKING ITS OWN INDEPENDENT DETERMINATION OF THE ISSUES IN QUESTION, NOTWITHSTANDING THE SIMILARITY OF ISSUES IN ANY OTHER EXPERT RESOLUTION OR LITIGATION INVOLVING MANAGER AND ANY OTHER OWNER OR ANY OF THEIR AFFILIATES, AND EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO CLAIM THAT A PRIOR DISPOSITION OF THE SAME OR SIMILAR ISSUES PRECLUDES SUCH INDEPENDENT DETERMINATION.

17.5.5 PUNITIVE, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY EXPERT RESOLUTION, LAWSUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE MANAGED FACILITIES, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, LOST PROFITS, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN STATUTORY RIGHTS AND MANAGER’S RIGHT TO RECEIVE ANY TERMINATION FEE IN ACCORDANCE WITH THIS AGREEMENT, AND EXCEPT FOR A CLAIM FOR RECOVERY OF ANY SUCH DAMAGES THAT THE CLAIMING PARTY IS REQUIRED BY A COURT OF COMPETENT JURISDICTION OR THE EXPERT TO PAY TO A THIRD PARTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT TO DAMAGES.

17.6 Survival and Severance.

This Article XVII shall survive the expiration or termination of this Agreement. The provisions of this Article XVII are severable from the other provisions of this Agreement and shall survive and not be merged into any termination or expiration of this Agreement or any judgment or award entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related Expert Resolution or litigation proceedings occur before or after termination or expiration of this Agreement. If any part of this Article XVII is held to be unenforceable, it shall be severed and shall not affect either the duties to submit any dispute to Expert Resolution or any other part of this Article XVII.

17.7 ACKNOWLEDGEMENTS.

OWNER AND MANAGER EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:

17.7.1 INFORMED INVESTOR. THE ACKNOWLEDGING PARTY HAS HAD THE BENEFIT OF LEGAL COUNSEL AND ALL OTHER ADVISORS DEEMED NECESSARY OR ADVISABLE TO ASSIST IT IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND THE OTHER PARTY’S ATTORNEYS HAVE NOT REPRESENTED THE ACKNOWLEDGING PARTY, OR PROVIDED ANY LEGAL COUNSEL OR OTHER ADVICE TO THE ACKNOWLEDGING PARTY, WITH RESPECT TO THIS AGREEMENT.

17.7.2 BUSINESS RISKS. THE ACKNOWLEDGING PARTY (A) IS A SOPHISTICATED PERSON, WITH SUBSTANTIAL EXPERIENCE IN THE OWNERSHIP AND OPERATION OF COMMERCIAL DEVELOPMENT PROJECTS; (B) RECOGNIZES THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INVOLVE SUBSTANTIAL BUSINESS RISKS; AND (C) HAS MADE AN INDEPENDENT INVESTIGATION OF ALL ASPECTS OF THIS AGREEMENT SUCH PARTY DEEMS NECESSARY OR ADVISABLE.

17.7.3 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NEITHER PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF EITHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

17.7.4 NO RELIANCE. NEITHER PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, GAMING WIN, RATES, AVERAGE DAILY RATE, CONTRIBUTION, PROFITABILITY, VALUE OF THE MANAGED FACILITIES OR SIMILAR INFORMATION PROVIDED BY THE OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.

17.7.5 LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE EXPRESS TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL AND (B) ANY LIABILITY OF THE PARTIES FOR MONETARY DAMAGES OR MONETARY RELIEF SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY POWER OR RIGHT SUCH PARTY MAY HAVE TO CLAIM ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR ANY BREACH OF FIDUCIARY DUTIES.

17.7.6 IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW,

THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

17.8 Survival.

The provisions of this Article XVII shall survive the expiration or termination of this Agreement.

ARTICLE XVIII.

GAMING LAW PROVISIONS

18.1 Regulatory Matters; Initial Suitability Review.

18.1.1 Manager’s Regulatory Environment. Owner acknowledges that Manager, CEOC and their respective Affiliates (a) conduct business in an industry that is subject to and exists because of privileged licenses issued by Governmental Authorities in multiple jurisdictions, (b) are subject to extensive gaming regulation and oversight, and are required to adhere to strict laws and regulations regarding vendor and other business relationships, and (c) have adopted strict internal controls and compliance policies governing their own activities and those of certain parties with whom they do business.

18.1.2 Suitability Investigations. As an initial matter, Owner acknowledges and agrees that Manager, CEOC and their respective Affiliates must perform a background, suitability review and such other due diligence with respect to Owner and its Subject Group, but excluding Manager and its Affiliates and those individuals associated with Rock previously subject to CEOC’s suitability review, as required under applicable gaming regulations and/or the corporate policies of Manager, CEOC and their respective Affiliates. Accordingly, Owner hereby (a) acknowledges and understands that Manager, CEOC and their respective Affiliates must perform such investigations and inquiries with respect to the Subject Group regarding the financial and credit condition, the existence and status of any litigation, criminal proceedings and convictions, character and personal qualifications of any such Person, (b) agrees to promptly provide the information regarding the Subject Group required by the CEC Business Information Form (Revised 6/22/05) and such other information as is reasonably requested by Manager, CEOC or their respective Affiliates for such purposes (collectively, the “Requested Information”), and (c) agrees to cooperate with Manager, CEOC and their respective Affiliates in the completion of its due diligence and gaming suitability and background checks of the Subject Group. Manager acknowledges receipt and completion of such investigation and inquiries on the persons or entities within the Subject Group as of the date of this Agreement.

18.2 Licensing Event.

If there shall occur a Licensing Event and any aspect of such Licensing Event is attributable to a member of the Subject Group, then Manager shall notify Owner as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event). In such event, at any time at which Manager or an Affiliate of Manager does not Control Owner, Owner shall and shall cause the other members of the Subject Group to use commercially reasonable efforts to assist Manager and its Affiliates in resolving such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information, to the Gaming Authorities). If, despite these efforts, such Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Manager shall have the right to terminate this Agreement to the extent provided in Section 16.2.6 or, if applicable, Owner shall have the right to terminate this Agreement to the extent provided in Section 16.3.3.

18.3 Unlawful Payments.

Neither Party nor any Person for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither Party nor any Person for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, make any illegal offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving or anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office; or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions; or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any Governmental Authority to effect or influence any act or decision of such Governmental Authority. Each Party represents and warrants to the other Party that no government official nor any candidate for political office has any direct or indirect ownership or investment interest in the revenues or profit of such Party or the Managed Facilities.

ARTICLE XIX.

GENERAL PROVISIONS

19.1 Governing Law.

This Agreement shall be construed under the laws of the State of Maryland, without regard to any conflict of law principles.

19.2 Construction of this Agreement.

The Parties intend that the following principles (and no others not consistent with them) be applied in construing and interpreting this Agreement:

19.2.1 Presumption Against a Party. The terms and provisions of this Agreement shall not be construed against or in favor of a Party hereto merely because such Party is the Manager hereunder or such Party or its counsel is the drafter of this Agreement.

19.2.2 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or the Expert for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, each Party hereby declaring that it (i) would have executed this

Agreement without inclusion of such term or provision; and (ii) execute and deliver to the other Party any additional documents that may be reasonably requested by a Party to fully effectuate this Section 19.2.2.

19.2.3 Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words “will,” “shall,” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes,” and “including” followed by one (1) or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “hereof”, “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used. If any decision, approval or other determination is required or permitted to be made hereunder in a Party’s “discretion”, the word “discretion” shall be interpreted to mean such Party’s sole discretion. If the Operating Year is a fiscal year other than a calendar year, all references in this Agreement to January 1 shall mean the first day of such fiscal year.

19.2.4 Headings. The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any article, section or exhibits in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.

19.2.5 Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

19.2.6 Entire Agreement. This Agreement (including the attached Exhibits), together with the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, written or oral. No undertaking, promise, duty, obligation, covenant, term, condition, representation, warranty, certification or guaranty shall be deemed to have been given or be implied from anything said or written in negotiations between the Parties prior to the execution of this Agreement, except as expressly set forth in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently), except to the extent that such statement is expressly set forth in this Agreement.

19.2.7 Third-Party Beneficiary. Except as set forth in Section 12.3, no third-party shall be a beneficiary of Owner’s or Manager’s rights or benefits under this Agreement.

19.2.8 Time of the Essence. Time is of the essence for all purposes of this Agreement.

19.2.9 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

19.2.10 Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except: (a) for Manager’s right to make changes to the Operating Limitations, Total Rewards System, and Centralized Services as permitted under this Agreement; (b) by an instrument in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought; and (c) if any Governmental Authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their commercially reasonable efforts to comply with such request; provided, that if such requested modification would materially and adversely affect either Party’s rights or obligations under this Agreement, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the terminating Party for such termination.

19.2.11 Survival. The expiration or termination of this Agreement does not terminate or affect Owner’s or Manager’s covenants and obligations that either expressly or by their nature survive the expiration or termination of this Agreement. This Section 19 shall survive the expiration or termination of this Agreement.

19.3 Limitation on Liabilities.

19.3.1 Projections in Annual Budget. Owner acknowledges that: (a) all budgets and financial projections prepared by Manager or its Affiliates prior to the date of this Agreement or under this Agreement, including the Annual Budget, are intended to assist in Operating the Managed Facilities, but are not to be relied on by Owner or any third-party as to the accuracy of the information or the results predicted therein; and (b) Manager does not guarantee the accuracy of the information nor the results in such budgets and projections. Accordingly, Owner agrees that (i) neither Manager nor its Affiliates shall be liable to Owner or any third-party for divergence between such budgets and projections and actual operating results achieved except as otherwise provided in this Agreement, including limits on incurring expenses; (ii) the failure of the Managed Facilities to achieve any Annual Budget for any Operating Year shall not constitute a default by Manager or give Owner the right to terminate this Agreement; and (iii) if Owner provides any such budgets or projections to a third-party, Owner shall advise such third-party in writing of the substance of the disclaimer of liability set forth in this Section 19.3.1. Manager represents that it shall prepare all budgets and financial projections and operating plans prepared by Manager under this Agreement in good faith based upon Manager’s experience and knowledge.

19.3.2 Approvals and Recommendations. Each party acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither party nor any Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, each agrees that neither party shall have any liability whatsoever to the other or any third person by reason of: (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld; or (b) any delay or failure to provide any consent, approval or authorization, or advice, assistance, recommendation or direction (except in the event of a breach of a covenant herein not to unreasonably withhold or delay any consent or approval); provided, however, each agrees to act in good faith when dealing with or providing any advice, consent, assistance, recommendation or direction.

19.3.3 Technical Advice. Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Manager with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Managed Facilities (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Managed Facilities and Owner’s compliance with its obligations under this Agreement; and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, (ii) there are no defects in the design of construction of the Managed Facilities or installation of any building systems or FF&E therein or (iii) the plans, specifications, construction and installation work will comply with all Applicable Laws (including laws or regulations governing public accommodations for Individuals with disabilities). Accordingly, Owner agrees that neither Manager nor its Affiliates shall have any liability whatsoever to Owner or any third-party for any (A) errors in the plans and specifications; (B) defects in the design of construction of the Managed Facilities or installation of any building systems or FF&E therein; or (C) noncompliance with any engineering and structural design standards or Applicable Laws.

19.3.4 Owner Limitation. Manager agrees that in no event shall Owner’s liability to Manager with respect to lost or future Management Fees upon any Owner Event of Default exceed the amount of the termination fee that would be payable to Manager under Section 16.4.2 upon a termination of this Agreement as of the date of such Owner Event of Default.

19.4 Waivers.

Except as set forth in Section 17.3 of this Agreement, no failure or delay by a Party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. No waiver of any default shall alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.5 Notices.

All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and delivered by: (a) personal delivery; (b) overnight DHL, FedEx, UPS or other similar courier service; or (c) facsimile transmission (provided, that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in clause (a) or (b) above by no later than the second (2nd) business day following such transmission, addressed to the Parties at the addresses specified below, or at such other address as the Party to whom the notice is sent has designated in accordance with this Section 19.5, and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address (or facsimile number) of the recipient Party; provided, that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day; or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address pursuant to this Section 19.5 (unless the sending Party had actual knowledge of such current address)). Notwithstanding the foregoing, any notice or other communication delivered to a Party by email that is actually received by such Party (and for which such Party has sent an acknowledgement of receipt by return email) shall be deemed to have been sufficiently given for purposes of this Agreement and shall be deemed to have been received at the time described in clause (i) above, as if such notice had been delivered by one of the methods described in clauses (a) through (c) above. Notwithstanding anything to the contrary contained in this Agreement, if any documents or materials delivered under this Agreement are delivered by email (with confirmation of receipt from the intended recipient), no additional copies of such documents or materials shall be required to be delivered.

OWNER:

CBAC Gaming, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with copies to:

CR Baltimore Holdings LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

and

Rock Gaming Mothership LLC

1086 Woodward Avenue

Detroit, Michigan 48226

Facsimile: (313) 382-9425

Attention: Matthew Cullen

MANAGER:

Caesars Baltimore Management Company, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: Jodi A. Simala, Esq.

Fax: (312) 706-8436

19.6 Party Representatives.

Owner has designated Matt Cullen to act as representative for Owner (“Owner’s Representative”), and Manager shall have the right to rely on all actions by, and communications with, Owner’s Representative as binding on Owner. Owner shall provide to Manager the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner’s Representative within ten (10) days of any change thereto. Manager has designated John Payne to act as representative for Manager (“Manager’s Representative”), and Owner shall have the right to rely on all actions by, and communications with, Manager’s Representative as binding on Manager. Manager shall provide to Owner the name, address, telephone and fax numbers, email address and other relevant contact information for the Manager’s Representative within ten (10) days of any change thereto. Subject to compliance with Maryland Gaming Laws, Owner’s Representative shall have access at all reasonable times to all books and records maintained by Manager with respect to the Managed Facilities, copies of all leases, contracts, agreements, permits and approvals related to the Managed Facilities and all associated files, and all physical areas of the Managed Facilities, other than private offices.

19.7 No Recordation.

Neither this Agreement nor any memorandum hereof shall be recorded against the Project, the Managed Facilities or the Premises and any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Manager shall constitute an Event of Default, and in addition to any other remedies therefor, Owner is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be).

19.8 Further Assurances.

The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

19.9 Relationship of the Parties.

The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Manager), which relationship may not be terminated by Owner except in strict accord with the termination provisions of this Agreement; (b) Manager shall have the authority to bind the Owner with respect to third Persons to the extent Manager is performing its obligations under and consistent with this Agreement; (c) Manager’s agency established with the Owner is, and is intended to be, an agency coupled with an interest; (d) this Agreement does not create joint venturers, partners or joint owners with respect to the Managed Facilities; and (e) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties. The Parties further acknowledge and agree that in Operating the Managed Facilities, including entering into leases and contracts, accepting reservations, and conducting financial transactions for the Managed Facilities, (i) Manager assumes no independent contractual liability; and (ii) Manager shall have no obligation to extend its own credit with respect to any obligation incurred in Operating the Managed Facilities or performing its obligation under this Agreement.

19.10 Force Majeure.

In the event of a Force Majeure Event, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure Event, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt notice of such Force Majeure Event to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure Event, or Manager reasonably deems it necessary to close and cease the Operation of all or any portion of the Managed Facilities due to a Force Majeure Event in order to protect the Managed Facilities or the health, safety or welfare of the its guests or Managed Facilities Personnel, then Manager may close or cease Operation of all or a portion of the Managed Facilities for such time and in such manner as Manager reasonably deems necessary as a result of such Force Majeure Event, and reopen or recommence the Operation of the Managed Facilities when Manager again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to the Managed Facilities or health, safety or welfare or its guests or Managed Facilities Personnel. Notwithstanding anything contained herein to the contrary, Owner and Manager each acknowledge and agree that the Term of this Agreement shall be extended for each day that a Force Majeure Event continues.

19.11 Terms of Other Management Agreements.

Manager makes no representation or warranty that any past or future forms of its management agreement do or will contain terms substantially similar to those contained in this Agreement. In addition, Owner acknowledges and agrees that Manager may, due to local business conditions or otherwise, waive or modify any comparable terms of other management agreements heretofore or hereafter entered into by Manager or its Affiliates.

19.12 Execution of Agreement.

This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

CAESARS BALTIMORE MANAGEMENT COMPANY, LLC,
a Delaware limited liability company

By:	Caesars Baltimore Acquisition Company, LLC,
a Delaware limited liability company and its sole member

	By:	Caesars Entertainment Operating Company, Inc.,
a Delaware corporation and its sole member

		By:	/s/ Gregory J. Miller
		Name:	Gregory J. Miller
		Title:	Senior Vice President

[Signature Page to the Management Agreement]

CBAC GAMING, LLC,
a Delaware limited liability company

By:	CR Baltimore Holdings, LLC,
a Delaware limited liability company and its managing member

	By:	Caesars Baltimore Investment Company, LLC,
a Delaware limited liability company and its member

		By:	Caesars Baltimore Acquisition Company, LLC,
a Delaware limited liability company and its sole member

			By:	Caesars Entertainment Operating Company, Inc.,
a Delaware corporation and its sole member

				By:	/s/ Gregory J. Miller
				Name:	Gregory J. Miller
				Title:	Senior Vice President

	By:	Rock Gaming Mothership LLC,
a Delaware limited liability company and its member

		By:	/s/ Daniel Gilbert
		Name:	Daniel Gilbert
		Title:	Manager

[Signature Page to the Management Agreement]

Caesars Baltimore Investment Company, LLC (“Caesars Investment”) hereby irrevocably and unconditionally guarantees to Owner the prompt and complete payment and performance when due of all the covenants, agreement, promises, liabilities and obligations of Manager to Owner under this Management Agreement, whether now existing or hereafter arising, including, without limitation, Manager’s indemnification obligations under Section 12.3.2 and the obligation to pay all other amounts due and owing or to become due and owing by Manager to Owner under the Management Agreement; provided, however, that Caesars Investment’s obligations pursuant to this paragraph shall be void and of no further force or effect on the earliest to occur of (a) that date on which neither Caesars Investment nor an Affiliate of Caesars Investment owns, directly or indirectly, any Ownership Interest in CBAC Gaming, LLC, (b) the date on which CBAC Gaming, LLC no longer owns the Managed Facilities, and (c) CBABC Gaming, LLC otherwise no longer being the “Owner” party to this Agreement. In the event Caesars Investment transfers its Ownership Interest in CRBH to an Affiliate as permitted under the CRBH Operating Agreement, Caesars Investment agrees to cause such Affiliate to assume the obligations of Caesars Investment under this guaranty.

CAESARS BALTIMORE INVESTMENT COMPANY, LLC,
a Delaware limited liability company

By:	Caesars Baltimore Acquisition Company, LLC,
a Delaware limited liability company and its sole member

	By:	Caesars Entertainment Operating Company, Inc., a Delaware corporation and its sole member

		By:	/s/ Gregory J. Miller
		Name:	Gregory J. Miller
		Title:	Senior Vice President

[Signature Page to the Management Agreement]

EXHIBIT A

TO MANAGEMENT AGREEMENT

REAL PROPERTY INTERESTS

Owner expects to (i) lease from the Mayor and City Council of Baltimore, a body politic and corporate and a political subdivision of the State of Maryland (the “City”), Lots C, D, and E (collectively, the “Leased Property”) and (ii) purchase from the City Lots F, G, H, I, J, K, L, and M (collectively, the “Owned Property”), in each case as depicted in this Exhibit A.

REVISIONS
LOTS 1A & 11 CONS'D PER APP. 5482 C. SH. 2219 & 2219A.
LOT 3 Changed To LOT 3/4 Per P.S C Sh. 2881.
LOT 10/11 & PART 15 FT. AL. CONS'D PER CITY SOLICITOR LETTER C. SH. 3491.
Lot 6A For Imp. Only Per B of A C. Sh. 4996
Lot 5 No No Ass'd PLD C Sh 5454A
LOTS 4A & 5 PER DEED & O.O. LETTER C. SH. 5663.
LOTS 8 & 9 PER DEED & O.O. LETTER C. SH. 5663.
Lot 9 No No. Assgn'd Per P.L.D C Sh. 6026-D
Lot 5A Per App. C Sh 6437
LOT 1A & 15' AL Cons'd Per P.L.D. C Sh 8860
DENOTES CLOSED STREET AREA
ALLUVION ST.
BAYARD ST.
WARNER ST.
WORCESTER ST.
S. EUTAW ST.
DOCK
GARDENS
SPRING
(Closed) R/W Ass'd in R.S.C.
ST.
F
G
H
I
K
L
NOTE.
PORTION OF 15 FOOT ALLEY - PRIVATE PROPERTY PER LETTER
MR LLOYD G. MCALLISTER ASST CITY SOLICITOR DATE 4-8-46.
TO MR HERMAN F. LUCKE JR. BUILDING ENG FILE Nº 79384.
NOTICE
THIS IS A REAL PROPERTY PLAT AS PROVIDED FOR UNDER ARTICLE 76(1) OF THE CITY CHARTER IT IS COMPILED FROM TITLE AND OTHER SOURCES AND IS NOT AN AUTHENTIC SURVEY.
TRACED BY R.LITZ
LETTERED BY
CHECKED BY
CITY OF BALTIMORE
DEPARTMENT OF PUBLIC WORKS
BUREAU OF PLANS & SURVEYS
PROPERTY LOCATION DIVISION
WARD 21 SECTION 9
BLOCK 844-A
SCALE 1 IN. = 100 FT. DATE NOV. 1929

REVISIONS
LOT 4/11 DIV PER DEED
RUSSELL
ST.
836
BAYARD
ST.
841
WARNER
ST.
HAINES
ST.
J
M
OLER
ST.
828
844-A
DOCK-BUSH ST.
DOCK- BAYARD ST.
PATAPSCO
RIVER
BRANCH
MIDDLE
TRACED BY
LETTERED BY
CHECKED BY
NOTICE
THIS IS A REAL PROPERTY PLAT AS PROVIDED FOR UNDER ARTICLE 76(d) OF THE CITY CHARTER IT IS COMPILED FROM TITLE AND OTHER SOURCES AND IS NOT AN AUTHENTIC SURVEY.
CITY OF BALTIMORE
DEPARTMENT OF PUBLIC WORKS
PROPERTY LOCATION DIVISION
WARD 21 SECTION 9
BLOCK 840
SCALE 1"=100'

EXHIBIT B

TO MANAGEMENT AGREEMENT

DEFINITIONS

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the first Person; provided that, (i) with respect to Manager, CEC and CEOC, “Affiliate” shall include CEC and its direct and indirect Controlled subsidiaries and Sisterco and its direct and indirect controlled subsidiaries but shall not include any shareholder or director of CEC or Sisterco or any Affiliate of any such shareholder or director of CEC or Sisterco (other than CEC and its direct or indirect Controlled subsidiaries or Sisterco and its direct or indirect Controlled subsidiaries); and (ii) with respect to Owner at any time at which Rock Gaming Mothership LLC or one of its Affiliates Controls the Ownership Interests in Owner, “Affiliate” means only Rock Gaming Mothership LLC, Rock Gaming, Rock Ohio Ventures I, LLC, Rock Ohio Ventures II, LLC, their direct and indirect Controlled subsidiaries and Daniel Gilbert and shall not include any other shareholder, director, member, manager, or officer of any of them or any Affiliate of any such shareholder, director, member, manager, or officer of any of them (other than an Affiliate that is Rock Gaming Mothership LLC, Rock Gaming, Rock Ohio Ventures I, LLC, Rock Ohio Ventures II, LLC their direct and indirect Controlled subsidiaries or Daniel Gilbert). For purposes of this Agreement, Owner and its Subsidiaries shall not be considered Affiliates of Manager, CEC or CEOC.

“Agreement” means this Management Agreement between Owner and Manager, including all Exhibits thereto, and all amendments and modifications thereto entered into between Owner and Manager.

“Alternate Brand Property” shall have the meaning set forth in Section 2.1.4.

“Amenities Manager” shall have the meaning set forth in Section 5.11.

“Annual Budget” shall have the meaning set forth in Section 5.1.2.

“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, including Gaming Laws, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Managed Facilities or Person in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (a) or (b) above relating to employees, protection of personal information, zoning, building, health, safety and environmental matters and accessibility of public facilities.

“Applicable Percentage” shall have the meaning set forth in the definition of Incentive Management Fee.

“Approvals” means all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.

“Approved Counsel” means (a) any counsel either mutually agreed upon by Owner and Manager or (b) counsel set forth on a list of “Approved Counsel” containing counsel by practice specialty that are mutually agreeable to Owner and Manager, as such list may be updated by the Parties from time to time.

“Assignment” means any assignment, conveyance, delegation, pledge or other transfer, in whole or in part, of this Agreement, the Ground Lease or the Owned Property (as applicable) or any rights, remedies, duties or obligations under this Agreement, the Ground Lease or the Land Disposition Agreement (as applicable) whether voluntary, involuntary, by operation of Applicable Law or otherwise (including as a result of any divorce, Change of Control, bankruptcy, insolvency or dissolution proceedings , by declaration of or transfer in trust, or under a will or the laws of intestate succession).

“Bank Accounts” shall have the meaning set forth in Section 5.4.1.

“Base Management Fee” means two percent (2%) of Net Operating Revenues with respect to each month of each Operating Year during the Term (including any partial month at the commencement and expiration or termination of the Term).

“Benchmark Margin” means the arithmetic mean of the ratios (expressed as a percentage) of earnings before interest, taxes, depreciation and amortization to net revenues (revenues net of promotional allowances), all calculated on a calendar year basis, for the Competitive Set.

“Brand” shall have the meaning set forth in Section 2.1.1.

“Building Capital Improvements” means all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of the Managed Facilities, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), vertical transport and similar components of the Managed Facilities that are performed after the completion of Construction and capitalized under GAAP and depreciated as real property, but expressly excluding ROI Capital Improvements.

“Business Interruption Event” shall have the meaning set forth in Section 14.1.1.

“Business Interruption Insurance” means insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities).

“Capital Budget” shall have the meaning set forth in Section 5.1.1.2.

“Casino” shall have the meaning set forth in the Recitals hereto.

“Casualty” means any fire, flood or other act of God or casualty that results in damage or destruction to all or a portion of the Managed Facilities.

“CEC” means Caesars Entertainment Corporation, a Delaware corporation.

“Centralized Services” shall have the meaning set forth in Section 4.1.

“Centralized Services Charges” shall have the meaning set forth in Section 4.1.1.

“CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“Certified Financial Statements” shall have the meaning set forth in Section 10.4.

“Change of Control” means (a) with respect to Owner, any sale, lease, exchange, transfer or other transaction, event or circumstance (in one transaction or a series of related transactions) which results in (i) the Ownership Interests in Owner not being under the Control of Manager or its Affiliates or (ii) one or more Affiliates of Manager no longer holding in the aggregate, directly or indirectly, at least twenty-five percent (25%) of the Ownership Interests in Owner or (b) with respect to Owner or Manager, any sale, lease, exchange, transfer or other transaction, event or circumstance (in one transaction or a series of related transactions) which results in any Person or group of related Persons as determined under Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), becoming the beneficial owner (as determined under Section 13(d) under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power or economic interest represented by the issued and outstanding Ownership Interests in Owner or Manager, as applicable, in the case of this clause (b) other than any such Person or group that is the beneficial owner of at least thirty percent (30%) or more of such aggregate voting power or economic interest as of the date of this Agreement.

“City” shall have the meaning set forth in Exhibit A.

“Claims” means claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third-party (including enforcement proceedings by any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys’ fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement, the development, construction, ownership or Operation of the Managed Facilities.

“Commencement Date” means the date hereof.

“Competitive Set” shall have the meaning set forth in Section 3.1.4.

“Competitor” means, as of the date of a proposed Assignment permitted pursuant to the terms of this Agreement or other date of determination, any Person (other than the Manager and its Affiliates) that is engaged, or is an Affiliate of a Person that is engaged, in the business ownership or operation of a Gaming business; provided, that (i) Rock Gaming and its Affiliates, as constituted and operating as of the date of this Agreement, shall not be Competitors, (ii) Owner and its Affiliates, as constituted and operating as of the date of this Agreement, shall not be Competitors, and (iii) any private equity fund with an investment representing an equity ownership of fifty percent (50%) or less in a Competitor and no Control over such Competitor shall not be a Competitor.

“Condemnation” means a taking of all or any portion of the Managed Facilities by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, and a conveyance by Owner in lieu or under threat of such taking.

“Construction” means the process of constructing the Managed Facilities in substantial accordance with the Plans and Specifications.

“Content” shall have the meaning set forth in Section 9.1.3.

“Continuing Term” shall have the meaning set forth in Section 2.4.1.

“Control” means the ability, whether by the direct or indirect ownership of an equity interest, by contract or otherwise, to:

(i) in the case of a corporation, elect a majority of the directors of a corporation;

(ii) in the case of a partnership, select the managing partner of a partnership, or direct the votes of the partner or partners with authority to make decisions on behalf of the partnership;

(iii) in the case of a limited partnership, select or direct the votes of the sole general partner, all of the general partners to the extent that each has management control and authority, or the managing general partner or managing general partners thereof;

(iv) in the case of a limited liability company, select or direct the votes of a majority of the managing member(s) or a majority of manager(s) thereof; and

(v) otherwise, to select, or to remove and select, a majority of those Persons exercising governing authority over an entity.

Notwithstanding the foregoing, Manager or an Affiliate of Manager shall only be in “Control” of CRBH and Owner if Manager or an Affiliate of Manager (x) directly or indirectly owns a majority of the Ownership Interests in CRBH and Owner or (y) has the ability to appoint a majority of the Management Board (as defined in the CRBH Operating Agreement) and any similar governing body of Owner.

A Person shall be in “Control” of another Person if it meets the foregoing criteria, notwithstanding that it may need the consent or approval of one or more Persons to cause the Controlled Person to undertake certain actions.

“Controls” and “Controlled” shall have correlative meanings to “Control.”

“Corporate Personnel” means any personnel from the corporate or divisional offices of Manager or its Affiliates who perform activities at or on behalf of the Managed Facilities in connection with the services provided by Manager under this Agreement.

“CRBH” means CR Baltimore Holdings, LLC, a Delaware limited liability company.

“CRBH Development Agreement” means that certain Development Agreement by and between Owner and CRBH with respect to the Construction of the Managed Facilities.

“CRBH Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of CRBH, dated as of the date hereof, by and between Caesars Baltimore Investment Company, LLC, and Rock.

“CVP Consulting Agreement” means the Development and Consulting Agreement, dated as of the date hereof, by and between Owner and CVPR Consulting, LLC.

“Debt” means, in relation to any Person: (a) all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances; (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (e) all reimbursement obligations in respect of letters of credit issued at the request of such Person; and (f) all Debt Guaranteed by such Person.

“Debt Guaranteed” means, with respect to any Person, all Debt of the kinds referred to in clauses (a) through (e) of the definition of “Debt” which is directly or indirectly guaranteed by such Person, or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured or agreed to indemnify a creditor against loss.

“Default Claim” shall have the meaning set forth in Section 17.2.1.2.

“Design Guidance” means the design guidance applicable to the Brand, regarding requirements for the design, architecture and construction of Operated Brand Properties.

“Designated Accountant” means an independent accounting firm designated by Manager and approved by Owner; provided, that Owner shall not withhold its approval of one of the “Big Four” accounting firms.

“EBITDA” means, for any period, Net Income for such period plus, without duplication and only to the extent deducted in determining such Net Income, the sum of (a) Interest Expense for such period, (b) income tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) expenses attributable to the Pre-Opening Period, and (e) the Incentive Management Fee for such period, all determined in accordance with GAAP.

“EBITDA Margin” shall mean EBITDA of the Managed Facilities for any Operating Year divided by Net Operating Revenues for such Operating Year, expressed as a percentage.

“Enterprise Shared Services” shall have the meaning set forth in Section 4.1.

“Entity” means a partnership, a corporation, a limited liability company, a Governmental Authority, a trust, an unincorporated organization or any other legal entity of any kind.

“Event of Default” means an Owner Event of Default or Manager Event of Default.

“Expert” shall have the meaning set forth in Section 17.2.

“Expert Resolution” shall have the meaning set forth in Section 17.2.

“Expiration Date” means 11:59 p.m. (U.S. Central Time) on the date that is end of the Term.

“Facilities” means the food, beverage, entertainment and retail facilities and parking structure ancillary to the Casino constructed by Owner on the Premises.

“FF&E” means furniture, furnishings, fixtures, equipment (including video lottery terminal machines and other gaming and gaming related equipment), interior and exterior signs, as well as other improvements and personal property used in the Operation of the Managed Facilities that are not Supplies.

“Financing” means any debt financing or refinancing obtained by Owner in connection with the Managed Facilities, Premises or Ground Lease, including debt financing secured (in whole or in part) by a Mortgage or Security Interest, unsecured financing, revolving debt financing and mezzanine debt financing.

“Financing Documents” means all loan agreements, bond indentures, promissory notes, mortgages, deeds of trust, security agreements, guarantees and other documents and instruments (including all amendments, modifications, side letter and similar ancillary agreements) relating to any Financing.

“Force Majeure Event” means any of the following events or circumstances to the extent they are not caused or fomented by the Manager or its Affiliates and materially and adversely affect the operations or financial performance of the Managed Facilities beyond the reasonable control of the Manager: (a) Casualty or Condemnation; (b) storm, earthquake, hurricane, tornado, flood or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials or services such as water, power or telephone transmissions necessary for the Operation of the Managed Facilities in accordance with this Agreement; (h) failure of any applicable Governmental Authority to issue any Approvals, or the suspension, termination or revocation of any material Approvals, required for the Operation of the Managed Facilities (provided that the same was not caused by an Event of Default on or part of the Party claiming the occurrence of a Force Majeure Event); (i) a change in Maryland Gaming Laws or other action by any Governmental Authority which results in the disruption, suspension or cessation of gaming activities in the gaming industry generally (on a local, regional, state or federal basis); and (j) any other event that is beyond the reasonable control of a Party.

“Funds Request” shall have the meaning set forth in Section 5.5.2.

“GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“Gaming” means casino, racetrack, racino, video lottery terminal or other gaming activities.

“Gaming Approvals” means any and all approvals, licenses, permits, suitability determinations, and other actions by the Gaming Authorities necessary for the development, use, construction, financing and operation of Gaming or related activities.

“Gaming Authorities” means any Governmental Authority regulating Gaming or related activities.

“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to Gaming or related activities.

“GOR Exclusion Items” means the following items or amounts to be excluded from GOR for the applicable period if such items were otherwise included in GOR:

(i) applicable excise, sales, occupancy and use Taxes and similar Taxes, assessments, duties, levies or charges imposed by a Governmental Authority and collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret and similar Taxes;

(ii) receipts from the financing, re-financing, sale or other disposition of capital assets and other items not in the ordinary course of the Managed Facilities’ operations and income derived from securities and other property acquired and held for investment;

(iii) receipts from awards or sales in connection with any Condemnation, from other transfers in lieu of and under the threat of any Condemnation, and other receipts in connection with any Condemnation;

(iv) proceeds of any insurance, including the proceeds of any Business Interruption Insurance;

(v) tips, gratuities and other service charges paid to Managed Facilities Personnel;

(vi) interest or other investment income on amounts held in any Bank Account;

(vii) security deposits refundable to Managed Facilities tenants, subtenants, licensees or concessionaires and any payments by such tenants, subtenants, licensees or concessionaires for Taxes, repairs, maintenance and utilities;

(viii) investment tax credits or other income tax credits or benefits;

(ix) amounts recovered in legal proceedings other than proceedings for the collection of accounts receivable or damages for lost income, profits or revenues;

(x) proceeds of collection of accounts receivable to the extent the amount of any receivable was previously included in GOR;

(xi) amounts received under warranties and guaranties from providers of goods or services to the Managed Facilities;

(xii) revenue derived from capital transactions;

(xiii) amounts representing the value or cost of room occupancy, meals or other services provided to employees of Manager, Owner or their Affiliates;

(xiv) amounts deposited by Manager in the Operating Account pursuant to Section 3.1.3 as a result of the overpayment of Management Fees;

(xv) advance deposits or payments collected by the Managed Facilities for hotel accommodations, goods or services to be provided at other facilities;

(xvi) revenues of tenants, licensees and concessionaires of the Managed Facilities (it being acknowledged that all fees, rents, commissions, percentages or other payments received from any tenant, licensee or concessionaire of the Managed Facilities shall be included in GOR);

(xvii) credits and refunds received from vendors, suppliers or service providers to the Managed Facilities;

(xviii) amounts received by the Managed Facilities in connection with any redemptions under the Total Rewards System;

(xix) revenues that would be classified as non-operating for purposes of GAAP;

(xx) credit card and travel agent commissions.

“Governmental Authority” means any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof.

“Gross Operating Revenue” or “GOR” means, with respect to any period of time, all revenue of any kind derived from the Operation of the Managed Facilities and properly attributable to such period (including revenue generated from VLTs and, if authorized by Applicable Law, table games, rentals or other payments from licensees, lessees, or concessionaires of retail space in the Managed Facilities, but not gross receipts of such licensees, lessees or concessionaires), determined in accordance with GAAP; provided, however, that with respect to gaming activities at the Managed Facilities, GOR shall only include the net difference between Gaming wins and Gaming losses among guests, occupants or users of the Casino and shall exclude deposits made in respect of progressive or other similar games. GOR includes all gross revenues generated from (a) the operation of all banquet and catering functions at the

Managed Facilities; (b) the operation of any parking facilities at the Managed Facilities or the Premises; and (c) the rental or use of any retail space or other areas of the Managed Facilities or the Premises by any third-parties pursuant to any lease, license, concession or similar agreement, but expressly excluding the following: (i) applicable excise, sales, occupancy and use Taxes and similar Taxes, assessments, duties, levies or charges imposed by a Governmental Authority and collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret and similar Taxes; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of the Managed Facilities’ operations and income derived from securities and other property acquired and held for investment; (iii) receipts from awards or sales in connection with any Condemnation, from other transfers in lieu of and under the threat of any Condemnation, and other receipts in connection with any Condemnation, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Managed Facilities; (iv) proceeds of any insurance, including the proceeds of any Business Interruption Insurance; (v) rebates, discounts or credits for any goods or services provided by Manager (not including charge or credit card discounts), which shall not constitute a deduction from revenues in determining Gross Operating Revenue; (vi) tips, gratuities and other service charges paid to Managed Facilities Personnel; (vii) interest or other investment income on amounts held in the Reserve Fund or any other Bank Account; (viii) any security deposits refundable to Managed Facilities tenants, subtenants, licensees or concessionaires and any payments by such tenants, subtenants, licensees or concessionaires for Taxes, repairs, maintenance and utilities, except to the extent paid in reimbursement of costs included in Operating Expenses; (ix) funds furnished by Owner in accordance with Section 5.5 or otherwise (except as a Person contracting within the Managed Facilities); (x) investment tax credits or other income tax benefits; and (xi) amounts collected or received in connection with any signage placed on the Managed Facilities by Owner, or pursuant to any lease or other contract, pursuant to the exercise of Owner’s rights under Section 2.2(b). GOR expressly excludes all GOR Exclusion Items.

“Ground Lease” means the ground lease agreement entered into by and between Owner and the City with respect to the Leased Property, and any successor lease or other agreement thereto.

“Guest Data” means information and data identifying, describing, concerning or generated by prospective, actual or past guests, family members, website visitors and customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues or other Facilities or services including without limitation, names addresses, phone numbers, facsimile numbers, email addresses, histories, preferences game play and patronage patterns, experiences, results, demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with all other guest or customer information in any database of CEOC or its Affiliates, regardless of the source thereof (and including without limitation, such information obtained or derived by Manager or its Affiliates from: (a) guests or customers of the Managed Facilities; (b) guests or customers of any other hotel or lodging property and casino (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by Manager or its Affiliates, or any facility associated with such hotels or other properties and casinos (including restaurants, golf courses and spas); or (c) any other sources and databases, including Brand websites, Brand central reservations database, operational data base (ODS) and the Total Rewards System or any other Managed Facilities player loyalty program).

“Home Casino Data” means the following information for guests of the Managed Facilities (to the extent contained in a database maintained by Manager or its Affiliates during the Term): (a) name, contact information (e.g. name, address(es), email address, phone number(s), etc.) and birth date for each guest; (b) each guest’s Total Rewards number and tier status across the Total Rewards System (on a consolidated basis); and (c) detailed play and trip gaming data for each guest at the Managed Facilities.

“Identifier” means any domain name, universal resource locator, link, metatag, keyword, pop-up or pop-under ad or other means of identifying Manager or its Affiliates or the Managed Facilities on the internet.

“Incentive Management Fee” means the “Applicable Percentage” of EBITDA. “Applicable Percentage” shall mean five percent (5%); provided, that, for the fourth Operating Year and each successive Operating Year during the Term (but only if Manager and its Affiliates of Manager do not hold, directly or indirectly, in the aggregate, twenty-five percent (25%) or more of the Ownership Interests of Owner as of the end of such Operating Year), the Applicable Percentage shall mean (a) four percent (4%) for calculation of the Incentive Management Fee with respect to each Operating Year in which the EBITDA Margin is less than ninety percent (90%) of the Benchmark Margin for such Operating Year, (b) three percent (3%) for calculation of the Incentive Management Fee with respect to each Operating Year in which the EBITDA Margin is less than eighty percent (80%) of the Benchmark Margin for such Operating Year, and (c) two percent (2%) for calculation of the Incentive Management Fee with respect to each Operating Year in which the EBITDA Margin is less than seventy percent (70%) of the Benchmark Margin for such Operating Year.

“Indemnified Party” means any Owner Indemnified Parties or Manager Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

“Indemnifying Party” means any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

“Index” means the Consumer Price Index for the Washington-Baltimore Urban Region, as published by the Department of Statistics of the US Bureau of Labor, using the period October/November 1995 as a base of one hundred (100), or if such index is discontinued, the most comparable index published by any United States governmental agency, as acceptable to Owner and Manager.

“Individual” means a natural person, whether acting for himself or herself, or in a representative capacity.

“Initial Expert” shall have the meaning set forth in Section 17.2.1.1.

“Initial Term” shall have the meaning set forth in Section 2.4.1.

“Initial Working Capital” means the amount set forth in the Pre-Opening Budget as the initial working capital required for commencement of Operations at the Managed Facilities, including the working capital required to fund initial food and beverage inventories, initial games offering, initial retail inventories and initial house bank balances and operating working capital requirements.

“Insurance Costs” means all insurance premiums or other costs paid for any insurance policies maintained by Owner with respect to the Managed Facilities.

“Insurance Program” shall have the meaning set forth in Section 12.1.2.

“Insurance Requirements” means the minimum coverage, limits, deductibles and other requirements required by Manager as set forth on Exhibit G attached hereto.

“Interest Expense” means, for any period, the aggregate amount (without duplication) of consolidated interest expense in accordance with GAAP during such period in respect of all Debt of the Owner and its subsidiaries, including amortization of the costs incurred in connection with debt issuance, debt premium or discount and any other Financing costs, fees and expenses incurred for such period, including costs associated with letters of credit.

“Land Disposition Agreement” means the land disposition agreement entered into by and between Owner and the City with respect to the Owned Property, and in either case any successor agreement thereto.

“Leased Property” shall have the meaning set forth in Exhibit A.

“Lender” means a Person providing any Financing or any designated agent or underwriter on behalf of Persons providing any Financing, as applicable.

“Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Gaming Authority to Manager or any of its Affiliates or Owner or other action by any Gaming Authority that indicates that such Gaming Authority may find that the association of any member of the Subject Group with Manager or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Manager or any of its Affiliates under any Gaming Law or (ii) violate any Gaming Law to which Manager or any of its Affiliates is subject; or (b) any member of the Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For the avoidance of doubt, a Maryland Licensing Event is a Licensing Event.

“Managed Facilities” shall have the meaning set forth in Recitals hereto.

“Managed Facilities Guest Data” means all Guest Data, to the extent in Manager’s or its Affiliates possession or control, regarding prospective, actual or past guests, website visitors and customers of the Managed Facilities, including retail locations, restaurants, bars, spas and entertainment venues therein, but excluding in all cases, (i) all information originating from facilities owned or operated by CEOC and its Affiliates other than the Managed Facilities, (ii) all information, generated or extrapolated as part of or derived in connection with the Total Rewards System or any other customer loyalty program of CEOC and its Affiliates (it being understood that this exception shall not apply to information merely captured by the Total Rewards System or such other customer loyalty program that would otherwise qualify as Managed Facilities Guest Data hereunder), (iii) any information originating at the Managed Facilities, but relating to activities of such customers at such other facilities owned or operated by CEOC and its

Affiliates, (iv) any information concerning any histories or use of such other facilities which are owned or operated by CEOC or its Affiliates, and (v) any information concerning the Proprietary Information and Systems.

“Managed Facilities Personnel” means all Individuals employed by Manager and performing services on a part-time or full-time basis at the Managed Facilities during the Term (or in connection with the Pre-Opening Services prior to the Term), including the Senior Executive Personnel.

“Managed Facilities Personnel Costs” means all cash costs and expenses associated with the employment or termination of Managed Facilities Personnel (including the Senior Executive Personnel), including recruitment expenses, the costs of moving executive level Managed Facilities Personnel, their families and their belongings to the area in which the Managed Facilities is located at the commencement of their employment at the Managed Facilities, compensation and benefits (including the costs of any equity based benefits at the time the economic cost is realized by Manager or its Affiliates (e.g., exercise rather than grant, repurchase, cash-out, etc.); provided that if a portion of such benefits were awarded in connection with services performed at another facility owned or operated by Manager or its Affiliates, the Managed Facilities Personnel Costs shall only include the portion of such costs which are related to such Managed Facilities Personnel’s employment on behalf of the Managed Facilities and such proportional amount shall be included in Managed Facilities Personnel Costs regardless of whether the cost of such equity based benefits are realized while the applicable Managed Facilities Personnel is employed on behalf of the Managed Facility or is employed at another facility owned or operated by Manager or its Affiliates), employment Taxes, training and severance payments, all in accordance with Applicable Laws, Manager’s policies for Operated Brand Properties and such other policies as may be established pursuant to this Agreement.

“Managed Facilities Transfer” means any sale, disposition, conveyance, gift, foreclosure of a mortgage or security interest or similar transaction, deed in lieu of foreclosure, appointment of a receiver or other transfer of all right, title or interest of Owner in the Managed Facilities or in the Managed Facilities, the Owned Property and the Ground Lease, including the expiration or termination of the Ground Lease, in each case whether voluntary, involuntary, by operation or law or otherwise (including as a result of any divorce, bankruptcy, insolvency or dissolution proceedings, by declaration of or transfer in trust, or under a will or the laws of intestate succession) or pursuant to a Change of Control of Owner.

“Management Account” shall have the meaning set forth in Section 5.4.1.4.

“Management Fees” means collectively, the Base Management Fee and Incentive Management Fee.

“Manager” shall mean Caesars Baltimore Management Company, LLC, a Delaware limited liability company, or its successors or permitted assigns (including any trustee appointed over its assets).

“Manager Confidential Information” means confidential or proprietary information relating to Manager’s or any of its Affiliates’ businesses that derives value, actual or potential, from not being generally known to others, including all Proprietary Information and Systems,

Manuals, Guest Data, confidential fees and terms of all Centralized Services and any documents and information (a) specifically designated by Manager in writing as confidential or proprietary or (b) would by its nature reasonably be understood to be confidential or proprietary to Manager, CEOC or any of their respective Affiliates, in each case to which the Owner obtains access by virtue of the relationship between the Parties.

“Manager Event of Default” has the meaning set forth in Section 16.1.2.

“Manager Indemnified Parties” shall have the meaning set forth in Section 12.3.1.

“Manager Prohibited Person,” shall mean any Person that: (a) is a Competitor; (b) is generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to (i) have a material adverse effect on Manager or any of its Affiliates or (ii) make such person unsuitable under Maryland law to hold a Gaming license or to be associated with a Gaming licensee or otherwise jeopardizes any of the Manager’s Gaming licenses; or (c) is more likely than not to jeopardize Owner’s or any of its member’s, CRBH’s or any of its member’s (to the extent CRBH is a member of Owner), Manager’s or any of their respective Affiliate’s ability to hold a Gaming license or to be associated with a Gaming licensee under any Maryland Gaming Laws or laws of any other Gaming Authorities (other than any Gaming Authority established by any Native American tribe).

“Manager’s Designated Financial Officer” shall mean the highest level financial officer among the Senior Executive Personnel.

“Manager’s Gross Negligence or Willful Misconduct” means any gross negligence in the performance of Manager’s duties under this Agreement or willful misconduct or fraud committed by Manager or its Affiliates or any Corporate Personnel with respect to the Managed Facilities; provided, that (a) the acts or omissions of Managed Facilities Personnel other than Senior Executive Personnel shall not be imputed to Manager or its Affiliates, or any Corporate Personnel, or otherwise deemed to constitute Manager’s Gross Negligence or Willful Misconduct, unless such acts or omissions resulted from the gross negligence, willful misconduct or fraudulent acts of the Corporate Personnel in supervising such Managed Facilities Personnel, and (b) no settlement by either Party in good faith of any Claims (including Claims by Managed Facilities Personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Claims constitute Manager’s Gross Negligence or Willful Misconduct.

“Manager’s Representative” shall have the meaning set forth in Section 19.6.

“Manager’s Standard of Care” shall have the meaning set forth in Section 2.1.2.

“Manager’s System Policies” shall have the meaning set forth in Section 2.1.3.

“Manuals” means all written, digitized, computerized or electronically formatted manuals and other documents and materials prepared and used by Manager for Brand casinos and hotels, as instructions, requirements, guidance or policy statements with respect to Manager’s chain of Brand casino and hotels, which are loaned or otherwise made available to Owner, including Design Guidance for the Brand.

“Maryland Gaming Approvals” means any and all approvals, licenses, permits, qualification determinations, and other actions by the Maryland Gaming Authorities necessary for the development, use, construction, financing and operation of Gaming or related activities in the State of Maryland.

“Maryland Gaming Authorities” means the Maryland State Lottery Commission, the State of Maryland Video Lottery Facility Location Commission and any other agency or authority of the State of Maryland (or any local jurisdiction thereof) regulating Gaming or related activities and having jurisdiction over the Managed Facilities, Owner or Manager as manager of the Managed Facilities.

“Maryland Gaming Laws” means Article XIX of the Maryland Constitution, as it may be amended from time to time, State Government Article, Title 9, Subtitle A (Video Lottery Terminals) of the Annotated Code of Maryland Regulations, Title 14, Subtitles 01-20, and any other Applicable Law of the State of Maryland (or any local jurisdiction thereof) regulating or otherwise pertaining to Gaming or related activities.

“Maryland Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Maryland Gaming Authority to Manager or any of its Affiliates or Owner or other action by any Maryland Gaming Authority that indicates that such Maryland Gaming Authority may find that the association of any member of the Subject Group with Manager or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Manager or any of its Affiliates or Owner or any of its Subsidiaries under any Maryland Gaming Law or (ii) violate any Maryland Gaming Law to which Manager or any of its Affiliates or Owner or any of it Subsidiaries is subject; or (b) any member of the Subject Group is required to be licensed, registered, qualified or found suitable under any Maryland Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so.

“Maryland Restricted Persons” shall have the meaning set forth in Section 2.3.4.

“Monthly Debt Service Schedule” shall have the meaning set forth in Section 5.4.6.

“Monthly Report” shall have the meaning set forth in Section 10.2.

“Mortgage” means any real estate, leasehold, chattel mortgage, pledge, security agreement, deed of trust, security deed or similar document or instrument encumbering the Managed Facilities, the Premises, the Ground Lease or any part thereof, together with all promissory notes, loan agreements or other documents relating thereto.

“Net Income” means, for any period, the net income (or loss) from operations of the Managed Facilities determined in accordance with GAAP for such period and adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all amounts which are extraordinary (as determined in accordance with GAAP) or gains or losses for the sale of assets (other than the sale of inventory or goods held for sale), gains or losses from write ups or write downs of gains or losses on assets or other nonrecurring income, gains, losses or expenses; (b) income attributable to GOR Exclusion Items; (c) dividends to preferred equity; (d) minority interest amounts; and (e) any charges from deferred finance fees.

“Net Operating Revenues” means Gross Operating Revenues net of Promotional Allowances.

“Non-Disturbance Agreement” shall mean non-disturbance agreement(s) granted in favor of Manager and its Affiliates by (i) the lender(s) in connection with any Financing of the Managed Facilities, the Premises or the Ground Lease and (ii) the ground lessor(s) under the Ground Lease.

“Non-Maryland Licensing Event” means any Licensing Event other than a Maryland Licensing Event.

“Opening Date” means the date the Managed Facilities open for business to the public under the Brand (but excluding any “soft opening” during which less than substantially all of the Managed Facilities are open to the public for business), as determined in accordance with Exhibit C, and confirmed by execution of the Opening Date Confirmation.

“Opening Date Confirmation” means the confirmation of the Opening Date and Expiration Date attached as Exhibit H.

“Operate”, “Operating” or “Operation” means to manage, operate, use, maintain, market, promote, and provide other management or operations services to the Managed Facilities, all as more particularly described in this Agreement.

“Operated Brand Properties” means all casinos that are operated by Manager or its Affiliates under the Brand worldwide, including all such casinos that are owned and self-operated by Manager or its Affiliates, other than the Managed Facilities.

“Operating Account” shall have the meaning set forth in Section 5.4.1.1.

“Operating Deficiency Cause” shall have the meaning set forth in Section 16.2.3.

“Operating Deficiency Notice” shall have the meaning set forth in Section 16.2.3.

“Operating Expenses” means, with respect to any period of time, all ordinary and necessary expenses incurred in the Operation of the Managed Facilities, including all: (a) Managed Facilities Personnel Costs and all other Reimbursable Expenses; (b) all expenses for maintenance and repair; (c) costs for utilities; (d) administrative expenses, including all costs and expenses relating to the Bank Accounts and Certified Financial Statements; (e) costs and expenses for marketing, advertising and promotion of the Managed Facilities; (f) amounts payable to Manager as set forth in this Agreement; (g) costs for the lease, rental or license of real or personal property (including payments by Owner under the Ground Lease or with respect to intellectual property); (h) Insurance Costs; (i) Taxes (other than income Taxes); (j) costs for the lease, rental or license of real or personal (including intellectual) property; (k) an allocation (based upon relative net revenues of all of Owner’s operating subsidiaries) of the operating expenses of Owner; (l) all amounts to be paid to Manager or its Affiliates in connection with any redemptions under the Total Rewards System; and (m) Centralized Services Charges, all as determined in accordance with GAAP, but expressly excluding the following: (i) the Incentive Management Fee; (ii) costs of Building Capital Improvements and ROI Capital Improvements; and (iii) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense and required to be capitalized in accordance with GAAP.

“Operating Limitations” means: (a) the requirements and limitations on Manager set forth in this Agreement and the approved Annual Budget in effect from time to time; (b) any provisions of the Financing Documents, Ground Lease or Land Disposition Agreement limiting or otherwise imposing conditions on Manager with respect to the Operation of the Managed Facilities; (c) limitation or conditions arising under Applicable Laws; and (d) any other limitations, restrictions or conditions imposed upon Manager by Owner pursuant to or as set forth in this Agreement.

“Operating Limitations Deficiency” shall have the meaning set forth in Section 16.2.3.

“Operating Reports” means, collectively, the Monthly Reports and Quarterly Reports.

“Operating Standard” shall have the meaning set forth in Section 2.1.4.

“Operating Year” means each calendar year during the Term, except the initial Operating Year shall be a partial year beginning on the Commencement Date and ending on the following December 31, and if this Agreement is terminated effective on a date other than the last day of an Operating Year in any year, then the last Operating Year shall also be a partial year ending on the effective date of expiration or termination and provided that in the event the Opening Date occurs between January 1 and June 30, then the “First Operating Year” shall be calendar year in which the Opening Date occurs, and in the event the Opening Date occurs between July 1 and December 31, then the “First Operating Year” shall be the period commencing on the Opening Date and ending on the last day of the calendar year following the year in which the Opening Date occurs.

“Other Brands” means the brands, other than the Brand, of lodging or gaming facilities owned, operated or licensed by CEC or any one (1) or more of its Affiliates from time to time.

“Out-of-Pocket Expenses” means the reasonable out-of-pocket travel costs (without mark-up) incurred by Manager or its Affiliates to third parties in performing its services under this Agreement, including air and ground transportation, meals, lodging and gratuities.

“Owned Property” shall have the meaning set forth in Exhibit A.

“Owner” shall have the meaning set forth in the Preamble hereto.

“Owner Event of Default” shall have the meaning set forth in Section 16.1.1.

“Owner Indemnified Parties” shall have the meaning set forth in Section 12.3.2.

“Owner Marks” shall mean logos, trademarks, trade names, service marks, domain names and registrations new held or hereafter held or applied for in connection therewith or any variation or extension thereof, developed by Owner or developed by Manager of its Affiliates or a third party for use exclusively at the Managed Facilities.

“Owner Prohibited Person,” shall mean any Person that: (a) is generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to make such person unsuitable under Maryland law to hold a Gaming license or to be associated with a Gaming licensee; or (b) is more likely than not to jeopardize Owner’s or any of its Member’s or CRBH’s or any of its Member’s (to the extent CRBH is a Member of Owner) ability to hold a Gaming license or to be associated with a Gaming licensee under any Maryland Gaming Laws or laws of any other Gaming Authorities (other than any Gaming Authority established by any Native American tribe).

“Owner’s Representative” shall have the meaning set forth in Section 19.6.

“Ownership Interests” means all forms of ownership, whether legal or beneficial, voting or non-voting, including stock, partnership interests, limited liability company membership or ownership interests, joint tenancy interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that constitutes a form of direct or indirect ownership in a Person.

“Parent Company” means, with respect to any Person, any Entity that holds any form of ownership interest in such Person, whether directly or indirectly through an ownership interest in one (1) or more other Entities holding an ownership interest in such Person.

“Party” or “Parties” shall have the meaning set forth in the Preamble hereto.

“Pennsylvania Restricted Persons” shall have the meaning set forth in Section 2.3.5.

“Person” means an Individual or Entity, as the case may be.

“Plans and Specifications” means the final plans and specifications for construction and equipping of the Managed Facilities prepared in accordance with the CRBH Development Agreement.

“Pre-Opening Budget” shall have the meaning set forth in Section 1.1.2 of Exhibit C.

“Pre-Opening Inventories Budget” shall have the meaning set forth in Section 1.1.1(c) of Exhibit C.

“Pre-Opening IT Budget” shall have the meaning set forth in Section 1.1.1(b) of Exhibit C.

“Pre-Opening Marketing Plan” shall have the meaning set forth in Section 1.3 of Exhibit C.

“Pre-Opening Period” means the period from the date hereof to the Opening Date.

“Pre-Opening Personnel” means all Managed Facilities Personnel and other Persons employed, engaged or assigned by Manager to provide any Pre-Opening Services to Owner under Exhibit C.

“Pre-Opening Personnel Costs” means all costs and expenses associated with the employment or termination of all Pre-Opening Personnel during the Pre-Opening Period, including recruitment expenses, the costs of relocating Managed Facilities Personnel, their families and their belongings to the area in which the Managed Facilities is located at the commencement of their employment at the Managed Facilities, compensation and benefits, employment Taxes, training and severance payments, all in accordance with Applicable Laws, Manager’s policies for other Operated Brand Properties and such other policies as may be established pursuant to this Agreement.

“Pre-Opening Reimbursable Expenses” means all (a) Pre-Opening Personnel Costs, (b) Out-of-Pocket Expenses incurred by Manager in connection with the Pre-Opening Services, all to the extent provided for in the Pre-Opening Budget or as otherwise authorized under this Agreement, (c) the per diem travel allowance as agreed upon by Manager and Owner from time to time for personnel of Manager or its Affiliates assigned to special projects for the Managed Facilities; (d) payments made or incurred by Manager or its Affiliates, or its or their employees to third parties for goods and services (i) in the ordinary course of business in the Pre-Opening Services (at prices and on terms and at a level of quality at least as favorable to Owner as generally available in the relevant market and consistent with terms made available to other Operated Brand Properties receiving such goods and services), (ii) in accordance with the Pre-Opening Budgets, (iii) as permitted under Exhibit C attached hereto, or (iv) as otherwise approved by Owner; and (e) all sales Taxes, assessments, duties, levies or similar charges (other than Manager’s income taxes) imposed by any Governmental Authority against any pre-opening reimbursements payable to Manager under this Agreement for expenses incurred for Owner’s account, including the other Pre-Opening Reimbursable Expenses listed herein.

“Pre-Opening Services” shall have the meaning set forth in Exhibit C.

“Premises” shall have the meaning set forth in the Recitals hereto.

“Prior Related Dispute” shall have the meaning set forth in Section 17.2.1.1.

“Promotional Allowances” means the value included in GOR of goods and services given to customers of the Managed Facilities on a complimentary basis, such as complimentary food, beverages, accommodations, entertainment and parking, promotions, credits or discounts provided to any customer, any permitted or awarded “free play” and credits, coupons and vouchers issued for redemption by a customer as well as the value of cash and cash-back complimentaries given to customers of the Managed Facilities.

“Property Specific Centralized Services” shall have the meaning set forth in Section 4.1.

“Proprietary Information and Systems” shall have the meaning set forth in Section 7.4.1.

“Proprietary Rights” means those trademarks, Identifiers, Guest Data (other than Managed Facilities Guest Data), Proprietary Information and Systems and other Confidential Information, and other property rights and interests that are part of the system for operating the Operated Brand Properties or other hotels and casinos owned or operated by Manager and its Affiliates, or by their nature would reasonably be understood to be proprietary to Manager, CEOC or any of their respective Affiliates.

“PRT TWO Consulting Agreement” means the Consulting Agreement, dated as of the date hereof, by and between Owner and PRT TWO LLC.

“Purchasing Program” shall have the meaning set forth in Section 5.6.

“Quarterly Reports” shall have the meaning set forth in Section 10.3.

“Reimbursable Expenses” means the following expenses to the extent incurred by Manager or any of its Affiliates in accordance with this Agreement or the Annual Budget: (a) all Managed Facilities Personnel Costs; (b) all amounts paid by Manager to third parties relating to Third-Party Centralized Services; (c) all Out-of-Pocket Expenses incurred by Manager directly in connection with its Operation of the Managed Facilities; (d) payments made or incurred by Manager in accordance with the Annual Budget to third parties for goods and services in the ordinary course of business in the Operation of the Managed Facilities; (e) payments made or incurred by Manager as permitted under this Agreement or as otherwise approved by Owner; (f) all amounts owed in connection with any redemption under the Total Rewards System; (g) all amounts incurred by Manager in maintaining the Managed Facilities Guest Data (including the creation of back-up tapes related thereto); and (h) all Taxes to be paid by Owner to Manager in accordance with Section 3.7; provided, that Reimbursable Expenses shall not include any amounts payable to Manager or its Affiliates for Centralized Services or other payments to Manager and its Affiliates.

“Related Agreements” means the Owner Operating Agreement, the Caesars Development Agreement, the CVP Consulting Agreement and the PRT TWO Consulting Agreement.

“Remainder” shall have the meaning set forth in Section 16.2.4.

“Renewal Term” shall have the meaning set forth in Section 2.4.1.

“Requested Information” shall have the meaning set forth in Section 18.1.2.

“Reservations System” means any reservations system operated by CEOC or any of its Affiliates.

“Reserve Fund” shall have the meaning set forth in Section 5.4.1.3.

“Reserve Fund Contribution” means the amount set forth in the Capital Budget then in effect to be transferred by Manager at the end of such month from the Operating Account to the Reserve Fund in order to fund Routine Capital Improvements and Building Capital Improvements set forth in the Capital Budget, or as otherwise may be required by a Lender.

“Restoration” means the repair, restoration, replacement or rebuilding of the Managed Facilities or any damaged portion thereof, or remaining portion after another portion of the Managed Facilities has been taken in a Condemnation, after a Casualty or Condemnation, in accordance with the Operating Standard and Operating Limitations in order to restore the Managed Facilities to an operational condition.

“Restricted Casino” shall have the meaning set forth in Section 2.3.4.

“ROI Capital Improvements” means all alterations, improvements, replacements, renewals and additions to the Managed Facilities that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, the Managed Facilities (including adding or removing meeting rooms, or changing the configuration of the Managed Facilities).

“Rock” means Rock Gaming Mothership LLC.

“Rock Gaming” means Rock Gaming LLC.

“Routine Capital Improvements” means all maintenance, repairs, alterations, improvements, replacements, renewals and additions to the Managed Facilities (including replacements and renewals of FF&E, exterior and interior painting, resurfacing of walls and floors, resurfacing parking areas and replacing folding walls) that are capitalized under GAAP and not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Building Capital Improvements and ROI Capital Improvements.

“Security Interest” means any security interest, collateral assignment, pledge or similar document or instrument that encumbers any assets relating to the Managed Facilities (or any portion thereof or interest therein) that constitutes a personal property interest (including all Supplies located at or used in the Operation of the Managed Facilities, the Bank Accounts and Owner’s rights under this Agreement).

“Senior Executive Personnel” means the Individuals employed from time to time as the general manager and the general manager’s direct reports and other executive staff serving such functions, regardless of the specific titles given to such Individuals.

“Service Mark Rights” means (i) the Brand; (ii) those trademarks, trademark applications and registrations, together with such other words, phrases, slogans, logos, designs and images, included in Exhibit I attached hereto; (iii) the trade dress associated with the marks identified in clauses (i) and (ii) above; (iii) any design elements specific to other Gaming facilities owned, operated or licensed by CEC, Manager or their Affiliates and incorporated into the Managed Facilities and identified as a part of the Brand by Owner and Manager (acting reasonably) prior to the opening of the Managed Facilities to the public; and (iv) any new trademarks, trade dress, slogans, logos and designs which should reasonably be regarded as part of the brand identity of other Gaming facilities owned, operated or licensed by CEC, Manager or their Affiliates and developed by Manager or an Affiliate of Manager, in each case as modified by Manager or its Affiliates from time to time.

“Sisterco” means a Person (other than CEC or any of its Controlled subsidiaries) which (i) is directly or indirectly Controlled by one or more Persons that directly or indirectly Control

CEC or any Affiliate or Affiliates of such Person or Persons, (ii) engages or intends to engage primarily in the business of owning interests in Gaming businesses (including on-line) and/or Gaming facilities operated or to be operated by CEC or one of its Controlled subsidiaries, or under a brand owned by CEC or one of its Controlled subsidiaries (or a derivative thereof), and (iii) directly or indirectly owns an equity interest in Owner (or will own such an equity interest after giving effect to a proposed transfer of such equity interest).

“Specified Brand Properties” means (a) the “Harrah’s”-branded Gaming facilities located in Chester, PA and the “Harrah’s”-branded Gaming facilities located in North Kansas City, MO, in each case to the extent such facility continues to be branded “Harrah’s” and managed by CEOC or one of its Affiliates or, if applicable, an Alternate Brand Property or (b) if the Managed Facilities are re-branded Horseshoe®, the “Horseshoe”-branded Gaming facilities located in Cincinnati, OH and Hammond, IN, in each case to the extent such facility continues to be branded “Horseshoe” and managed by CEOC or one of its Affiliates or, if applicable, an Alternate Brand Property.

“Specified Test Date” shall have the meaning set forth in Section 16.3.1.

“Subject Group” means Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Manager and its Affiliates.

“Subsequent Related Dispute” shall have the meaning set forth in Section 17.2.1.1.

“Substantial Sale” means (a) if the Managed Facilities are branded “Harrah’s”, the sale or other disposition by CEOC and its Affiliates of all or substantially all the assets and operations associated with the “Harrah’s” brand, (b) if the Managed Facilities are branded “Horseshoe,” the sale or other disposition by CEOC and its Affiliates of all or substantially all their assets and operations associated with the “Horseshoe” brand, or (c) the sale or other disposition by CEOC and its Affiliates of substantially all of CEOC’s Eastern Region (as defined in CEC’s most current applicable filing with the U.S. Securities and Exchange Commission (or any successor thereof)) in a single transaction or series of related transactions

“Supplies” means all operating supplies and equipment used in the Operation of the Managed Facilities.

“System Improvements” shall have the meaning set forth in Section 7.4.4.

“Taxes” means all taxes, assessments, duties, levies and charges, including ad valorem taxes on real property, commercial activity taxes, personal property taxes, gaming taxes, fees and charges and business and occupation taxes, imposed by any Governmental Authority against Owner in connection with the ownership or Operation of the Managed Facilities, but expressly excluding income, franchise or similar taxes imposed on Owner.

“Technology Systems” means certain technology systems, including the Reservations System, Proprietary Information and Systems, third-party software, hardware and telecommunications equipment and any system upgrades and/or replacements therefor.

“Term” shall have the meaning set forth in Section 2.4.1.

“Termination Fee” means a termination fee equal to a multiple of the Management Fees paid or payable for the Operating Year immediately preceding the termination date in accordance with the following schedule:

Termination During Operating Year(s)	Multiple of Management Fee
Operating Year 1	8 times
Operating Year 2	7 times
Operating Year 3	6 times
Operating Year 4	5 times
Operating Year 5	4 times
Operating Years 6 through 8	3 times
Operating Years 9 and 10	2 times
Operating Years 11 through the final Operating Year	1 times

In the event the termination occurs prior to the conclusion of the third (3rd) Operating Year, then the Termination Fee shall equal the applicable multiple in accordance with the schedule above times the projected Management Fees for the third (3rd) Operating Year based upon the financial projections submitted to the Lender.

“Third-Party Centralized Services” shall have the meaning set forth in Section 4.1.

“Third-Party Manager” shall have the meaning set forth in Section 5.10.

“Third-Party Operated Areas” shall have the meaning set forth in Section 5.10.

“Total Rewards System” means the Total Rewards® customer loyalty program as implemented from time to time by Manager in connection with the Managed Facilities or such other replacement loyalty rewards program as may be implemented by Manager at the Operated Brand Properties from time to time in its sole discretion, as more particularly described on Exhibit D.

“Transfer” means any Assignment or Transfer of Ownership Interests.

“Transfer of Ownership Interests” means any: (a) direct or indirect sale, assignment, disposition, conveyance, gift, pledge or other transfer, in whole or in part, of any Ownership Interests in Owner or any Parent Companies of Owner, if any; (b) merger, consolidation, reorganization or other restructuring of Owner or any Parent Companies of Owner, if any; or (c) issuance of additional Ownership Interests in Owner or any Parent Companies of Owner, if any, that would have the effect of diluting voting rights or beneficial ownership of the Ownership Interests in Owner or any Parent Companies of Owner, in each case whether voluntary, involuntary, by operation or law or otherwise (including as a result of any divorce, bankruptcy or dissolution proceedings, by declaration of or transfer in trust, or under a will or the laws of intestate succession.

“Transition Period” shall have the meaning set forth in Section 16.4.4.1.

“Turnover Schedule” shall have the meaning set forth in Section 3 of Exhibit C.

EXHIBIT C

TO MANAGEMENT AGREEMENT

PRE-OPENING SERVICES

1. PRE-OPENING SERVICES. Subject to Owner’s satisfaction of its funding obligations pursuant to Section 5.5 of this Agreement, Manager shall perform the following services during the Pre-Opening Period in order to facilitate a proper and orderly opening of the Managed Facilities (collectively, the “Pre-Opening Services”):

1.1 Pre-Opening Budgets.

1.1.1. Pre-Opening Budgets. No later than twelve (12) months prior to the Opening Date, with updates each three (3) months thereafter or as requested by Owner, including a report on expenditures to date, Manager shall propose and Owner shall approve the following pre-opening budgets for pre-opening activities:

(a) A plan and budget for all Pre-Opening Services provided by Manager (including the compensation of Pre-Opening Personnel), other than those items covered by the Pre-Opening IT Budget and the Pre-Opening Inventories Budget;

(b) A budget for the purchase and installation of all Proprietary Information and Systems and other information technology systems required for the Operation of the Managed Facilities in accordance with this Agreement (the “Pre-Opening IT Budget”);

(c) A budget for the purchase of all initial inventories of Supplies required for the Operation of the Managed Facilities in accordance with the Agreement (the “Pre-Opening Inventories Budget”);

(d) A budget for the purchase of FF&E for the Managed Facilities and public areas; and

(e) A budget for the Pre-Opening Marketing Plan.

1.1.2. Approval of Pre-Opening Budgets. Owner shall review each proposed pre-opening budget and shall provide Manager with any objections to any such proposed pre-opening budget in writing, in reasonable detail, within thirty (30) days after receipt of such proposed pre-opening budget from Manager; provided, that any such proposed pre-opening budget shall not be adopted or implemented by Manager until Owner shall have approved the same or any items therein in dispute have been determined pursuant to Section 1.1.3 of this Exhibit C. If Owner objects to any portion of such proposed pre-opening budget in accordance with this Section 1.1.2 of this Exhibit C, Owner and Manager shall meet within fourteen (14) days after Manager’s receipt of Owner’s objections and discuss such objections, and then Manager shall submit written revisions to such proposed pre-opening budget after such discussion. Each of Owner and Manager shall use good faith efforts to reach an agreement on such proposed pre-opening budget within fourteen (14) days of Owner’s receipt of such written revisions. Such proposed pre-opening budget, as modified to reflect the revisions, if any, either agreed to by the Parties or determined by resolution pursuant to Section 1.1.3 of this Exhibit C shall become the applicable approved pre-opening budget described in Section 1.1.1 of this Exhibit C (a “Pre-Opening Budget” and, together with the other approved pre-opening budgets described in Section 1.1.1 of this Exhibit C, collectively, the “Pre-Opening Budgets”). Owner shall act reasonably and exercise prudent business judgment in approving of, or objecting to, all or any portion of any proposed pre-opening budget.

1.1.3. Resolution of Disputes for Pre-Opening Budget. If the Parties, despite their good faith efforts, are unable to reach final agreement on any proposed pre-opening budget within the time periods specified in Section 1.1.2 of this Exhibit C, those portions of such proposed pre-opening budget that are not in dispute shall become effective and the matter(s) in dispute may be submitted by either Party to the Expert for Expert Resolution in accordance with Article XVII of this Agreement. Upon the resolution of any such dispute (whether by agreement of the Parties or through the procedures described in Article XVII), such resolution shall control as to such item(s).

1.1.4. Modification of Pre-Opening Budgets. From time to time during the Pre-Opening Period, a Party may request a modification of any Pre-Opening Budget if one (1) or more aspects of a Pre-Opening Budget are affected by any: (a) material change in the scope or design of the Managed Facilities required or approved by Owner; (b) material delay in the anticipated Opening Date (it being acknowledged that the Pre-Opening Budget shall be prepared based on the anticipated Opening Date); (c) failure or reasonably anticipated failure to meet in all material respects the Turnover Schedule; (d) change in the Operating Standard, Operating Limitations or the Manager’s System Policies after the date of this Agreement and prior to the Opening Date; or (e) other material information that is not known to the Parties in preparation of any Pre-Opening Budget. Any request for modification of a Pre-Opening Budget shall be determined in accordance with the following procedure: the Parties shall endeavor in good faith to reach agreement on any request for modification to any Pre-Opening Budget proposed in accordance with this Section 1.1.4 of this Exhibit C within thirty (30) days after the delivery of any proposed modification. If the Parties do not reach agreement within such thirty (30) day period, then such matter shall be resolved by the Expert in accordance with the procedures set forth in Article XVII of the Agreement.

1.1.5. Variance from Pre-Opening Budgets. Manager shall use its commercially reasonable efforts to perform the Pre-Opening Services in accordance with the Pre-Opening Budget. Other than as required for compliance with the Operating Standard and Operating Limitations or as permitted pursuant to this Section 1.1.5 of this Exhibit C, Manager shall not, without Owner’s prior approval, incur costs or expenses, including Pre-Opening Reimbursable Expenses, or make expenditures that would cause (a) the total expenditures related to the Pre-Opening Services to exceed the aggregate amount of expenditures provided in the Pre-Opening Budget by more than five percent (5%) or (b) the expenditures for any line item in any Pre-Opening Budget to exceed the aggregate amount of expenditures provided for such line item in such budget; provided, Manager may, without Owner’s prior approval, reallocate all or any portion of any line item the Pre-Opening Budget to another line item in an amount not to exceed ten percent (10%) of such line item. Manager shall inform Owner promptly of such reallocation.

1.1.6. Pre-Opening Only for Planning Purposes. Manager shall use its commercially reasonable efforts to perform the Pre-Opening Services in accordance with the Pre-Opening Budgets. However, Owner acknowledges that all Pre-Opening Budgets prepared by Manager under this Exhibit C are intended to assist in completing the Construction and opening of the Managed Facilities, but Manager does not guarantee the accuracy of the amounts therein. Accordingly, Owner agrees that: (a) neither Manager nor its Affiliates shall have any liability whatsoever to Owner or to any third-party for any divergence between the Pre-Opening Budgets and actual costs incurred by Owner for the Pre-Opening Services, Technology Systems, FF&E and Supplies and other amounts set forth therein; and (b) any divergence between the Pre-Opening Budgets and such actual costs shall not constitute a default by Manager or give Owner the right to terminate the Agreement so long as Manager has used commercially reasonable efforts to perform Pre-Opening Services in conformance with the Pre-Opening Budget.

1.2 Managed Facilities Personnel. Subject to Owner’s approval rights with respect to the selection of Senior Executive Personnel in Section 2.2.6 of this Agreement, Manager shall: (a) identify, appoint, assign, instruct and supervise a general manager and such other Managed Facilities Personnel as Manager deems necessary or advisable for the proper staffing of the Managed Facilities and as are contemplated by the Pre-Opening Budget; (b) train all Managed Facilities Personnel so as to perform their duties at the Managed Facilities from and after the Opening Date in accordance with the Agreement; and (c) arrange for Corporate Personnel or other Persons to assist with the opening of the Managed Facilities, as Manager deems necessary or advisable and as contemplated by the Pre-Opening Budget.

1.3 Marketing. Manager shall develop, for Owner’s approval, and implement a promotion, sales and marketing plan for the Managed Facilities during the Pre-Opening Period (the “Pre-Opening Marketing Plan”). For the avoidance of doubt, from and after the Opening Date, the marketing of the Managed Facilities shall be governed by Article IX of this Agreement. The Pre-Opening Marketing Plan shall include the following: (a) promotional plan for the marketing to Casino customers, and food and beverage services; (b) public relations and communications activities; (c) implementation of a sales, marketing, advertising and reservations program; and (d) representation of the Managed Facilities by regional sales and corporate marketing personnel of Manager and its Affiliates. The Pre-Opening Marketing Plan shall comply with all reasonable sales, marketing, advertising, public relations and Brand identity standards and policies requirements established by Manager, as modified from time to time with the approval of Owner. Owner shall fund all amounts required under the Pre-Opening Marketing Plan. Owner expressly acknowledges that Owner’s failure to fund a Pre-Opening Marketing Plan, for any reason, may affect Manager’s ability to achieve optimal operating results, including the estimates set forth in the Annual Budget for the initial Operating Year (and potentially subsequent Operating Years).

1.4 Retail Space. Manager shall prepare a plan for the use of retail space in the Managed Facilities. Subject to the limitations set forth Section 2.2.2 of the Agreement, after such plan is completed, Manager shall negotiate for Owner during the Pre-Opening Period the terms of any leases, licenses and concession agreements for retail space at the Managed Facilities, in accordance with such retail plan and the Agreement.

1.5 Approvals. Manager shall cooperate with Owner in the application for and issuance (in Manager’s name or Owner’s name or both as may be required by the applicable Governmental Authority) of all Approvals required for the commencement of Operations of the Managed Facilities; provided, that Owner shall be obligated to obtain and pay for all such Approvals other than Approvals relating to Manager and Manager’s Affiliates. Owner acknowledges that the cost of obtaining such Approvals shall not be included in any of the Pre-Opening Budgets.

1.6 Initial Supplies.

1.6.1. Estimates of Supplies. Manager shall provide Owner with a list of all back-of-the-house Supplies (including initial food and beverage and retail inventories) as Manager deems necessary or advisable for the Operation of the Managed Facilities during the initial Operating Year based on the Plans and Specifications, and the estimated operational requirements of the Managed Facilities. Manager shall revise such list of initial Supplies from time to time as Manager deems necessary or advisable to reflect changes in such estimated operational requirements.

1.6.2. Purchase of Supplies. Manager shall, subject to the Pre-Opening Inventories Budget, purchase all Supplies necessary for Owner and shall approve the proposed Supplies inventory. Manager shall propose means and methods to acquire such Supplies for Owner’s review and approval. In addition, if requested by Owner, Manager shall provide samples to Owner of any such initial Supplies prior to such purchase. Upon Owner’s approval of such samples, Manager shall purchase such approved Supplies.

1.7 Centralized Services. Manager shall provide Centralized Services to the Managed Facilities prior to the Opening Date to the extent Manager deems necessary or appropriate for the opening of the Managed Facilities in accordance with the Agreement. All Centralized Services Charges resulting from the Centralized Services contemplated by this Section 1.7 of this Exhibit C shall be due and payable to Manager monthly in arrears for the immediately preceding month within fifteen (15) days of delivery to Owner of an invoice therefor. Any disputes regarding the Centralized Services Charges shall be referred to the Expert for Expert Resolution pursuant to Article XVII of the Agreement.

1.8 Technology Systems. Manager shall: (a) assist Owner in incorporating any other Technology Systems to be provided pursuant to the Plans and Specifications and Pre-Opening IT Budget; and (b) provide to Owner any other information, to the extent Manager deems it necessary or appropriate for the opening of the Managed Facilities in accordance with the Agreement, including the training of Managed Facilities Personnel.

1.9 Limitations on Pre-Opening Services. Notwithstanding anything to the contrary in this Exhibit C, Owner expressly acknowledges and agrees that: (a) the Pre-Opening Services shall apply only during the Pre-Opening Period, and Manager shall not be required to provide any Pre-Opening Services from and after the Opening Date; and (b) Manager shall have no obligation to undertake any Pre-Opening Services, or to advance any funds necessary or advisable to perform any of the Pre-Opening Services, unless and until Owner has secured funding sources for such Pre-Opening Services as contemplated in the Pre-Opening Budget.

2. FEES AND EXPENSES.

2.1 Pre-Opening Reimbursable Expenses. Owner shall reimburse Manager upon demand from time to time for all Pre-Opening Reimbursable Expenses. All Pre-Opening Reimbursable Expenses shall be set forth in the Pre-Opening Budget.

2.2 Payment of Fees and Expenses.

2.2.1. Advance Deposits. Upon request from Manager, Owner shall deposit with Manager at least ten (10) days prior to the first (1st) day of each calendar month all amounts set forth in the Pre-Opening Budgets for such next calendar month; provided, that the Parties agree that the disbursement provisions of the Financing Documents shall control and be binding upon them with respect to the funding of Pre-Opening Budgets.

2.2.2. Other Terms Regarding Payment. All amounts to be paid by Owner under this Exhibit C shall be paid in accordance with Sections 3.4, 3.5, and 3.6 of the Agreement.

2.2.3. Payments Due on Termination. If the Agreement is terminated prior to the Opening Date, Owner shall pay to Manager all Pre-Opening Reimbursable Expenses and any other amounts to be paid by Owner pursuant to this Exhibit C through the termination date, without limiting any other rights and remedies of the Parties under Article XVI of the Agreement.

2.3 Accrual after Opening Date. Owner acknowledges that Pre-Opening Reimbursable Expenses and other amounts to be paid by Owner pursuant to this Exhibit C may be submitted by Manager to Owner for payment after the Opening Date, and Owner agrees to pay any such Pre-Opening Reimbursable Expenses and other amounts in accordance with this Section 2 of this Exhibit C and the other applicable provisions of this Exhibit C, whether submitted prior to, on or after the Opening Date.

3. TURNOVER OF MANAGED FACILITIES. OWNER ACKNOWLEDGES THAT: (A) PROVIDING ACCESS TO THE MANAGED FACILITIES TO MANAGER AND THE PRE-OPENING PERSONNEL DURING VARIOUS STAGES OF ITS CONSTRUCTION IN ACCORDANCE WITH THE TURNOVER SCHEDULE TO BE SUBMITTED TO OWNER BY MANAGER (THE “TURNOVER SCHEDULE”) IS ESSENTIAL TO OPEN THE MANAGED FACILITIES PRIOR TO THE OPENING DATE; (B) THE PRE-OPENING BUDGETS PREPARED BY MANAGER ARE BASED ON THE ASSUMPTION THAT OWNER PROVIDES REASONABLE ACCESS TO THE MANAGED FACILITIES TO MANAGER AND THE PRE-OPENING PERSONNEL IN ACCORDANCE WITH THE TURNOVER SCHEDULE; AND (C) MANAGER’S PERFORMANCE OF THE PRE-OPENING SERVICES IN ACCORDANCE WITH THE PRE-OPENING BUDGETS IS CONDITIONED UPON OWNER PROVIDING REASONABLE ACCESS TO THE MANAGED FACILITIES TO MANAGER AND THE PRE-OPENING PERSONNEL IN ACCORDANCE WITH THE TURNOVER SCHEDULE.

4. MANAGED FACILITIES OPENING.

4.1 Request to Open. Owner shall provide written request to Manager to open the Casino for business at least fifteen (15) days in advance of the date Owner desires to open the Managed Facilities for business as a Brand casino and related Facilities.

4.2 Conditions to Opening. Owner may not open the Managed Facilities for business as a Brand casino until each of the following conditions has been satisfied or, if a condition is not satisfied, Manager determines in writing that such unsatisfied condition will not interfere with the occupancy and use of the Managed Facilities in accordance with the Operating Standard and Operating Limitations:

4.2.1. Owner’s architects have issued a certificate to Manager to the effect that the Managed Facilities have been completed substantially in accordance with the Plans and Specifications;

4.2.2. Owner and Manager have conducted a joint inspection of the Managed Facilities to mutually determine any remaining Construction items to be completed or corrected after the Opening Date;

4.2.3. Governmental Authorities have issued a VLT Operation License and all Approvals for the legal use, occupancy, and Operation of the Managed Facilities, including a temporary or permanent certificate of occupancy and liquor licenses;

4.2.4. Manager has received all certificates of insurance and copies of insurance policies required under the Agreement;

4.2.5. All Managed Facilities building systems and communications and other technology systems are fully functional and ready for use in accordance with the Plans and Specifications, the Operating Standard, Operating Limitations, Manager’s System Policies and the Centralized Services (as the case may be);

4.2.6. All FF&E (including signage) for the Managed Facilities has been appropriately installed;

4.2.7. Manager has obtained all Supplies for the Managed Facilities necessary for the Operation of the Managed Facilities on the Opening Date as required by Section 1.6.2 of this Exhibit C;

4.2.8. Manager has provided sufficient training to the Managed Facilities Personnel to permit Operation of the Managed Facilities in accordance with the Operating Standard and Operating Limitations, including (i) training in the use and operation of all Managed Facilities equipment and systems (including the Centralized Services), (ii) training in operational procedures and policies and (iii) training in guest relations for the Managed Facilities Personnel who will have direct contact with Managed Facilities guests (including front desk personnel); and

4.2.9. The service and administrative areas of the Managed Facilities have been adequately prepared for the Operation in accordance with the Operating Standard and Operating Limitations.

4.3 Work to Be Completed After the Opening Date. Notwithstanding the foregoing, and provided that all Approvals from Governmental Authorities for the legal use, occupancy and operation of the Managed Facilities have obtained, if any, one (1) or more of the conditions for opening the Managed Facilities under Section 4.2 of this Exhibit C have not been completed and such incomplete items will not significantly adversely affect the operation of the Managed Facilities, Owner shall have the right (but not the obligation) to authorize the opening of the Managed Facilities, subject to the condition that all such items that have not been completed shall be completed as expeditiously as possible after the Opening Date.

4.4 Confirmation of Opening Date. Upon opening the Managed Facilities for business under the Brand, Manager and Owner shall execute the Opening Date Confirmation in Exhibit H to confirm the Opening Date under the Agreement

EXHIBIT D

TO MANAGEMENT AGREEMENT

EXAMPLES OF CENTRALIZED SERVICES AND PROVIDED ENTERPRISE SHARED SERVICES

The following services below will be provided from CEOC corporate without incremental charge to the Owner to support the Managed Facilities. The services below are in no way a substitute or replacement for on-site staffing and activity

Marketing

•	Access to the Total Rewards program including system operations, revenue optimization tools, training, and general Total Rewards support

•	Research and market analysis

•	TR creative

•	Brand content

•	Standard promotional campaigns

•	Marketing analysis

•	Customer communication management

•	VIP system to manage hosted guests

•	Media planning assistance

•	Multi-cultural marketing concepts

•	VIP event guidance

•	National casino marketing

•	On-line marketing

General Management

•	Access to Central Division President and staff

•	Access to CET corporate staff

Purchasing

•	Access to centralized purchasing program

•	Media purchasing

Human Resource

•	Access to corporate staff and programs

Government & Public Relations

•	State and federal government relations

•	Internal and external communications advice and guidance

Finance

•	Accounting, tax, and treasury guidance

•	Internal audit planning and supervision

•	Financing support and guidance

Risk Management

•	Insurance and workers compensation guidance

Customer Service

•	Total Rewards program management (employee incentive program)

•	Analysis of surveys and reports

•	Training and communication

Legal, Regulatory Compliance and Training

•	Support from in-house lawyers

•	Compliance, training and licensing guidance

Corporate Gaming

•	Product mix

•	Floor analysis

•	Revenue analysis

Information Technology

Senior executive IT guidance and oversight

The Enterprise Shared Services set forth below will be provided to support the Managed Facilities (but are in no way a substitute or replacement for on-site staffing and activity).

Enterprise Shared Services Description		Costs To Be Allocated; Co/Dept. No [1]	Allocation Methodology [2]
1.	Non-Gaming Accounting. Perform property specific accounting services from a central location.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5291	Net revenue of Managed Facilities divided by aggregate net revenue of all participating properties.

2.	Payroll I. Manage all property specific payroll fulfillment functions from a central location.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5294	Number of transactions processed for Managed Facilities divided by aggregate number of transactions processed for all participating properties.

3.	Accounts Payable. Perform property specific accounts payable services from a central location.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5292	Number of invoices processed for Managed Facilities divided by aggregate number of invoices processed for all participating properties.

4.	Financial Reporting. Perform all property specific auditing for non-gaming revenue from a central location.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5293	Net revenue of Managed Facilities divided by aggregate net revenue of all participating properties.

5.	Marketing Shared Services. Design and execute on all marketing reinvestment decisions, including offers and promotion and events for each property, execute direct mail and email communications (including creative and fulfillment).	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5121	Net revenue of Managed Facilities divided by aggregate net revenue of all participating properties.

6.	Marketing Logistics and Execution Fulfillment Center. Direct mail center that supports a subset of properties marketing mail pieces.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5124	Net revenue of Managed Facilities divided by aggregate net revenue of all participating properties.

7.	Marketing Logistics and Execution Program Design. Logistics & Execution of Programs and Events.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5129	Net revenue of Managed Facilities divided by aggregate net revenue of all participating properties.

8.	VIP Inside Sales. Inside Sales (Casino Hosts/VIP Call Center).	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5211.	Gaming revenue of Managed Facilities divided by aggregate gaming revenue of all participating properties.

[1]	The Company/Account No. codes listed are for current reference only. CEOC may modify its account code system from time to time in the ordinary course of business.
[2]

The cost factors used for the allocation methodology (net revenue, transactions, group revenue, marketing expenses, etc.) shall be determined consistently among the Managed Facilities and all participating properties.

9.	Credit & Collections 1. Administration of Credit & Collections function.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5160.	50% allocated based on number of returns for Managed Facilities divided by aggregate number of returns for all participating properties and 50% allocated based on number of credit line transactions (including new and refreshes) for Managed Facilities divided by aggregate number of credit line transactions for all participating properties.

10.	Credit. Provide central credit research and analytics to process customer credit applications; provide recommendation to property for ultimate credit decision.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5161.	Number of credit line transactions (including new and refreshes) for Managed Facilities divided by aggregate number of credit line transactions (including new and refreshes) for all participating properties.

11.	Collections. Provide central collections services for outstanding customer credit at all properties (utilizing a combination of internal and 3rd party resources).	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5162.	Number of returns for Managed Facilities divided by aggregate number of returns for all participating properties.

12.	Teleservices Centers. Function receives PBX calls for properties including reservations, questions, etc.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 949.	Total handle minutes for Managed Facilities divided by aggregate total handle minutes for all participating properties.

13.	LV Call Center Billing. Handle web chat and billing disputes for all properties. Billing disputes include guests calling in after the check out to dispute a portion of their hotel bill.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. A55.	Total billing/Ecomm booking questions for Managed Facilities divided by aggregate total billing/Ecomm booking questions for all participating properties.

14.	Convention & Meeting Sales. Sell convention business for all properties with convention space, via a combination of national and property-located resources; manage banquet operations in selected markets.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5151.	Group revenue (room and banquet revenue) for Managed Facilities divided by aggregate group revenue for all participating properties.

15.	HR Shared Services. Handles leave of absence administration and other lower level HR inquiries for each property through a call center. Enters all employee transactions into the HRIS system.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 575.	Total FTEs for the Managed Facilities divided by total FTEs for all participating properties (including for this purpose CEOC).

16.	On-Property Analytics. Resources providing on- property analytical support. Serves as a liaison to the centralized analytics team.	Actual cost incurred in providing service to be allocated to participating properties. Company/Account No. 785-5245.	Direct bill based on payroll costs for personnel dedicated to providing service to Managed Facilities.

17.	Revenue Management. Hotel and room pricing optimization based on demand.	Actual cost incurred in providing service to be allocated to participating properties. Company/Account No. 785-5243.	Direct bill based on payroll costs for personnel dedicated to providing service to Managed Facilities.

18.	NCM. Operates branch offices in strategic US cities that move business to CET casinos.	All NCM office costs from all locations to be allocated among participating properties. Company/Account No. C88.	Total theoretical GGR generated by NCM activities for Managed Facilities divided by aggregate total theoretical GGR generated by NCM activities for all participating properties.

19.	Gaming Analytics. Analysis of the gaming floor (tables, slots, etc.). Group provide property specific performance and recommendations to maximize floor performance.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5244.	Number of gaming positions of Managed Facilities divided by aggregate number of gaming positions for all participating properties.

20.	Marketing Analytics. Provides analysis and recommendations for all national and property specific marketing campaigns.	Actual cost incurred in providing service to be allocated among participating properties. Company/Account No. 785-5241.	Marketing expense of Managed Facilities divided by aggregate marketing expense for all participating properties.

21.	Hospitality – 50%. Gather and provide best practices in F&B and Lodging and ensure implementation throughout the enterprise.	Actual cost incurred in providing service to be allocated among participating properties, with Managed Facilities allocation reduced by 50%. Company/Account No. 785-5190.	50% of F&B and lodging revenue of Managed Facilities divided by aggregate F&B and lodging revenue of all participating properties.

22.	VIP Innovation & Operations – 50%. Provide strategic guidance to on-property VIP hosts; provide outbound inside sales for all properties; oversee the branch and independent rep offices which drive customers to book at Caesars properties.	Actual cost incurred in providing service to be allocated among participating properties, with Managed Facilities allocation reduced by 50%. Company/Account No. 785-5212.	50% of gaming revenue of Managed Facilities divided by aggregate gaming revenue of all participating properties.

23.	Retail I – 50%. Retail support for store product, layout, merchandising.	Actual cost incurred in providing service to be allocated among participating properties, with Managed Facilities allocation reduced by 50%. Company/Account No. M34.	50% of retail sales of Managed Facilities supported by ESS Retail Admin. divided by aggregate retail sales of all participating properties.

24.	Retail II – 50%. Retail Distribution Center for product to all properties with a retail outlet.	Actual cost incurred in providing service to be allocated among participating properties, with Managed Facilities allocation reduced by 50%. Company/Account No. M35.	50% of retail sales of Managed Facilities supported by ESS Retail divided by aggregate retail sales of all participating properties.

EXHIBIT F

TO MANAGEMENT AGREEMENT

MANAGER’S PROPRIETARY INFORMATION AND SYSTEMS

1. Casino Management System

Enterprise Data Warehouse (including slot analysis capabilities)

CRM systems (Includes Total Rewards II technology and Business practices, Total Rewards II Kiosks, Offer system, Email, Direct Mail, other custom functionality deployed by CEC for the purposes of direct contact, communication and relationship management with customer(s))

2. Patron Data Base (CEC’s Comprehensive Customer Data Base)

CEC proprietary Business Processes and methodologies related to customer predictive modeling, Offers systems and processes, CRM and Customer marking techniques

3. Events Management System (For booking shows and restaurants)

4. Interfaces between non-proprietary systems and Manager’s proprietary systems

Customized elements of Lodging Management System (LMS) and integrations to other systems, including the Revenue Management Systems (for hotels)

Customized elements of Infinium Software and integrations to other systems

Customized elements of Stratton-Warren Software and integrations to other systems

Customized elements of Resumix Resume/Applicant Tracking System, including front-end applications, data feeds, and integrations to other systems

Customized elements of TimeWorks Time and Attendance and integrations to other systems

Marketing Workbench (including all direct marketing campaigns/capabilities)

5. Caesars.com and Caesars.com website and various linked and supporting applications and online/offline products and relationships – All Internet functionality, data, metrics and business processes

6. Teleservices Work Station and Guest Services Workstation – for use in Teleservices and other on or off property environments

7. Other Systems. Total Rewards II player loyalty program, 1-800-Harrah’s telephone reservation system, Gaming Panel, Guest Service Rating System, purchasing and inventory control systems and accounting systems.

F-1

EXHIBIT G

TO MANAGEMENT AGREEMENT

INSURANCE REQUIREMENTS

1.01 Coverage.

1.01.1 Required Insurance. The following minimum insurance will be obtained and maintained by Manager, at Owner’s expense with respect to the Managed Facilities at all times during the term of this Agreement: All self-insured retentions and deductibles to be procured under the required insurance coverages, as well as the allocation of losses within chosen retentions and deductibles, are the responsibility of the Owner, and Manager, at Owner’s expense will be responsible for posting of collateral behind self insured deductibles and retentions under the required programs specified in this Section 1.01.1. The following coverages are subject to the right of the Lottery Commission to require higher limits of liability if in its judgment economic or insurance market conditions warrant.

(a) So called All-risk or Special Form property insurance, including terrorism, flood, earthquake insurance and boiler and machinery insurance, on the Managed Facilities and all equipment (including Gaming equipment) owned by the State, if any, in an amount equal to the full replacement value thereof (with no coinsurance clause). Coverage must include business interruption to cover actual loss sustained on a gross earning basis directly resulting from physical loss or damage to the Managed Facilities. Such insurance shall include coverage for management fees as a continuing expense.

(b) Statutory workers’ compensation and employers’ liability insurance for all Managed Facilities Employees. The employers liability limits shall not be less than $2,000,000 each accident for bodily injury by accident or $2,000,000 each employee for bodily injury by disease.

(c) Commercial general liability insurance naming the Owner and Manager as named insured, covering bodily injury, personal injury, property damage, products and completed operations, innkeeper’s liability, liquor liability, and contractual liability in an amount equal to not less than $100,000,000 each occurrence and in the aggregate;

(d) Automobile Liability Insurance, including all owned, non-owned and hired vehicles with limits not less than $100,000,000 each accident and in the aggregate from the use, operation or maintenance of any automobiles;

(e) Comprehensive crime insurance in an amount equal to not less than $10,000,000, including employee dishonesty, forgery or alteration, loss inside and outside the Managed Facilities, computer fraud, money orders and counterfeit paper currency, funds transfer fraud and credit card fraud;

(f) Employment practices liability insurance at limits not less than $10,000,000 each claim and in the aggregate;

(g) The amount of the minimum coverage in the above clauses (c) and (d) may be lowered if an umbrella policy is furnished covering any excess of the liabilities described in clauses (c) and (d) with a combined limit of liability of not less than $100,000,000 per occurrence and in the aggregate;

(h) During the period of construction of any additional improvements at the Managed Facilities, Manager shall further maintain or cause the general contractor responsible for such work, or, if no general contractor is employed, each subcontractor to maintain Commercial General Liability, Auto Liability, Workers Compensation and Employers Liability in amounts deemed reasonable and prudent for the work being performed; and

1.01.2 Manager Required Insurance. The following minimum insurance will be obtained and maintained by Manager with respect to Manager’s own employees working at the Managed Facilities at all times during the term of this Agreement.

(a) Manager shall maintain statutory workers’ compensation and employers liability insurance for Managed Facilities Employees. The employer’s liability limits shall not be less than $2,000,000 each accident for bodily injury by accident or $2,000,000 each employee for bodily injury by disease;

(b) Employment practices liability insurance at limits not less than $10,000,000 each claim and in the aggregate.

1.01.3 Responsibility to Maintain. The obligation to maintain the insurance policies required by the Agreement shall lie solely with Manager (the cost of which shall be an Operating Expense and subject to the budget process) and the cost of such insurance policies (other than the insurance described in Section 1.01.2 above shall be an Operating Expense and subject to the budget process of the Agreement.

1.01.4 Requirements. All policies of insurance shall, to the extent such coverage is commercially available, be written on an “occurrence” basis. To the extent that any insurance required hereby is or becomes available only on a “claims made” basis, the Manager shall, as an Operating Expense, purchase satisfactory extended reporting period endorsements to policies placed during the term of the Agreement or, in the alternative, continue to insure Manager and Owner as named insured parties under policies of insurance placed after termination of this Agreement until the expiration, without claim, of all applicable statutes of limitation as may be necessary to assure that Manager has the benefit of the required insurance for causes of action arising out of events occurring with respect to the Managed Facilities during the term of the Agreement, whether or not any such claim is actually asserted prior to the expiration or earlier termination thereof.

1.02 Policies and Endorsements.

1.02.1 Policies. Except for those policies procured through Surplus Lines insurers and captive insurance subsidiaries, all insurance coverage provided for under the Agreement, and all policies required by the Lottery Commission to be issued by insurance companies licensed or authorized to do business in the State of Maryland, shall be effected by policies issued by insurance companies authorized to do business in the State of Maryland that are of good reputation and of sound and adequate financial responsibility, having an A.M. Best’s (“Best”) Rating of, A- or better, or a comparable rating if Best ceases to publish its ratings or materially changes its rating standards or procedures. Upon request, Manager shall deliver to Owner certificates of insurance with respect to all of the policies of insurance so procured, and shall deliver certificates of insurance with respect to the renewal policies to Owner not less than ten (10) business days prior to the respective dates of expiration. Certificates of insurance shall be sent to Owner at the following address, or at such future address as Owner may specify by means of written notice to the Manager:

VP Risk & Insurance

Caesars Entertainment Inc.

Corporate Headquarters

One Caesars Palace Drive

Las Vegas, NV 89109

Upon request, Manager shall deliver to Owner certificates of insurance with respect to any policies of insurance so procured by Manager not less than ten (10) business days prior to the respective dates of expiration. Certificates of insurance shall be sent to Owner at the following address, or at such future address as Owner may specify by means of written notice to the Manager:

Owner:

VP Risk & Insurance

Caesars Entertainment Inc.

Corporate Headquarters

One Caesars Palace Drive

Las Vegas, NV 89109

1.02.2 Endorsements. All insurance policies required under clauses of Subsections 1.01.1 and 1.02.2, shall contain an endorsement to the effect that such insurance shall be primary, not excess, and not contributory to any similar insurance carried by Manager and Owner. Owner and Manager shall comply with all insurance policies with respect to reporting and handling of claim matters.

1.02.3 Additional Insureds. All policies of insurance required under Section 1.01.1, shall be carried in the name of the Owner and shall name Manager, and where required by Applicable Law, the Lottery Commission (and shall require the insurer to provide the Lottery Commission sixty (60) days written notice of non-renewal, cancellation or material modification), as additional insured with exception to workers compensation and employers liability coverage.

1.03 Waiver of Subrogation.

To the extent any loss is covered by insurance required to be carried under this Agreement, Manager and the Owner each waive, release and discharge the other from all claims or demands which each may have or acquire against the other, or against each other’s directors, officers, agents, employees, or partners, with respect to any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them, arising out of the ownership, management, operation and maintenance of the Managed Facilities, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its officers, partners, agents, and employees. To the extent commercially reasonable, Owner and Manager will secure waiver of subrogation endorsements in favor of the other on their respective property and liability insurance policies.

EXHIBIT H

TO MANAGEMENT AGREEMENT

OPENING DATE CONFIRMATION

Reference is made to that certain Management Agreement, dated October 23, 2012 (the “Management Agreement”), between Caesars Baltimore Management Company, LLC, a Delaware limited liability company, and CBAC Gaming, LLC, a Delaware limited liability company. Capitalized terms used herein have the meanings given to such terms in the Management Agreement.

Owner and Manager confirm, pursuant to the Management Agreement, that the Opening Date is                     .

OWNER:

CBAC Gaming, LLC

By:

Name:

Title:

MANAGER:

Caesars Baltimore Management Company, LLC

By:

Name:

Title:

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EXHIBIT I

TO MANAGEMENT AGREEMENT

SERVICE MARKS

Mark	U.S. Registration No.
4,063,415

2,843,123

1,937,292

1,957,088

1,946,083

1,634,559

3,293,192

3,430,973

3,651,057

3,448,365

4,177,001

4,177,002

Pending, App. No. 85/374085

Pending, App. No. 85/374120

3,386,529

Mark	U.S. Registration No.

1-800-HARRAHS	2,118,116

Come Out and Play (Block)	2,982,818

Come Out and Play (Block)	4,043,454

Earning is half the fun.	3,554,091

Express Play (Block)	3,323,794

Harrah’s (Block)	1,237,716

Harrah’s (Block)	1,067,887

Harrah’s (Block)	3,268,351

Harrah’s (Block)	3,285,300
Harrah’s Casino (Block)	2,176,952

Harrah’s	1,295,055

Harrah’s	1,297,101

Harrahs.com	2,268,340
It’s Not Just A Game, It’s The Law	1,958,131

Know When to Stop Before You Start	1,915,702

Operation Bet Smart	1,855,402

Play $100 on Us!	3,154,110

Project 21	2,087,604

Reel Rewards (Block)	2,776,841

Reel Rewards (Block)	2,708,798

Responsible Gaming is our Business	3,126,815

Reward Credits	2,847,337

Seven Stars	3,293,190
Seven Stars	3,293,192
Seven Stars	2,951,635
Seven Stars Signature Event	3,632,834
Shop. Earn. Redeem.	3,621,214
Slot Finder	3,263,858
Tier Score (Block)	3,984,726
Total Rewards	2,830,063
Total Rewards	3,413,390
Total Rewards	3,459,699
Total Rewards	3,213,494
Total Rewards	2,209,160
Total Rewards	2,476,727
Total Rewards	3,784,830
Total Rewards (Block)	3,390,160
Total Rewards Access	3,432,308
Total Rewards Alliance (Block)	3,858,245
Total Rewards Marketplace (Block)	4,052,944
Total Touch	3,323,748
TR Insider (Block)	4,184,301
Where Will You Earn?	3,615,971
Where Will You Play?	3,213,421

EXHIBIT J

TO MANAGEMENT AGREEMENT

TOTAL REWARDS SYSTEM

Total Rewards is the Caesars’ proprietary casino customer loyalty program (TR Program). The TR Program offers incentives, including Reward Credits, to customers who gamble at our casinos in the Total Rewards network. Reward Credits are awarded based upon property, length of play, average bet, and type of game played. Total Rewards customers can also earn Reward Credits for non-gaming purchases at our facilities.

Customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. Total Rewards customers are able to redeem those credits towards hotel rooms, meals, merchandise and other items at substantially all of our casinos located in the U.S. and Canada. The reward credit balance will be forfeited if the customer does not earn a new reward credit over the prior six (6) month period.

The TR Program utilizes a database containing information on the customers and aspects of their casino gaming play. This information is analyzed and used for marketing promotions including direct mail campaigns, electronic mail, and our website.

The TR Program is structured in tiers, providing customers an incentive to consolidate their play at our casinos. Customers are encouraged to consolidate their play through targeted promotional offers and rewards. Depending on their level of play with us in a calendar year, customers may be designated as either Gold, Platinum, Diamond, or Seven Stars.

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EXHIBIT K

TO MANAGEMENT AGREEMENT

CONFIDENTIALITY AND NON-USE

1. Definition. For purposes of this Agreement, “Owner Confidential Information” shall mean all confidential or proprietary information or material of Owner, whether revealed orally, visually, or in tangible or electronic form, in connection with the Managed Facilities, that is not generally known to the public, including confidential or proprietary business strategies and procedures, political strategies and discussions, sales and marketing data, specifications, drawings, site plans, development plans, surveys, engineering and traffic reports, and information regarding future business, development, sales and marketing plans and financial data.

2. Exclusions. “Owner Confidential Information” shall not include information which: (i) was already rightfully known by Manager or any of its Affiliates prior to the time that it is disclosed to Manager hereunder; (ii) is in or has entered the public domain through no breach of this Agreement or other wrongful act of Manager; (iii) has been rightfully received from a third party not under obligation of confidentiality to Owner and without breach of this Agreement; (iv) has been approved for release by written authorization of Owner (provided that a copy of the released information is promptly provided to Owner); (v) is independently developed by Manager or any of its Affiliates without using Owner Confidential Information; or (vi) is required to be disclosed pursuant to Applicable Law or an order of a Governmental Authority, provided that Owner has been given reasonable notice under the circumstances of such requirement or order and the opportunity to contest it.

3. Obligations of Confidentiality. Manager understands and agrees that it will be deemed in a relationship of confidence with respect to the Owner Confidential Information disclosed to it by Owner hereunder. Manager agrees to hold the Owner Confidential Information in strict confidence and not to disclose such Owner Confidential Information to any third party or to use it for any purpose other than to pursue the discussions with Owner and its own employees, members, managers, attorneys, accountants, agents, representatives and consultants for the Operation of the Managed Facilities, except with the permission of Owner. Manager agrees that it will employ all reasonable steps to protect the Owner Confidential Information from unauthorized or inadvertent disclosure, including all steps that it takes to protect its own information that it considers proprietary or confidential. Manager may disclose Owner Confidential Information to its employees, members, managers, attorneys, accountants, agents, representatives and consultants, but only to the extent reasonably necessary for the Operation of the Managed Facilities, and Manager agrees to instruct all such employees, members, managers, attorneys, accountants, agents, representatives and consultants of the confidential nature of such information and the requirements of this Exhibit K. Manager shall be responsible for any acts or omissions of such employees, members, managers, attorneys, accountants, agents, representatives and consultants in violation of this Exhibit K.

4. Return of Materials. Upon termination of this Agreement, and in any event upon the written request of Owner at any time, whether before or after the termination of this Agreement, Manager shall immediately return to Owner all documents, plans, drawings,

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specifications or other tangible items representing or embodying Owner Confidential Information, and all copies thereof, except as otherwise required by Applicable Law or Manager’s or its Affiliates’ document retention policies and except for copies, including electronic copies, that would be impractical or unreasonably expensive or time consuming to delete. Any materials retained pursuant to the above provisions shall remain subject to the confidentiality provisions of this Exhibit K.

5. Ownership of Confidential Information. Owner shall be deemed the owner of all Owner Confidential Information disclosed by it hereunder, including all patent, copyright, trademark, trade secret and other proprietary rights and interests therein, and Manager recognizes and agrees that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, in or to any Owner Confidential Information disclosed pursuant to this Exhibit K or in or to any such intellectual property rights therein.

6. Injunctive Relief and Attorneys’ Fees. Manager hereby acknowledges that the unauthorized disclosure, use or disposition of Owner Confidential Information would cause irreparable harm and significant injury which would be difficult to ascertain. Accordingly, Manager agrees that Owner shall have the right to seek an immediate injunction in the event of any breach of the obligations set forth in this Exhibit K, in addition to any other remedies that may be available to Owner at law or in equity. In the event of an action to enforce the provisions of this Exhibit K, Owner, if it prevails, shall be entitled, in addition to any other relief granted, to recover from Manager the reasonable costs and expenses of such enforcement, including reasonable attorneys’ fees.

7. Survival. Notwithstanding anything to the contrary herein, the provisions of this Exhibit K shall survive and inure to the benefit of and be binding upon the Parties after termination of this Agreement.

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